Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of October 27, 2022

among

THE ENTITIES IDENTIFIED ON SCHEDULE 1 ATTACHED HERETO,

as Holdings,

CERTAIN SUBSIDIARIES OF HOLDINGS PARTIES HERETO,

as Borrowers,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent,

and

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Lead Arranger and Bookrunner

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SCHEDULES

Schedule 1	Holdings
Schedule 1.02	Existing Liens
Schedule 2.03	Lenders and Commitments
Schedule 3.02	Equity Interests and Subsidiaries; Addresses
Schedule 3.16	Location of Chief Executive Office
Schedule 3.21	Material Contracts
Schedule 4.01.1(e)	Loan Party Jurisdictions
Schedule 4.01.1(w)	Closing Date Mortgaged Real Properties
Schedule 5.15.3	Delivery Requirements for each Parcel of Mortgaged Real Property
Schedule 5.19	Post Closing Deliverables
Schedule 6.02	Investments
Schedule 6.03(b)	Indebtedness
Schedule 6.05	Dispositions
Schedule 10.02	Administrative Agent’s Offices

EXHIBITS

Form of

Exhibit A	Assignment and Assumption
Exhibit B	Loan Notice
Exhibit C	Compliance Certificate
Exhibit D	[Reserved]
Exhibit F	[Reserved]
Exhibit G	Joinder Agreement and Counterpart
Exhibit H	Mortgage Loan Note
Exhibit I	[Reserved]
Exhibit J-1	Certificate pursuant to §881(c)
Exhibit J-2	U.S. Tax Compliance Certificate
Exhibit J-3	U.S. Tax Compliance Certificate
Exhibit J-4	U.S. Tax Compliance Certificate
Exhibit K	[Reserved]
Exhibit L	Collateral Information Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of October 27, 2022, by and among the entities identified on Schedule 1 attached hereto and certain other entities which from time to time become parties hereto as guarantors pursuant to a Joinder Agreement (as defined below) (collectively, “Holdings”), the undersigned direct and indirect Subsidiaries (as defined below) of Holdings identified on the signature pages hereto as a “Borrower” and certain Subsidiaries which from time to time become parties hereto as borrowers pursuant to a Joinder Agreement (as defined below) (each of the foregoing, a “Borrower” and collectively, the “Borrowers”), each lender from time to time that is a party hereto (each a “Lender,” and collectively, the “Lenders”), and MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent (as defined below).

RECITALS:

The Borrowers have requested that the Lenders extend loans and other financial accommodations to the Borrowers as more particularly described in this Agreement.

The Lenders have agreed to extend such loans and financial accommodations to the Borrowers in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01.Certain Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings, respectively:

“Account” means any “account” within the meaning of that term under the Uniform Commercial Code, including any rights to payment for the sale, lease or license of goods or for services rendered or to be rendered, whether or not they have been earned by performance.

“Acquisition” means the acquisition of (i) a controlling Equity Interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such controlling Equity Interest or other controlling ownership interest, (ii) all or substantially all of the assets of another Person or (iii) assets of another Person which constitute a business unit or a line or lines of business conducted by such Person, or assets constituting a dealership of another Person.

“Additional Lender” means, at any time, any Person that, in any case, is not an existing Lender but, in any event, is an “Eligible Assignee” and agrees to provide any portion of any Mortgage Loan Increase or Additional Mortgage Loan in accordance with Section 2.11.

“Additional Mortgage Loans” has the meaning provided to such term in Section 2.11.1.

“Administrative Agent” means M&T Bank, in its capacity as administrative and collateral agent for the Lenders in accordance with this Agreement and any of the other Credit Documents, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account in the United States as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning provided to such term in Section 10.10.4 of this Agreement.

“Aggregate Mortgaged Property Asset Value” means, at any time, the Mortgaged Property Asset Value of all Mortgaged Real Properties at such time.

“Agreement” means this Credit Agreement, together with all schedules and exhibits hereto.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism Laws” means any Laws of the United States relating to terrorism or money laundering (including the U.S. Foreign Corrupt Practices Act of 1977) and any regulation, order (including executive orders), or directive promulgated, issued or enforced pursuant to such Laws.

“Applicable Credit Facility” means the Mortgage Facility, any Class of Delayed Draw Loans and any Class of Additional Mortgage Loans, as the context may require.

“Applicable Percentage” means, with respect to any Lender at any time, the following ratio expressed as a percentage (a) a Lender’s aggregate Commitments with respect to an Applicable Credit Facility at such time, to (b) the aggregate Commitments represented by all Lenders’ Commitments with respect to such Applicable Credit Facility at such time, in each case subject to adjustment as provided in Section 2.18.  If the Commitment of any Lender under an Applicable Credit Facility to make Loans under such Applicable Credit Facility has been terminated, or if the Commitments of such Applicable Credit Facility have expired, in each case in accordance with the terms of this Agreement, then the Applicable Percentage of each Lender under such Applicable Credit Facility shall be determined based on the Applicable Percentage of such Lender under such Applicable Credit Facility most recently in effect, giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Applicable Percentage of each Lender under each Applicable Credit Facility is set forth opposite the name of such Lender on Schedule 2.03 or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” has the following meanings, depending on the Applicable Credit Facility:

(a)with respect to the Mortgage Facility and the Delayed Draw Facility, Applicable Rate means, from time to time, (i) with respect to Loans that are SOFR Rate Loans, 2.30% per annum and (ii) with respect to Loans that are Base Rate Loans, 1.30% per annum;

(b)the Applicable Rate for each Mortgage Loan Increase in respect of any Class shall, for the avoidance of doubt, be the same as the Applicable Rate for such Class; and

(c)the Applicable Rate for each Class of Additional Mortgage Loans shall be as specified in the applicable Incremental Amendment.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.02.2 and the definition of “Eligible Assignee”), and processed by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent in its reasonable discretion.

“Availability Period” means, (a) in the case of Delayed Draw Mortgage Loan Commitments as in effect on the Closing Date, the period from and including the Closing Date to the earliest of (i) April 27, 2027, (ii) the date on which an aggregate principal amount of Delayed Draw Loans equal to the aggregate Delayed Draw Mortgage Loan Commitments (as in effect on the Closing Date) have been advanced, (iii) the date of termination of all Delayed Draw Mortgage Loan Commitments pursuant to Section 2.03.7 and (iv) the date of termination of the Delayed Draw Mortgage Loan Commitments pursuant to Section 2.03.4 or Section 8.01, (b) in the case of any Mortgage Loan Increase in respect of any Class, as provided in the Incremental Amendment applicable to such Mortgage Loan Increase, and (c) in the case of any Class of Additional Mortgage Loans, as provided in the Incremental Amendment applicable to such Class.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act, also known as the “Bank Secrecy Act,” 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus one-half of one percent (0.50%), (b) the Prime Rate for such day and (c) the SOFR Rate on such day for an Interest Period of one month plus one percent (1.00%).  Any change in the Base Rate shall be effective on the opening of business on the day of such change.

“Base Rate Borrowing” means each amount of the unpaid principal balance of a Loan which accrues interest at the Base Rate plus the Applicable Rate for Base Rate Borrowings.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means Term SOFR or any subsequent Benchmark Replacement that has become effective hereunder.

“Benchmark Replacement” means the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be reasonably determined by the Administrative Agent in good faith for the applicable Benchmark Replacement Date:

(1)The sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2)The sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes hereof.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower Representative, agrees may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides in good faith that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines in good faith that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower Representative, determines is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(b)in the case of clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the loans evidenced hereby), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or as of a specified date will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Documents in accordance with Section 2.06.3(f) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Documents in accordance with Section 2.06.3(f).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning provided in the introductory statements hereto.

“Borrower Representative” has the meaning provided to such term in Section 2.19.1.

“Borrowing” means, as the context requires, a Mortgage Loan Borrowing of a particular Class.

“Borrowing Date” means with respect to each Borrowing, the Business Day upon which the proceeds of such Borrowing are made available to the applicable Borrower.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State where the Administrative Agent’s Office is located.

“Capitalized Lease Obligation” means, subject to Section 1.03, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or finance lease that would at such time be required to be capitalized and reflected as a liability on a consolidated balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and maturing within one year after such date and having, at the time of acquisition thereof, a rating of at least A-1 or A-2 by S&P or P-1 or P-2 by Moody’s, (c) time deposits, certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case issued by or with the Administrative Agent or any Lender or with any domestic office of any commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (d) repurchase obligations for underlying securities of any of the types described in clause (a), (b) or (c) and entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper maturing in one year or less rated not lower than A-1 or A-2 by S&P or P-1 or P-2 by Moody’s on the date of acquisition, and (f) interests in pooled investment funds (including mutual funds and money market funds) substantially all the assets of which are invested in investments referred to in items (a) through (e) above.

“Cash Management Agreement” means any agreement to provide Cash Management Products.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender Party or an Affiliate of a Lender Party, or (b) at the time it (or its Affiliate) becomes a Lender Party, is a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Products” means any one or more of the following types of services or facilities extended to any of the Loan Parties or any of their Subsidiaries: (a) Automated Clearing House (ACH) transactions, electronic funds transfer, and other similar money transfer services; (b) cash management, treasury, overdraft, lockbox arrangements, and other similar services; (c) the establishment and maintenance of depository accounts and other depository services; (d) credit cards, debit cards, or stored value cards; and (e) other similar or related bank products and services.

“Casualty Event” means any loss of or damage to, or any condemnation or other taking of, any fixed assets or other property for which any Loan Party receives insurance proceeds or proceeds of a condemnation award.

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than (i) the Equity Interests or Indebtedness of one or more Subsidiaries that are CFCs,(ii) the Equity Interests or Indebtedness of one or more Subsidiaries that hold no material assets other than the assets described in the immediately preceding clause (i), or (iii) the Equity Interests or Indebtedness of one or more CFC Holdcos.

“CFTC” means the Commodity Futures Trading Commission.

“Change of Control” means the occurrence of any of the following events or series of events by which:

(i)the Parent shall cease to directly or indirectly own, legally or beneficially, at least 100% of the economic and voting Equity Interests of Holdings;

(ii)the Parent shall cease to have the power to (A) direct the management or policies of Holdings or (B) select or appoint, as the case may be, a majority of the Directors of Holdings;

(iii)Holdings shall cease, directly or indirectly, to (A) own, legally or beneficially, 100% of the voting Equity Interests of each applicable Borrower or (B) direct the management or policies of each applicable Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Original Mortgage Loan Commitments, Delayed Draw Mortgage Loan Commitments or commitments in respect of any series of Additional Mortgage Loans, in each case not designated part of another existing Class, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Mortgage Loans (it being understood that the Original Mortgage Loans shall constitute a single Class of Mortgage Loans and each Mortgage Loan Borrowing of Delayed Draw Loans shall constitute a separate single Class of Mortgage Loans) or Additional Mortgage Loans (it being understood that each Mortgage Loan Borrowing of Additional Mortgage Loans shall constitute a separate single Class and that no Class of Additional Mortgage Loans shall constitute the same Class as any other Class of Additional Mortgage Loans), in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means October 27, 2022.

“Closing Date Mortgaged Real Property” means the parcels of Real Property listed on Schedule 4.01.1(w).

“Closing Date Mortgaged Real Property Assets” means (i) the Closing Date Mortgaged Real Property and (ii) the Related Real Property Assets with respect thereto; provided, however, that Closing Date Mortgaged Real Property Assets shall not include any Excluded Property.

“Closing Date Transactions” means, collectively, (a) the execution of the Credit Agreement and the other Credit Documents, (b) the consummation of any other transactions in connection with the foregoing and (c) the payment of fees and expenses incurred in connection with any of the foregoing.

“CME” means CME Group Benchmark Administration Ltd.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets, rights, and interests in property, including tangible and intangible assets and personal property, in which the Administrative Agent on behalf of the Secured Parties is from time to time granted a Lien under any Security Document as security for all or any portion of the Obligations and the Mortgage Obligations Collateral; provided, however, that Collateral shall not include any Excluded Property.

“Collateral Information Certificate” means a Collateral Information Certificate substantially in the form attached hereto as Exhibit L and prepared, executed and delivered to the Administrative Agent by a Responsible Officer of the Borrower Representative.

“Commercial Account” means the commercial checking account to be established and maintained by the Borrowers as the means of advancing funds under the Loans.

“Commitment” means, as to each Lender, its Original Mortgage Loan Commitment, its Delayed Draw Mortgage Loan Commitment, its commitment in respect of a Mortgage Loan Increase, and its commitment with respect to any Class of Additional Mortgage Loans as the context requires, and “Commitments” means, collectively, the Commitments of all of the Lenders.

“Communications” has the meaning provided to such term in Section 10.10.4 of this Agreement.

“Competitor” means any Person directly engaged in substantially similar business operations of Parent, any direct or indirect subsidiary of Parent, any Loan Party or any direct or indirect Subsidiary of any Loan Party.

“Compliance Certificate” means a certificate provided by the Borrower Representative in accordance with the requirements of Section 5.08.4 of this Agreement substantially in form and substance as Exhibit C attached hereto (or such other form as may be agreed to by the Administrative Agent and the Borrower Representative in their reasonable discretion).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service Charges” mean, with respect to any Test Period, the sum of the following amounts during such Test Period (calculated for the Borrowers on a consolidated basis) (a) actual cash interest expense in respect of Indebtedness for borrowed money of the Borrowers; plus (b) actual scheduled principal payments on all long term Indebtedness of the Borrowers (excluding, however, any balloon installments due at the maturity of such Indebtedness).  For purposes of calculating Consolidated Debt Service Charges, it is understood and agreed that (i) for the Fiscal Quarter ending December 31, 2022, Consolidated Debt Service Charges shall be measured by multiplying the Consolidated Debt Service Charges for the Fiscal Quarter ending December 31, 2022 by 4, (ii) for the Fiscal Quarter ending March 31, 2023, Consolidated Debt Service Charges shall be measured by multiplying the Consolidated Debt Service Charges for the two consecutive Fiscal Quarters ending March 31, 2023 by 2 and (iii) for the Fiscal Quarter ending June 30, 2023, Consolidated  Debt Service Charges shall be measured by multiplying the Consolidated Debt Service Charges for the three consecutive Fiscal Quarters ending June 30, 2023 by 4/3.

“Consolidated Debt Service Coverage Ratio” means, as of the last day of any Test Period, the ratio of (a) the Net Operating Income for the Mortgaged Real Properties for such Test Period to (b) the Consolidated Debt Service Charges for such Test Period.

“Contamination” means the presence of any Hazardous Material at any Real Property that requires investigation, clean-up or remediation under any Environmental Law.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means with respect to a Person the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Acquisition” means, with respect to any Acquisition, the purchase consideration for such Acquisition and all other payments, directly or indirectly, by any Loan Party or any of its Subsidiaries to a Person other than a Loan Party or a Subsidiary in exchange for, or as part of, or in connection with, such Acquisition (including, without limitation, fees and expenses incurred in connection therewith), whether paid in cash, or by, or  in exchange for, Equity Interests or of properties or otherwise (other than by the issuance of, or exchange for, any Equity Interests in Holdings or its direct or indirect parent that do not constitute Disqualified Stock and that are not prohibited from being issued hereunder) and whether payable at or prior to the consummation of such Acquisition or deferred (except as provided in clause (x) below) for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency and includes any and all payments representing the purchase price and any assumptions of Indebtedness and seller notes; provided that, notwithstanding the foregoing, any cash of the seller and its Affiliates used to fund any portion of such consideration shall not be considered a Cost of Acquisition.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Documents” means collectively, this Agreement, the Notes, the Security Documents, the Parent Guaranty, any Incremental Amendments, the Fee Letter, and all agreements, instruments and documents evidencing or securing the Obligations and all amendments, restatements, modifications and supplements (including Joinder Agreements) thereto; provided, however, that the definition of “Credit Documents” does not include Swap Agreements or Cash Management Agreements.

“Credit Facilities” means, collectively, the Mortgage Facility, each Class of Delayed Draw Loans and each Class of Additional Mortgage Loans.

“Cure Amount” has the meaning provided to such term in Section 7.02 of this Agreement.

“Cure Right” has the meaning provided to such term in Section 7.02 of this Agreement.

“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  If by 5:00 pm (ET) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower Representative.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, insolvency, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions.

“Default” means any occurrence, event or condition which with the giving of notice, the passage of time, or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18.2) upon delivery of written notice of such determination by the Administrative Agent to the Borrowers and each Lender.

“Default Rate” means an interest rate equal to (a) with respect to SOFR Rate Loans prior to the expiration of the Interest Period applicable thereto, the SOFR Rate plus the Applicable Rate for SOFR Borrowings plus two percent (2%) per annum; and (b) with respect to all other Loans and outstanding Obligations (including, with respect to SOFR Rate Loans as the Interest Periods for such SOFR Rate Loans then in effect expire), the Base Rate plus the Applicable Rate for Base Rate Borrowings, plus two percent (2%) per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delayed Draw Facility” means the senior secured mortgage term loan facility described in Section 2.03.1(a) providing for Delayed Draw Loans to the applicable Mortgage Loan Borrowers by the Mortgage Loan Lenders, as such facility may be increased or decreased pursuant to the terms hereof.  Notwithstanding anything hereunder to the contrary, references hereunder to the Delayed Draw Facility shall be deemed to be a reference to an individual Class of Delayed Draw Loans under the Delayed Draw Facility, or all Classes of Delayed Draw Loans under the Delayed Draw Facility, as the context requires.

“Delayed Draw Facility Unused Commitment Fee” has the meaning provided to such term in Section 2.07.2 of this Agreement.

“Delayed Draw Funding Date” shall mean each date after the Closing Date that a Delayed Draw Loan is funded to a Mortgage Loan Borrower pursuant to Section 2.03, in each case, subject to the terms and conditions set forth in Section 4.03.

“Delayed Draw Loans” has the meaning provided to that term in Section 2.03.1(a).

“Delayed Draw Mortgage Loan Commitment” means, as to any Mortgage Loan Lender, its obligation to make Delayed Draw Loans to the applicable Mortgage Loan Borrowers pursuant to Section 2.03, in an aggregate amount not to exceed the amount set forth for such Lender on Schedule 2.03.1 as such Lender’s “Delayed Draw Mortgage Loan Commitment” or as set forth in any applicable Assignment and Assumption executed by a Mortgage Loan Lender becoming a party hereto in accordance with Section 10.02, as the same may be reduced from time to time pursuant to Section 2.03.7, or increased as appropriate to reflect any increase effected in accordance with Section 2.11; and “Delayed Draw Mortgage Loan Commitments” means the aggregate Delayed Draw Mortgage Loan Commitments of all of the Mortgage Loan Lenders. The aggregate amount of Delayed Draw Mortgage Loan Commitments on the Closing Date immediately after giving effect to the Original Mortgage Loans funded on the Closing Date is $250,000,000.

“Delayed Draw Mortgage Obligations” means, with respect to a Class of Delayed Draw Loans, collectively, all of the obligations of the Loan Parties to (i) the Mortgage Loan Lenders of such Class, whenever arising, under this Agreement or any other Credit Documents, including without limitation all unpaid principal, accrued interest, fees and Lender Party Expenses of the Mortgage Loan Lenders of such Class, due and payable hereunder and thereunder in respect of such Class of Mortgage Loans or any Mortgage Loan Increase in respect of such Class, and (ii) the Mortgage Loan Lenders of such Class or any of their Related Parties on account of indemnification and reimbursement duties and obligations due and payable under this Agreement or any other Credit Document in respect of such Class of Mortgage Loans or any Mortgage Loan Increase in respect of such Class.

“Delayed Draw Mortgaged Real Property” means, for each Class of Delayed Draw Loans, any fee-owned Real Property that becomes subject to a Mortgage after the Closing Date in connection with such Delayed Draw Loan, the value of which is advanced against under this Agreement after the Closing Date for the purpose of funding such Delayed Draw Loan of such Class.

“Delayed Draw Mortgaged Real Property Assets” means, with respect to any Class of Delayed Draw Loans, (i) the Delayed Draw Mortgaged Real Property in respect of such Class and (ii) the Related Real Property Assets with respect thereto; provided, however, that Delayed Draw Mortgaged Real Property Assets shall not include any Excluded Property.

“Deposit Account” means any “deposit account” within the meaning of that term under the Uniform Commercial Code.

“Directors” means, for any Person, the directors, managers or other members of the governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Directors of such other entity.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Person, including any sale, assignment, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that any sale, assignment, transfer or other disposition of cash and Cash Equivalents shall not constitute a Disposition.

“Disqualified Lender” means (a) Competitors, and any Person Controlling any such Competitor, in each case identified in writing by Borrower Representative to the Lead Arranger prior to the Closing Date (which list may be modified and/or updated by Borrower Representative from time to time after the Closing Date with prior written notice to the Administrative Agent), and (b) any Affiliates of any such Competitors, Controlling Persons or institutions reasonably identifiable as Affiliates solely on the basis of their names or identified by Borrower Representative in writing to the Lead Arranger prior to the Closing Date and/or updated by Borrower Representative from time to time after the Closing Date with prior written notice to the Administrative Agent (it being understood that any update pursuant to clause (a) or clause (b) above shall not apply retroactively or to any entity that is a Lender or party to a pending trade as of the date of such notice).

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than for Equity Interests that do not qualify as Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than for Equity Interests that do not qualify as Disqualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date (as of the date of issuance of such Disqualified Stock); provided that (i) an Equity Interest in any Person that would not constitute Disqualified Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if such rights are subject to the prior repayment in full of all Obligations (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any Person that directly or indirectly owns Equity Interests in Holdings) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings (or such Person that directly or indirectly owns Equity Interests in Holdings) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Division/Series Transaction” shall mean, with respect to any Loan Party and/or any of its Subsidiaries that any such Person (a) divides into two or more Persons (whether or not the original Person or any other Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the Laws of any jurisdiction.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized and existing under the Laws of the United States or any state thereof or under the Laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than those Persons expressly excluded below) approved (each such approval not to be unreasonably withheld, conditioned or delayed) by (i) the Administrative Agent and (ii) unless a Specified Event of Default has occurred and is continuing, the Borrower Representative; provided that the Borrower Representative shall be deemed to have consented to an assignment unless an objection is delivered to the Administrative Agent within ten (10) Business Days after the Borrower Representative has received a written request for consent to such assignment; provided, further, that notwithstanding the foregoing, the definition of “Eligible Assignee” shall not include (A) any Defaulting Lender or a Subsidiary thereof, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (C) any Loan Party or any Affiliate or Subsidiary of a Loan Party or (D) unless a Specified Event of Default has occurred and is continuing, any Disqualified Lender.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, or governmental restrictions relating to the protection of the environment or the release of any Hazardous Materials into the environment, including those related to  wastes, air emissions and discharges to waste systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, any and all securities convertible into or exchangeable for any of the foregoing, and all other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any Indebtedness convertible into or exchangeable for any of the foregoing to the extent not so converted or exchanged unless such Indebtedness is convertible solely at the discretion of the holder thereof).

“Erroneous Payment” has the meaning assigned to it in Section 9.14.1.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with any Loan Party or its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Loan Party, its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party, its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or any Multiemployer Plan is or becomes insolvent pursuant to Section 4245 of ERISA, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan,  (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party, its Subsidiaries or any ERISA Affiliate, (g)  the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 412 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (h) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or (i) a determination that a Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Erroneous Payment” has the meaning assigned to it in Section 9.14.1.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.14.4.

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.14.4.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.14.4.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.14.5.“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Article 7 of this Agreement.

“Excluded Property” means collectively:

(a)any assets to the extent the pledge thereof or grant of security interests therein is prohibited by any applicable Law, rule or regulation;

(b)any (1) contract, license, sublicense, lease, sublease or agreement, (2) any property the subject of a purchase money security interest or similar financing arrangement to the extent permitted herein or (3) property subject to Permitted Encumbrances under clauses (b), (d), (g), or (q) of such definition, in each case under the foregoing clauses (1), (2) and (3) to the extent a grant of a security interest therein (i) would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Loan Parties or any of their Subsidiaries) or (ii) would require governmental or regulatory, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization);

(c)those assets if and for so long as the burden or cost of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower Representative and the Administrative Agent;

(d)any governmental or regulatory licenses, authorizations, permits, approvals and consents to the extent a security interest therein is prohibited or restricted thereby or requires any consent or authorization from a Governmental Authority not obtained;

(e)[reserved];

(f)any Intellectual Property; and

(g)Equity Interests in any first-tier CFC or CFC Holdco in excess of 65% of the total issued and outstanding voting Equity Interests of such first-tier CFC or CFC Holdco (for further clarity, Excluded Property shall not include and the Collateral shall include 100% of the total issued and outstanding non-voting Equity Interests and 65% of the voting Equity Interests of each first-tier CFC or CFC Holdco);

Notwithstanding the foregoing, (i) any of the foregoing exclusions in clause (a), (b) and (d) shall not apply if such prohibition has been expressly waived in writing or such other Person or such Governmental Authority has otherwise expressly consented in writing to the creation hereunder of a security interest in such agreement, or such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407 or 9-408 of Article 9 of the UCC, or any other applicable provision of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable Law (including the Bankruptcy Code) or principles of equity; (ii) immediately upon the ineffectiveness, lapse or termination of any circumstance described above causing any such asset or property to become Excluded Property, such asset or property shall cease to be Excluded Property and the security interest granted under the applicable Security Documents shall automatically attach to all of such Loan Party’s rights, title and interests in and to such property or asset; (iii) the foregoing exclusions shall in no way be construed so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Loan Party in or to the proceeds of, or any monies due or to become due under, any such asset or property, directly or indirectly, including but not limited to the rights of the Administrative Agent to assert for the benefit of the Secured Parties a security interest in any proceeds of such asset or property, or any proceeds of Collateral, in each case realized by any Loan Party from a sales transaction (whether of assets or Equity Interests), and (iv) Excluded Property shall not be deemed to include any Real Property or Related Real Property Assets advanced against under the Mortgage Facility, the Delayed Draw Facility or any Class of Additional Mortgage Loans.

“Excluded Subsidiary” means (a) any Subsidiary to the extent a guarantee by such Subsidiary is prohibited or restricted by contract, including pursuant to any joint venture or similar agreement (so long as either (x) such contract is in existence on the Closing Date or (y) such contract is in existence at the time of acquisition or formation of such Subsidiary or joint venture arrangement and the prohibition or restriction in such contract is not entered into in contemplation thereof) or applicable Law, rule or regulation (including any requirement to obtain Governmental Authority consent, approval, license or authorization to provide a guarantee of the Obligations or to pledge Collateral to secure the Obligations unless such consent, approval, license or authorization has been received); (b) any Subsidiary that is a direct or indirect Subsidiary of a CFC or CFC Holdco; (c) any CFC or CFC Holdco; and (d) any Subsidiary to the extent the Administrative Agent and the Borrower Representative mutually and reasonably determine the cost of providing a guarantee, including any adverse tax consequences, is excessive in relation to the value afforded thereby.  Notwithstanding the foregoing, no Property Holding Company or Subsidiary that owns any Mortgaged Real Property shall be an Excluded Subsidiary.

“Excluded Swap Liabilities” means, with respect to any Guarantor (other than Parent), each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), solely by virtue of such Guarantor’s (other than Parent’s) failure to qualify as an Eligible Contract Participant at the time the guarantee of such Guarantor (other than Parent) or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which a guarantee of payment or the granting of a security interest is or becomes illegal. Guarantor (other than Parent) for purposes of this definition of Excluded Swap Liabilities shall not include Parent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are (or would be required to be) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.12) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13.7 or 2.13.8 and (d) any withholding Taxes imposed under FATCA.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower Representative.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by the Administrative Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent (which determination shall be conclusive and binding, absent manifest error).

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System as constituted from time to time.

“Fee Letter” means that that certain engagement letter dated on or before the Closing Date by and between FRHP and M&T Bank.

“Fiscal Quarter” means each three (3) month fiscal period of Holdings beginning on the first (1st) day of each January, April, July, and October.

“Fiscal Year” means each 12-month fiscal period of Holdings beginning each January 1 and ending on the immediately succeeding December 31.

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the  Flood Insurance Reform Act of 2004, and (v) the Biggert –Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing  or interpreting any of the foregoing, as amended or modified from time to time.

“Floor” means a rate of interest equal to 0.0% per annum.

“Floor Plan Credit Agreement” means (a) that certain Eighth Amended and Restated Credit Agreement, dated as of September 30, 2021, by and among Freedomroads, LLC, Freedomroads Intermediate Holdco, LLC, certain other direct and indirect subsidiaries of Freedomroads, LLC, as guarantors, Bank of America, N.A., as administrative agent and the other parties from time to time party thereto or (b) any credit agreement in respect of any Permitted Floor Plan Refinancing.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“FRHP” means FRHP Lincolnshire, LLC, a Minnesota limited liability company.

“Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governing State” means the State of New York.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, subject to Sections 5.15, 5.17, 9.10 and 10.26, collectively: (a) Parent, in its capacity as guarantor of the Obligations pursuant to, and subject to the terms and conditions of, the Parent Guaranty; and (b) each direct or indirect Subsidiary of Holdings that executes the Guaranty and Collateral Agreement or a joinder thereto in its capacity as a guarantor of the Obligations pursuant to Section 5.15 or 5.17, and otherwise pursuant to, and subject to the terms and conditions of, the Guaranty and Collateral Agreement.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement, dated as of the Closing Date, made by Holdings and other Subsidiaries of Holdings from time to time party thereto in favor of the Administrative Agent for the benefit of the Secured Parties as modified by each joinder agreement, security agreement supplement or pledge agreement supplement thereto delivered from time to time.

“Guaranty” or “Guarantee” means any obligation, direct or indirect, by which a Person undertakes to guarantee, assume or remain liable for the payment of another Person’s obligations, including but not limited to (a) agreements to pay upon a second Person’s failure to pay, (b) agreements to maintain the capital, working capital solvency or general financial condition of a second Person, and (c) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services; provided that the foregoing shall not include any endorsements of instruments for deposit or collection in the ordinary course of business.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated pursuant to any Environmental Law due to its deleterious effects or its adverse impacts on human health or the environment, including petroleum products or by-products, radioactive materials, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, lead-based paint, polychlorinated biphenyls, chlorofluorocarbons, other ozone-depleting substances, mold and biological or infectious agents.

“Holdings” has the meaning provided to such term in the introductory statement hereto.

“Increase Effective Date” has the meaning provided to such term in Section 2.11.3(a) of this Agreement.

“Incremental Amendment” has the meaning provided to such term in Section 2.11.6 of this Agreement.

“Incremental Facility” has the meaning provided for such term in Section 2.11.1.

“Incremental Funding Date” shall mean each date that a Mortgage Loan of a Class is funded to a Borrower pursuant to an Incremental Amendment, in each case, subject to the terms and conditions set forth in the Incremental Amendment for such Class.

“Incremental Lender” has the meaning provided to such term in Section 2.11.2 of this Agreement.

“Incremental Mortgage Obligations” means, with respect to each Class of Additional Mortgage Loans, collectively, all of the obligations of the Loan Parties to (i) the Mortgage Loan Lenders of such Class, whenever arising, under this Agreement or any other Credit Documents, including without limitation all unpaid principal, accrued interest, fees and Lender Party Expenses of the Mortgage Loan Lenders of such Class, due and payable hereunder and thereunder in respect of such Class of Additional Mortgage Loans or any Mortgage Loan Increase in respect of such Class of Additional Mortgage Loans, and (ii) the Mortgage Loan Lenders of such Class or any of their Related Parties on account of indemnification and reimbursement duties and obligations due and payable under this Agreement or any other Credit Document in respect of such Class of Additional Mortgage Loans or any Mortgage Loan Increase in respect of such Class of Additional Mortgage Loans.

“Incremental Mortgaged Real Property” means, for each Class of Additional Mortgage Loans or any Mortgage Loan Increase in respect of any Class, the fee owned Real Property that becomes subject to a Mortgage in connection with such Additional Mortgage Loan or any Mortgage Loan in respect of such Mortgage Loan Increase, the value of which is advanced against under this Agreement or the applicable Incremental Amendment for the purpose of funding such Additional Mortgage Loan of such Class, or for the purpose of funding such Mortgage Loan in respect of such Mortgage Loan Increase of such Class.

“Incremental Mortgaged Real Property Assets” means, with respect to any Class of Additional Mortgaged Loans or any Mortgage Loan Increase in respect of any Class, (i) the Incremental Mortgaged Real Property in respect of such Class and (ii) the Related Real Property Assets with respect thereto; provided, however, that Incremental Mortgaged Real Property Assets shall not include any Excluded Property.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Agreement;

(d)all obligations of such Person to pay the deferred purchase price of property or services including any earnout or similar obligations;

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business)), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness;

(f)any Capitalized Lease Obligations of such Person;

(g)all obligations of such Person to purchase, redeem, retire or defease any Disqualified Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)to the extent not otherwise included, all Guarantees of such Person in respect of obligations of the type referred to in clauses (a) through (g) of this definition of a third Person, other than (1) by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice and (2) non-recourse carveout guarantees and environmental indemnification agreements;

For purposes of this definition, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The term “Indebtedness” shall not include (x) customer deposits and interest payable thereof in the ordinary course of business,(y) indebtedness to the extent that it has been defeased or satisfied and discharged in accordance with the terms of the documents governing such indebtedness, or (z) trade payables and accrued expenses in the ordinary course of business and construction payables, in each case, not past due for more than one hundred eighty (180) days after the date on which such trade payable, accrued expense or construction payable was invoiced.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided to such term in Section 10.08.2 of this Agreement.

“Information” has the meaning provided to such term in Section 10.11.

“Insolvency Proceeding” means, with respect to any referenced Person, any case or proceeding commenced by or against such Person, under any provision of the Bankruptcy Code, under any other Debtor Relief Laws or under any other applicable bankruptcy, insolvency or similar laws now or hereafter in effect.

“Intellectual Property” means all: (i) trademarks, service marks, trade names, logos, Internet domain names, and other indicia of origin, and all goodwill associated therewith or symbolized thereby; (ii) patents, patent applications, and industrial designs; (iii) copyrights (whether or not registered), works of authorship, and moral rights, (iv) trade secrets, confidential information, or proprietary information; (v) all rights in software, data, databases, and data collections; and (vi) all other intellectual property or proprietary rights, including all worldwide common law and statutory rights in, arising out of, or associated with and of the foregoing; in each case of (i)-(vi), together with (a) all common law rights in and to the foregoing, (b) all registrations, applications, renewals, extensions, continuations, divisions, continuations in part, provisionals, reissues, reexaminations, or foreign counterparts or equivalents of the foregoing, and all goodwill associated with any of the foregoing, (c) all rights to sue for and receive all damages from past, present, and future infringements or violation of any of the foregoing, (d) all income, royalties, or payments now or hereafter due or payable under and with respect to any of the foregoing, (e) all rights corresponding to any of the foregoing arising in any jurisdiction in the world, and (f) all tangible embodiments and copies of any of the foregoing and all books and records pertaining to any of the foregoing.

“Interest Payment Date” means with respect to any Mortgage Loans, (i) with respect to any Base Rate Borrowing, the last Business Day of each month, (ii) with respect to any SOFR Borrowing for a selected Interest Period, the last day of the Interest Period applicable to such Loan and, in the case of a SOFR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (iii) on any date on which any principal of such Loan is due and payable (whether at maturity, due to acceleration or otherwise or as a result of a mandatory or voluntary prepayment) pursuant to the Credit Documents.

“Interest Period” means, with respect to any SOFR Borrowing of any Class of Mortgage Loans, the period commencing on the date of such SOFR Borrowing, or continuation or conversion of such Class of Loans as SOFR Rate Loans, and ending on the numerically corresponding day in the calendar month that is one (1), three (3), or six (6) months thereafter, as the Borrower Representative may elect (provided that (i) if any Interest Period would end on a day other than a U.S. Government Securities Business Day, such Interest Period shall be extended to the next succeeding U.S. Government Securities Business Day, unless such next succeeding U.S. Government Securities Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding U.S. Government Securities Business Day, (ii) any Interest Period that commences on the last U.S. Government Securities Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last U.S. Government Securities Business Day of the last calendar month of such Interest Period, provided, further, that, in the event an Interest Period is extended to the next U.S. Government Securities Business Day in a month, the succeeding Interest Period will end on the day it would have ended had the preceding Interest Period not been so extended (e.g., if the preceding period is extended to the 16th because the 15th is not a U.S. Government Securities Business Day, the succeeding period will end on the 15th as long as it is a U.S. Government Securities Business Day), and (iii) the Borrowers may not select any Interest Period which would end after the Maturity Date for the applicable Class of Loans).  For purposes of this definition, the date of a SOFR Borrowing initially shall be the date on which such SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such SOFR Borrowing.

“Investment” means, as to any referenced Person, any direct or indirect acquisition or investment by such Person consisting of (a) the purchase or other acquisition of Equity Interests in or securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) an Acquisition or (d) any other investment in securities, deposits, or the obligations of other Persons. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any write-ups, write-downs or write-offs thereof, less all cash returns, cash dividends and cash distributions received by such Person in connection with such Investment; provided that in no event shall the value of any Investment be deemed to be less than zero.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means each Joinder Agreement and Counterpart, substantially in the form of Exhibit G (or such other form as may be agreed by the Borrower Representative and the Administrative Agent), executed and delivered by a Subsidiary or any other Person to the Administrative Agent, for the benefit of the Secured Parties.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Additional Mortgage Loan.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial orders or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law and applicable to any Loan Party and/or Mortgaged Property.

“Lead Arranger” means M&T Bank, in its capacity as lead arranger.

“Lenders” has the meaning specified in the introductory paragraph hereto and includes the Mortgage Loan Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent in writing. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lender Parties” means the Administrative Agent, the Lenders, and their respective successors and assigns as permitted by the terms of this Agreement.

“Lender Party Expenses” means, without duplication, but except as otherwise set forth in the Credit Documents to the contrary, (a) all reasonable and documented costs and expenses incurred by the Administrative Agent and its Affiliates, and by the Lead Arranger (with respect to counsel fees, limited to the reasonable and documented fees, charges, and disbursements of one law firm acting as outside counsel for the Administrative Agent and the Lead Arranger, and one law firm acting as local counsel for the Administrative Agent and the Lead Arranger in each local jurisdiction where necessary), in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents (including, without limitation, any reasonable and documented fees and expenses subject to reimbursement pursuant to Section 4.01.2(a)), or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated), (b) all reasonable and documented costs and expenses incurred by the Administrative Agent relating to the Platform or to Intralinks, SyndTrak or to any other dedicated agency web page on the internet to distribute to the Lenders and to potential investors any required documentation and financial information regarding the Credit Documents and the Loans, (c) reasonable and documented taxes and insurance premiums advanced or otherwise paid by the

Administrative Agent in connection with the Collateral or on behalf of any of the Loan Parties, in each case in accordance with the Credit Documents, (d) reasonable and documented filing and recording costs incurred by the Administrative Agent in connection with the Collateral, (e) reasonable and documented costs and expenses for title insurance premiums, environmental and consulting fees, audit fees, flood certificates, search fees, appraisal fees, recording fees and any fees or Taxes arising as a result of the transfer of the property or recording of the related Mortgages, subject, as applicable, to the limitations set forth in the Credit Documents, including Section 5.13 hereof, and (f) all reasonable and documented expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, disbursements and charges of a single primary counsel to the Administrative Agent and the Lenders, and one law firm acting as local counsel for the Administrative Agent and the Lead Arranger in each local jurisdiction where necessary and, in the case of a perceived or actual conflict of interest, separate counsel for each similarly situated Person with respect to which the conflict has arisen) in connection with the enforcement or protection of its rights in accordance with this Agreement and the other Credit Documents, including all such reasonable and documented expenses incurred during any workout, restructuring or related negotiations in respect of the Loans.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, any easement and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means any Mortgage Loan of a Class, as the context may require.  “Loans” means, as the context requires, all Loans of a Class, or, collectively, all Loans of all Classes.

“Loan Notice” means a written notice of (a) a Mortgage Loan Borrowing of a particular Class or (b) a conversion of Mortgage Loans of a particular Class from one Type to the other, pursuant to Sections 2.03.2, which notice shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent in its reasonable discretion (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative or any Borrower.

“Loan Parties” means, collectively, the Borrowers and the Guarantors (including Persons that become and remain Borrowers or Guarantors after the Closing Date), provided that the terms “Loan Party” and “Loan Parties” shall not include Parent.

“Loan Year” means a period of twelve consecutive calendar months beginning with the first full calendar month following the Closing Date.

“M&T Bank” means Manufacturers and Traders Trust Company, a New York banking corporation, and its successors and permitted assigns.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, including but not limited to the Real Properties, and financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Credit Documents taken as a whole or (c) a material adverse effect upon the rights and remedies of the Lenders and the Administrative Agent under the Credit Documents.

“Material Contract” means any contract of Holdings or its Subsidiaries the termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means, (i) with respect to the Original Mortgage Loans and Delayed Draw Loans, October 27, 2027 (the “Original Maturity Date”), and (ii) with respect to any Class of Additional Mortgage Loans, the final maturity date as specified in the applicable Incremental Amendment in respect of such Class, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning provided to such term in Section 2.06.4.

“Mortgage Facility” means the senior secured mortgage term loan facility described in Section 2.03.1(a) providing for Original Mortgage Loans to the applicable Mortgage Loan Borrowers by the Mortgage Loan Lenders, as such facility may be increased or decreased pursuant to the terms hereof.

“Mortgage Loan Borrowers” means with respect to any Class of Mortgage Loans (including, as applicable, the Mortgage Facility and the Delayed Draw Facility), each Borrower that is party to this Agreement or that becomes party to this Agreement in accordance with Section 5.17 as a Mortgage Loan Borrower with respect to such Class and that owns Real Property supporting any Mortgage Loans of such Class.

“Mortgage Loan Borrowing” means a borrowing consisting of simultaneous Mortgage Loans of the same Class and Type.

“Mortgage Loan Increase” has the meaning provided to such term in Section 2.11.1.

“Mortgage Loan Lenders” means a Lender having an Original Mortgage Loan Commitment, a Delayed Draw Mortgage Loan Commitment, a commitment in respect of a Mortgage Loan Increase, or a commitment in respect of any Additional Mortgage Loan, or any Lender holding a Mortgage Loan.

“Mortgage Loan Notes” means, collectively, the promissory notes of the applicable Borrowers evidencing the Mortgage Loans under the Applicable Credit Facility substantially in the form of Exhibit H attached hereto (or such other form as may be agreed to by the Administrative Agent and the applicable Borrowers), together with all amendments and replacements thereof.

“Mortgage Loans” means the Original Mortgage Loans, the Delayed Draw Loans, any mortgage loans made pursuant to a Mortgage Loan Increase and any Additional Mortgage Loans.

“Mortgage Obligations Collateral” means the Closing Date Mortgaged Real Property Assets, the Delayed Draw Mortgaged Real Property Assets and/or the Incremental Mortgaged Real Property Assets, as the context requires, in which the Administrative Agent on behalf of the Secured Parties is from time to time granted a Lien under any Security Document as security for all or any portion of the Total Mortgage Obligations; provided, however, that Mortgage Obligations Collateral shall not include any Excluded Property; and provided, further that (i) the Closing Date Mortgaged Real Property Assets secure only the Original Mortgage Obligations, (ii) the Delayed Draw Mortgaged Real Property Assets secure only the Delayed Draw Mortgage Obligations in respect of the Class of Delayed Draw Loans advanced directly against such Delayed Draw Mortgaged Real Property Assets and (iii) any Incremental Mortgaged Real Property Assets secure only the Incremental Mortgage Obligations in respect of the Class of Additional Mortgage Loans advanced directly against such Incremental Mortgaged Real Property Assets.

“Mortgaged Property Asset Value” means the “as is” value of a Mortgaged Real Property, as determined by the most recent Real Estate Appraisal obtained and delivered to the Borrower Representative and the Administrative Agent with respect to such Mortgaged Real Property.

“Mortgaged Real Property” means the Closing Date Mortgaged Real Property, the Delayed Draw Mortgaged Real Property and/or any Incremental Mortgaged Real Property, as the context requires.

“Mortgages” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent substantially in the form delivered on the Closing Date or such other form as may be agreed to by the Borrower Representative and the Administrative Agent, together with any other related forms or documents that are required or customary to effect the recording of such deeds of trust, trust deeds and mortgages. Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that if pursuant to the applicable state law a mortgage Tax, intangibles or similar Tax will be owed on the full amount of the Indebtedness evidenced hereby, then the amount secured by the applicable mortgage, trust deed or deed of trust shall be limited to an amount not greater than 120.0% of the amount of the applicable Mortgage Loan allocated to such Mortgaged Real Property, to be secured by such mortgage, trust deed or deed of trust.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA, to which any Loan Party, Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions, or with respect to which any Loan Party or Subsidiary could reasonably be expected to incur liability (including by reason of their respective ERISA Affiliates).

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party, Subsidiary or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Available Proceeds” means,

(1)with respect to any Disposition or any Casualty Event, as applicable, the aggregate cash and Cash Equivalents received by any Loan Party or any Subsidiary in respect of any Disposition or Casualty Event, as applicable, including any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Disposition, net of (i) the reasonable and documented out-of-pocket costs relating to such Disposition or Casualty Event, as applicable, and the sale or disposition of such non-cash consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, as applicable, and other reasonable and documented out-of-pocket fees and expenses, including title and recordation expenses, Taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement and (ii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness permitted under clause (f) of Section 6.03 which is secured by a Permitted Encumbrance on such assets so Disposed or subject to a Casualty Event; and

(2)with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance net of (ii) all reasonable and documented out-of-pocket fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other reasonable and documented out-of-pocket expenses incurred, in each case by any Loan Party or any Subsidiary in connection with such incurrence or issuance.

“Net Operating Income” means, for any Mortgaged Real Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a)

rents and other revenues received in the ordinary course from such Mortgaged Real Property (excluding pre-paid rents and revenues and security deposits, in each case except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid related to the ownership, operation or maintenance of such Mortgaged Real Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses and other expenses incurred in connection with such Mortgaged Real Property, in each instance to the extent paid by Borrower or another Loan Party, provided such expenses shall not include interest and principal payments under the Loan(s), capital expenditures and non-cash expenditures such as amortization and depreciation.  For purposes of calculating Net Operating Income, it is understood and agreed that (i) for the Fiscal Quarter ending December 31, 2022, Net Operating Income shall be measured by multiplying the Net Operating Income for the Fiscal Quarter ending December 31, 2022 by 4, (ii) for the Fiscal Quarter ending March 31, 2023, Net Operating Income shall be measured by Net Operating Income for the two consecutive Fiscal Quarters ending March 31, 2023 by 2 and (iii) for the Fiscal Quarter ending June 30, 2023, Net Operating Income shall be measured by multiplying Net Operating Income for the three consecutive Fiscal Quarters ending June 30, 2023 by 4/3.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders, all affected Lenders or such Lender (or all Lenders, all affected Lenders or such Lender with respect to a certain Class of Loans or Commitments) in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders (or the Required Lenders under such Class of Loans or Commitments, as applicable).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means any Mortgage Loan Note of a Class, as the context requires.  The “Notes” means, collectively, all of the Notes.

“Obligations” means, collectively, (a) all of the obligations of the Loan Parties to (i) the Lender Parties, M&T Bank, or any of their Affiliates, whenever arising, under this Agreement or any other Credit Documents, including without limitation all unpaid principal, accrued interest, fees and Lender Party Expenses, due or to become due hereunder or thereunder, and all payments owed to the Lead Arranger or the Administrative Agent under the Fee Letter, (ii) the Lender Parties, M&T Bank, or any of their Related Parties on account of indemnification and reimbursement duties and obligations due or to become due under this Agreement or any other Credit Document; (iii) any Swap Provider under or in connection with any Swap Obligations; (iv) any Cash Management Bank arising out of or related to Cash Management Products, including any reimbursement, repayment or indemnity obligations under such Cash Management Products and (v) the Lender Parties pursuant to Erroneous Payment Subrogation Rights, and (b) to the extent not duplicative of clause (a) above, all of the obligations of the Borrower Representative to the Lender Parties, M&T Bank, or any of their Related Parties on account of any fees, Lender Party Expenses, reimbursement, repayment or indemnity obligations under the Credit Documents; including, in each case, interest and fees that accrue during any Insolvency Proceedings, regardless of whether such interest or fees are allowed claims in such proceedings; provided, however, that the Obligations of a Loan Party shall exclude any Excluded Swap Liabilities with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument or filing with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Maturity Date” has the meaning provided to such term in the definition of “Maturity Date.”

“Original Mortgage Loan Commitment” means, as to any Mortgage Loan Lender, its obligation to make Original Mortgage Loans to the applicable Mortgage Loan Borrowers pursuant to Section 2.03, in an aggregate amount not to exceed the amount set forth for such Lender on Schedule 2.03.1 as such Lender’s “Original Mortgage Loan Commitment” or as set forth in any applicable Assignment and Assumption or agreement executed by a Mortgage Loan Lender becoming a party hereto in accordance with Section 10.02, as the same may be reduced from time to time pursuant to Section 2.03.7, or increased as appropriate to reflect any increase effected in accordance with Section 2.11; and “Original Mortgage Loan Commitments” means the aggregate Original Mortgage Loan Commitments of all of the Mortgage Loan Lenders. The aggregate amount of Original Mortgage Loan Commitments on the Closing Date immediately prior to giving effect to the Original Mortgage Loans funded on the Closing Date is $0.

“Original Mortgage Obligations” means, with respect to Original Mortgage Loans, all of the obligations of the Loan Parties to (i) the Mortgage Loan Lenders of such Class, whenever arising, under this Agreement or any other Credit Documents, including without limitation all unpaid principal, accrued interest, fees and Lender Party Expenses of the Mortgage Loan Lenders of such Class, due and payable hereunder and thereunder in respect of the Mortgage Facility or any Mortgage Loan Increase in respect of the Mortgage Facility, and (ii) the Mortgage Loan Lenders or any of their Related Parties on account of indemnification and reimbursement duties and obligations due and payable under this Agreement or any other Credit Document in respect of the Mortgage Facility or any Mortgage Loan Increase in respect of the Mortgage Facility.

“Original Mortgage Loans” has the meaning provided to such term in Section 2.03.1(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of a Borrower or other transfer (other than an assignment made pursuant to Section 10.12).

“Outstanding Amount” means, with respect to Mortgage Loans of any Class, the aggregate outstanding principal amount thereof after giving effect to the borrowing thereof and any prepayments or repayments of Mortgage Loans of such Class, as the case may be, on such date.

“Parent” means CWGS Group, LLC, a Delaware limited liability company.

“Parent Guaranty” means the Guaranty Agreement, dated as of the Closing Date, made by Parent in favor of the Administrative Agent for the benefit of the Secured Parties as modified by from time to time.

“Participant” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participant Register” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participation” means an undivided participation interest sold by a Lender, in accordance with the provisions of Section 10.03, in such Lender’s Commitments, Loans and rights and obligations under this Agreement and the other Credit Documents.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition permitted by Section 6.12.

“Permitted Business” means, (a) with respect to Holdings and its Subsidiaries, taken as a whole, (i) the acquisition, ownership, Disposition (except as prohibited by the Credit Documents), operation, lease or sublease (in each case, both inbound and outbound), construction, development financing, refinancing, improvement, installation, maintenance, repair and addition to or of Real Properties and Related Real Property Assets to be leased to, or developed for the purpose of leasing to Affiliates of Holdings, Guarantors and/or Borrowers that are not Loan Parties, (ii) the direct or indirect ownership of any Person that owns one or more Persons that conducts any of the foregoing businesses under clause (i) above, and (iii) activities related, complementary or incidental to, or a reasonable extension, development or expansion of, any of the foregoing, including the ownership, development and financing of undeveloped or “greenfield” properties for uses related to the recreational vehicle business, but excluding the direct ownership or operation of vehicle dealerships, and (b) with respect to FRHP, (i) the acquisition, ownership, Disposition, operation, lease or sublease (in each case, both inbound and outbound), construction, development financing, refinancing, improvement, installation, maintenance, repair and addition to or of Real Properties and Related Real Property Assets to be leased to, or developed for the purpose of leasing to Affiliates of Holdings, Guarantors and/or Borrowers that are not Loan Parties, (ii) the direct or indirect ownership of any Person that owns one or more Persons that conducts any of the foregoing businesses under clause (i) above, (iii) compliance with its obligations, liabilities, covenants and agreements under the Term Loan Agreement, and (iv) activities related, complementary or incidental to, or a reasonable extension, development or expansion of, any of the foregoing, including the ownership, development and financing of undeveloped or “greenfield” properties for uses related to the recreational vehicle business, but excluding the direct ownership or operation of vehicle dealerships.

“Permitted Encumbrances” means, collectively:

(a)Liens for Taxes and any other assessments, governmental levies or similar charges which are not delinquent for more than 45 days, or are being contested in good faith and by appropriate and lawful actions diligently taken and for which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(b)pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation) unemployment insurance, old-age pensions, other social security programs or similar programs, and obligations in respect of letters of credit supporting any of the foregoing;

(c)Liens of mechanics, materialmen, warehousemen, carriers, contractors, landlords, laborers, workmen, processors, repairmen and suppliers, or other like Liens, securing obligations incurred in the ordinary course of business, in each case, that are not delinquent by more than 45 days and Liens of landlords securing obligations to pay lease payments that are not delinquent by more than 45 days, or in the case of each of the foregoing, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and  for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made;

(d)pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, or similar obligations, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business or obligations in respect of letters of credit issued in support of any of the foregoing;

(e)(i) encumbrances consisting of zoning restrictions, survey exceptions, easements, reservations, rights-of-way, building code laws, utilities, covenants, other matters of record, encroachments, protrusions or other restrictions on the use of Real Property, (ii) with respect to Real Property other than the Mortgaged Real Property, defects in title to such Real Property, in each case of the foregoing clauses (i) and (ii), none of which materially impairs the use of such Real Property by the Loan Parties and (iii) with respect to Mortgaged Real Property, (1) any exceptions listed on title insurance policies and/or title insurance commitments accepted by the Administrative Agent with respect to such Mortgaged Real Property and (2) matters that are disclosed by surveys received by and reasonably acceptable to the Administrative Agent;

(f)Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

(g)Liens (i) placed upon assets securing Capitalized Lease Obligations or Indebtedness incurred to finance the design, development, construction, installation, repair, lease, replacement or improvement of any property (or Indebtedness to finance the design, development, construction, installation, lease, repairs, additions or improvements to property (real or personal), including tax retention and other synthetic lease obligations and purchase money obligations; provided that any such Lien shall not encumber any assets of any Loan Party other than the assets acquired with such Indebtedness or assets that are being financed by such Indebtedness, and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof, and (ii) Liens securing Permitted Refinancings in respect of Indebtedness secured by the Liens referred to in subclause (i), in the case of subclauses (i) and (ii), to the extent such Indebtedness is permitted under Section 6.03(f) hereof;

(h)Liens on Equity Interests of a joint venture owned by Holdings or any of its Subsidiaries securing joint venture obligations of such joint venture;

(i)Liens securing the Obligations (including Liens on cash collateral pursuant to the Credit Documents);

(j)Liens arising from precautionary financing statements filed in connection with leases or consignments of goods, or other obligations not constituting Indebtedness, or Capitalized Lease Obligations;

(k)Liens in existence on the date hereof and listed on Schedule 1.02;

(l)(A) any interest or title (and all encumbrances and other matters affecting such interest or title) of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor, or sublicensor under any lease, sublease, license, or sublicense agreement,including non-exclusive licenses or sublicenses of intellectual property) in the ordinary course of business and (B) any lease, sublease, license or sublicense agreement in the ordinary course of business;

(m)Liens on, and licenses and sublicenses of (or other grants of rights to use) any Intellectual Property ;

(n)any encumbrances or restrictions (including, without limitation, put and call agreements, so long as any related Investment, Disposition or Restricted Payment in connection therewith is permitted) with respect to the Equity Interests of any joint venture permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture;

(o)Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 6.03(e);

(p)Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q)Liens (A) on Cash Equivalents, cash advances, earnest money or escrow deposits, the deposit accounts and securities accounts in which the foregoing are deposited or maintained to the extent such accounts are segregated for such purpose in favor of the seller of any property to be acquired in a Permitted Acquisition (including any such amounts deposited in connection with any letter of intent, purchase agreement or similar agreements) (i) permitted under, and subject to, Section 6.02(m) which amounts are to be applied against the purchase price for such Permitted Acquisition or (ii) otherwise made in connection with any cash collateral arrangements, escrow arrangements, or other funding arrangements with respect to any Permitted Acquisition, or Disposition permitted under Section 6.04 or Section 6.05, or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.04 or Section 6.05, in each case solely to the extent such Permitted Acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(r)customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposits of cash, deposit accounts, securities accounts, commodities accounts, deposit disbursements, concentration accounts or comparable accounts or arising by operation of law of banks or other financial institutions where a Loan Party or any of its

Subsidiaries maintains securities accounts, commodities accounts, deposit disbursements, concentration accounts or comparable accounts in the ordinary course of business;

(s)Liens arising due to any treasury, depositary, cash management services, automated clearinghouse transfer of funds, overdraft protections, cash pooling, netting or composite accounting arrangements between any one or more of the Loan Parties and any Subsidiaries or between any one or more Loan Parties and their Subsidiaries and one or more banks or other financial institutions where any such entity maintains deposit accounts, commodities accounts and securities accounts;

(t)receipt of progress payments, deposits and advances from customers in the ordinary course of business to the extent the same creates a Lien on such amount and the related asset to which such payment, deposit or advance relates and proceeds thereof; and

(u)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Loan Party in the ordinary course of business; and

“Permitted Floor Plan Refinancing” means a refinancing, renewal, replacement or extension of the floor plan commitments under the Floor Plan Credit Agreement pursuant to one or more facilities with one or more lenders providing new or extended floor plan commitments and that advance loans directly against the value of floor plan units.

“Permitted Investment” means any Investment permitted by Section 6.02.

“Permitted Refinancing” means Indebtedness constituting a refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that such new Indebtedness (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount (including an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder) of the Indebtedness being refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and penalty or premium thereon plus all premiums (if any), interest, fees, discounts, commissions, expenses, charges and additional or contingent interest, in each case, reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing, renewal, replacement or extension) and maturity no shorter than that of the Indebtedness being refinanced, refunded, renewed, replaced or extended, (c) is not secured by a Lien on any Collateral other than Liens otherwise permitted under Section 6.01, (d) the primary obligors of which are the same (or fewer) as the primary obligors of the Indebtedness being refinanced, refunded, renewed, replaced or extended and the same (or fewer) guarantors as the guarantors under the Indebtedness being refinanced, refunded, renewed, replaced or extended and (e) is subordinated to the Obligations on the same terms as the Indebtedness being refinanced, refunded, renewed, replaced  or extended is subordinated to the Obligations, if applicable. Any reference to a Permitted Refinancing in this Agreement or any other Credit Document shall be interpreted to mean (i) a Permitted Refinancing of the subject Indebtedness and (ii) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Person” means any natural person, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Governmental Authority, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party, any Subsidiary or any ERISA

Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, in its sole discretion, as its prime lending rate of interest.  Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Administrative Agent.  The Administrative Agent’s prime lending rate of interest is but one of several interest rate bases used by the Administrative Agent.  Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Administrative Agent’s prime rate.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) (i) the aggregate amount of such Lender’s Commitments plus (ii) the aggregate amount of such Lender’s outstanding Mortgage Loans to (b) (i) the aggregate amount of the Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Mortgage Loans.  If at the time of determination any Commitments have been terminated or reduced to zero and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which such Commitments were in effect or Loans were outstanding.

“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property Holding Company” means, in respect of any Mortgage Loan Borrower, the Person directly owning the Equity Interests of such Mortgage Loan Borrower.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that constitutes an Eligible Contract Participant and can cause another person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the CEA.

“Quarterly Principal Payment Date” means, the last Business Day of each Fiscal Quarter.

“Rate Determination Date” has the meaning specified in the definition of Term SOFR Rate.

“Real Estate Appraisal” means a FIRREA-conforming appraisal prepared by an independent third party appraiser reasonably acceptable to the Administrative Agent.

“Real Property” means, with respect to any Person, any parcel of real property, whether owned in fee or leased, of such Person.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Register” has the meaning provided to such term in Section 10.02.4 of this Agreement.

“Regulation D” means certain regulations issued by the Federal Reserve Board generally known as Regulation D and entitled “Reserve Requirements of Depository Institutions,” codified at 12 CFR § 204, et seq.

“Related Parties” means, with respect to any Person, such Person’s Affiliate.

“Related Real Property Assets” means, with respect to any Real Property, fixtures, related real property rights, related contracts (including, without limitation, any leases of such Real Property) and proceeds of such Real Property (including, without limitation, insurance proceeds in respect of the foregoing).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Class Lenders” means, with respect to an Applicable Credit Facility, as of any date (a) two or more unaffiliated Lenders (excluding Defaulting Lenders) having more than 50% of the aggregate amount of the Commitments of all Lenders with respect to such Applicable Credit Facility or (b) if the Commitments in respect of such Applicable Credit Facility have been terminated or reduced to zero, two or more unaffiliated Lenders (excluding Defaulting Lenders) under such Applicable Credit Facility having more than 50% of the principal amount of the aggregate outstanding Loans of such Applicable Credit Facility; provided that (i) at any time when there is only one Lender that is not a Defaulting Lender under such Applicable Credit Facility, Required Class Lenders of such Applicable Credit Facility shall mean such Lender and (ii) in determining any such percentage at any given time, all then existing Defaulting Lenders under such Applicable Credit Facility will be disregarded and excluded.

“Required Lenders” means, as of any date, two or more unaffiliated Lenders (excluding Defaulting Lenders) having more than 50% of the sum of the aggregate amount of the available Commitments and outstanding Loans of all Lenders (taken as a whole); provided that (i) at any time when there is only one Lender that is not a Defaulting Lender, Required Lenders shall mean such Lender and (ii) in determining either such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded.

“Resolution Authority” means the EEA Resolution Authority or, with respect to any UK Financial Institution, the UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party or Subsidiary and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means collectively any dividend or other distribution (whether in cash, securities or other property or by setoff) with respect to any Equity Interests of Holdings or its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of Holdings or any Subsidiary.

“Sanctioned Country” means a country or region the target of a comprehensive Sanctions program, which includes as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and, as of the date hereof, available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or otherwise recognized as a specially designated, prohibited, or sanctioned Person under any Sanctions, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent the same would violate Sanctions.

“Sanction(s)” means applicable economic sanctions administered or enforced by the United States government (including without limitation, OFAC).

“SBA” means the Small Business Act (Public Law 85-536, as amended).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Swap Providers, the Cash Management Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.04.

“Security Documents” means, collectively, the Guaranty and Collateral Agreement, the Mortgages, all other security agreements, pledges, escrow and security agreements, mortgages, deeds of trust, control agreements, or other agreements, instruments, documents or filings, pursuant to which any of the Loan Parties, from time to time, pledges or grants to the Administrative Agent for the benefit of the Secured Parties a Lien in any of the Collateral, as supplemented from time to time by the execution of applicable supplements and joinder agreements.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day as published by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means each unpaid principal balance of a Loan which accrues interest at the SOFR Rate plus the Applicable Rate for SOFR Borrowings.

“SOFR Rate” means (a) for any SOFR Borrowing for an Interest Period, Term SOFR determined for such Interest Period and (b) for any interest calculation with respect to a Base Rate Loan on any date, Term SOFR determined for a one-month Interest Period commencing that day.

“SOFR Rate Day” has the meaning specified in the definition of Daily Simple SOFR.

“SOFR Rate Loan” means a Loan that bears interest based on the SOFR Rate.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or about to be engaged, as the case may be. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that the U.S. Federal Emergency Management Agency has designated as having special flood or mudslide hazards.

“Specified Equity Contribution” means, any equity contribution in cash made to Holdings as an equity contribution (in the form of common Equity Interests, other Equity Interests having terms reasonably acceptable to the Administrative Agent or cash) which proceeds are used solely with respect to exercise of a Cure Right and that are applied as a mandatory prepayment in accordance with Section 2.03.4(c) on or prior to the day that is one Business Day after Borrower Representative’s receipt thereof.

“Specified Event of Default” means an Event of Default pursuant to Sections 7.01.1, 7.01.2 (solely as it relates to a breach of Section 2.03.4(b)(i)(A)), 7.01.7 and 7.01.8.

“Specified Transaction” means (i) any Investment that results in a Person becoming a Subsidiary; (ii) any Permitted Acquisition and any other Permitted Investment; (iii) any Disposition that results in a Subsidiary ceasing to be a Subsidiary; (iv) any Disposition of a controlling Equity Interest or other ownership interest in another Person or of a business unit or a line or lines of business conducted by another Person, in each case whether by merger, consolidation, amalgamation or otherwise; (v) any Restricted Payment; (vi) the incurrence of Permitted Encumbrances or (vii) any other transaction that by the terms of this Agreement or any other Credit Document requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis or giving pro forma effect to any such transaction.

“Subordinated Indebtedness” means any Indebtedness of a Loan Party or any Subsidiary that is expressly subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided that Indebtedness shall not be deemed subordinated in right of payment on account of being unsecured or being secured with greater or lower priority.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of Directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  All references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings (other than any Excluded Subsidiary).

“Subsidiary Guarantors” means, collectively, all Subsidiaries of Holdings that are Guarantors and are not Borrowers under this Agreement.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder.

“Swap Agreement” means any “Swap Agreement” as defined in §101(53B)(A) of the Bankruptcy Code.

“Swap Obligations” means all obligations to pay or perform, under or in connection with any Swap or Swap Agreement, including but not limited to payment of any sums due thereunder to a Swap Provider.

“Swap Provider” means any Lender Party or Affiliate of a Lender Party (regardless of whether such Swap Provider ceases to be a Lender Party or Affiliate of a Lender Party after such Swap Agreement is entered into) that has entered into, or subsequently enters into a Swap Agreement from time to time with a Loan Party.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements: (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Distributions” shall mean (i) for any calendar year or portion thereof during which Holdings is a pass-through entity (including a disregarded entity wholly-owned by a pass-through entity) for U.S. federal income tax purposes, payments and distributions to the direct and indirect members or partners of Holdings, on or prior to each estimated tax payment date as well as each other applicable due date, in an amount not to exceed the amount of Taxes due and payable by the members or partners of Holdings calculated as the product of (x) the total aggregate taxable income of Holdings, and its Subsidiaries (or estimates thereof) which is allocable to their respective direct or indirect members, owners or partners as a result of the operations or activities of Holdings and its Subsidiaries during the relevant period and (y) the highest combined marginal U.S. federal, state and local income tax rates applicable to any member of any direct or indirect parent of Holdings or any of its Subsidiaries, but taking into account the character of such income, gain, loss or expense for a taxable corporation or individual (including Section 1411 of the Code), for such period, and (ii) for any calendar year or portion thereof during which Holdings is a corporation for U.S. federal income tax purposes that is a member of a group filing a consolidated, combined, unitary or similar return of which Holdings is not the common parent (or is a disregarded entity wholly-owned by a corporation), payments and distributions to any direct or indirect parent entity that is the common parent of such group or regarded owner of Holdings, as applicable, attributable to the aggregate taxable income of Holdings and its Subsidiaries for the relevant period; provided that the aggregate amount of such distributions described in clause (ii) with respect to such relevant period shall not exceed the aggregate amount of Taxes that Holdings would have been required to pay in respect of such U.S. federal, state, and local Taxes if Holdings were the common parent of a consolidated, combined, unitary or similar group for U.S. federal, state or local income Tax purposes together with its Subsidiaries for such taxable period.  The amount of Tax Distributions with respect to the income of any Excluded Subsidiary for any taxable period shall be limited to the amount actually distributed by such Excluded Subsidiary (directly or indirectly) to the Borrowers.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means that certain Credit Agreement dated as of June 3, 2021 by and among CWGS Enterprises, LLC, Holdings, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, as amended from time to time.

“Term Loan Documents” means the “Loan Documents” (or like term) under and as defined in the Term Loan Agreement.

“Term SOFR” means, for any Interest Period, the applicable CME SOFR term reference rate administered by CME (or any successor forward-looking term rate derived from SOFR published by any successor administrator thereof, as may be recommended by the Federal Reserve Bank of New York) and published on the applicable commercially available screen page as may be designated by the Administrative Agent from time to time.

“Term SOFR Rate” means for any Interest Period with respect to a SOFR Rate Loan, the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to Term SOFR published for the date that is two (2) U.S. Government Securities Business Days (the “Rate Determination Date”) prior to the commencement of such Interest Period and having a term equivalent to such Interest Period.  Notwithstanding the foregoing, if, as of 5:00 p.m. (ET) on any Rate Determination Date, Term SOFR has not been published, then the rate used will be such Term SOFR as published for the first preceding U.S. Government Securities Business Day so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Rate Determination Date.  Notwithstanding any provision above, the practice of rounding to determine the Term SOFR Rate may be discontinued at any time in the Administrative Agent’s sole discretion.

“Term SOFR Conforming Changes” means, with respect to the use or administration of Term SOFR, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” "U.S. Government Securities Business Day,” or “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower Representative, decides may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides in good faith that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines in good faith that no market practice for the administration of Term SOFR exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower Representative, decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

“Test Period” in effect at any time means, except as set forth in the definition of Consolidated Debt Service Charges and Net Operating Income, the most recent period of four (4) consecutive Fiscal Quarters of Holdings and its Subsidiaries ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.06, financial statements have been or were required to be delivered pursuant to Sections 5.08.1 or 5.08.2, as applicable (or, prior to the date any such financial statements have been delivered pursuant to such Sections, pursuant to Section 4.01.1(j)).

“Threshold Amount” means Five Million Dollars ($5,000,000).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, and Outstanding Amounts of the Mortgage Loans of such Lender at such time.

“Total Mortgage Obligations” means, collectively, Original Mortgage Obligations, the Delayed Draw Mortgage Obligations and the Incremental Mortgage Obligations.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a SOFR Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Government Securities Business Day” means any day other than Saturday, Sunday or other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning provided to such term in Section 2.13.7(b)(ii)(C) of this Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the Governing State; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Governing State, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.Other Interpretive Provisions.

(a)Terms.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, including by virtue of the execution and delivery of joinder agreements (subject, in each case, to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (d) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)Capitalized Terms. Any capitalized terms used herein but not defined herein that are defined in the UCC shall have the respective meanings assigned to such terms in the UCC.

(c)Computation of Time. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)Headings and References.  Article and Section headings and the Table of Contents herein and in the other Credit Documents are included for convenience of reference only, are not part of this Agreement or the other Credit Documents, and shall not affect the interpretation of, or be taken into consideration in interpreting, this Agreement or any other Credit Document.

Section 1.03.Accounting Terms and Principles.

(a)Generally. Except as otherwise specifically provided in this Agreement, all accounting or financial terms not specifically or completely defined herein shall be construed in conformity with, and all computations and determinations as to accounting or financial matters and all financial statements and other financial data (including financial ratios and other financial calculations, and principles of consolidation, where appropriate) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof net of issuance costs, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Loan Parties); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding anything in this Agreement or any other Credit Document to the contrary, all leases and obligations of any Person that are or would be characterized as operating leases or operating lease obligations in accordance with GAAP on the Closing Date (whether or not such operating lease or operating lease obligations were in effect on such date) shall continue to be (or shall be, in the case of any such leases or obligations not in effect on the Closing Date) accounted for as operating leases and operating lease obligations (and not as capital leases, finance leases or Capitalized Lease Obligations) for all purposes under this Agreement and the other Credit Documents, regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be treated or recharacterized as capital leases or finance leases or such obligations to be treated or recharacterized (on a prospective or retroactive basis or otherwise) as finance lease obligations or Capitalized Lease Obligations and without giving effect to the implementation of FASB ASU No. 2016-02, Leases (Topic 842).

(c)Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.04.Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05.SOFR Rate.

1.05.1The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) made by any such information source or service.

1.05.2Borrower acknowledges and understands that (i) Term SOFR is established, administered and regulated by third parties, and its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of the Administrative Agent, (ii) Term SOFR is a derivative of SOFR, based on expectations derived from the derivatives markets and dependent upon derivatives market liquidity, (iii) certain industry groups have advised that Term SOFR is not recommended for all financing facilities, and (iv), the Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, or any component definition thereof or rates referenced in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or (b) the effect, implementation or composition of any Term SOFR Conforming Changes.  Notwithstanding the above, Borrower Representative has knowingly and voluntarily requested and/or accepted utilization of Term SOFR for all purposes provided for herein, accepting any inherent risks associated with such utilization, and hereby waives any claims or defences against the Administrative Agent in connection therewith.

Section 1.06.Pro Forma and Other Calculations.

(a)Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Debt Service Coverage Ratio, shall be calculated in the manner prescribed by this Section 1.06; provided that notwithstanding anything to the contrary in clause (b), (c), (d), or (f) of this Section 1.06, when calculating the Consolidated Debt Service Coverage Ratio for purposes of the financial covenant in Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15), the events described in this Section 1.06 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.  In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to Section 4.01, Section 5.08.1 or Section 5.08.2.

(b)For purposes of calculating any financial ratio or test, Specified Transactions (and, subject to clause (c) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) other than as described in the first proviso to clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions had occurred on the first day of the applicable Test Period.  If, since the beginning of any applicable Test Period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c)In the event that (a) Holdings or any of its Subsidiaries incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, prepayment, retirement, discharge, defeasance or extinguishment) any Indebtedness, or (b) Holdings or any of its Subsidiaries issues, repurchases or redeems Disqualified Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Consolidated Debt Service Coverage Ratio, in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period).

(d)If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Debt Service Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen in accordance with this Agreement for such period.

(e)Notwithstanding anything to the contrary in this Section 1.06 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, no pro forma effect shall be given to any discontinued operations until such disposition shall have been consummated.

Section 1.07.Borrowers.  References herein and in the other Credit Documents to “Borrower” or “Borrowers” are to each Borrower signing this Agreement and each Person that may, from time to time join into this Agreement as a Borrower by a written Joinder Agreement.

Section 1.08.Acknowledgement.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that no Loans are being advanced to the Borrowers, and that no Mortgaged Real Properties exist, as of the date hereof. Until such time as Real Properties are acquired by the Loan Parties, no representation, warranty and/or covenant of the Loan Parties under this Agreement that specifically relates to Real Property shall be deemed breached or in non-compliance solely as a result of Holdings and its Subsidiaries failing to own Real Property.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.[Reserved].

Section 2.02.[Reserved].

Section 2.03.Mortgage Loans.

2.03.1Generally

(a)Original Mortgage Loans and Delayed Draw Loans.  Subject to the terms and conditions set forth herein including the satisfaction of the conditions set forth in Section 4.02 and 4.03, each Mortgage Loan Lender severally agrees to make a Mortgage Loan (the “Original Mortgage Loans”) to the applicable Mortgage Loan Borrowers on the Closing Date in an aggregate amount not to exceed such Mortgage Loan Lender’s Original Mortgage Loan Commitment, and, during the Availability Period, on each Delayed Draw Funding Date, each Mortgage Loan Lender severally agrees to make a Mortgage Loan (any such Mortgage Loans advanced after the Closing Date and on a Delayed Draw Funding Date (other than Loans under an Incremental Facility, which shall be governed by the terms of the applicable Incremental Amendment), the “Delayed Draw Loans”) to the applicable Mortgage Loan Borrowers, in an aggregate amount not to exceed such Mortgage Loan Lender’s Delayed Draw Mortgage Loan Commitment; provided that any Mortgage Loan Borrowing of Delayed Draw Loans requested by a Mortgage Loan Borrower after the Closing Date shall be in a principal amount of at least Five Hundred Thousand Dollars ($500,000) (or such lesser amount (x) to the extent the remaining Delayed Draw Mortgage Loan Commitments are less than such amount or (y) as may be agreed by the Administrative Agent in its reasonable discretion). After the Closing Date, with respect to borrowings of Delayed Draw Loans, the Borrower Representative or the applicable Mortgage Loan Borrower may submit a written Loan Notice for a Mortgage Loan Borrowing of Delayed Draw Loans in an aggregate amount not to exceed the aggregate unused Delayed Draw Mortgage Loan Commitments.

(b)Mortgage Loan Increases. After the Closing Date, subject to Section 2.11, as set forth in any Incremental Amendment with respect to such Mortgage Loan Increase, each Lender party thereto that is agreeing to provide a Mortgage Loan Increase to an existing Class of Mortgage Loans thereunder severally agrees to make its portion of such Mortgage Loan Increase available to the Borrowers set forth in such Incremental Amendment in the amount of its respective commitment to make such Mortgage Loan Increase as set forth in such Incremental Amendment, at the times and in the manner set forth in such Incremental Amendment.

(c)Additional Mortgage Loans. Subject to Section 2.11, as set forth in any Incremental Amendment, each Lender party thereto that is agreeing to provide Additional Mortgage Loans thereunder severally agrees to make its portion of such Additional Mortgage Loans available to the Borrowers set forth in such Incremental Amendment in the amount of its respective commitment to make such Additional Mortgage Loans as set forth in such Incremental Amendment, at the times and in the manner set forth in such Incremental Amendment.

(d)Expiration of Commitments. On the date of each Mortgage Loan Borrowing hereunder, each Mortgage Loan Lender’s Commitment in respect of such Class of Mortgage Loans shall be reduced by the amount of such Mortgage Loan Borrowing funded by such Mortgage Loan Lender in respect of such Class. With respect to each Class, all unused Commitments of such Class shall terminate immediately on the last day of the Availability Period in respect of such Class.

(e)No Reborrowing; Types of Loans. Amounts borrowed under this Section 2.03.1 and repaid or prepaid may not be reborrowed. The Mortgage Loans may be either Base Rate Borrowings, or SOFR Borrowings, or a combination thereof.

2.03.2Borrowing Requests; Conversions and Continuations of Mortgage Loans.

(a)Borrowing Requests.  Each Mortgage Loan Borrowing shall be made upon the written notice given by the Borrower Representative on behalf of the applicable Borrower to the Administrative Agent by delivery to the Administrative Agent of a written Loan Notice, completed and signed by a Responsible Officer of the Borrower Representative.  For any such Borrowing (x) of SOFR Rate Loans after the Closing Date, each such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) U.S. Government Securities Business Days prior to the requested date of Borrowing and (y) of Base Rate Loans after the Closing Date, each such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of the requested date of Borrowing.  Each Loan Notice shall specify (i) the requested Borrowing Date (which shall be a U.S. Government Securities Business Day), (ii) the Borrower receiving such Mortgage Loan Borrowing (iii) the principal amount of Loans to be borrowed, (iv) the Type of Loans to be borrowed by such Borrower, and (v) the duration of the Interest Period with respect thereto, if applicable.

(b)Conversions and Continuations of Mortgage Loans.  Each conversion of Mortgage Loans from one Type to the other, and each continuation of Mortgage Loans as SOFR Rate Loans shall be made upon written notice given by the applicable Borrowers or the Borrower Representative on behalf of the applicable Borrowers to the Administrative Agent by delivery to the Administrative Agent of a written Loan Notice, completed and signed by a Responsible Officer of the applicable Borrowers or the Borrower Representative.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) U.S. Government Securities Business Days prior to the requested date of any continuation of SOFR Rate Loans or of any conversion of Base Rate Loans to SOFR Loans and (ii) one (1) Business Day prior to the requested date of any conversion of SOFR Loans to Base Rate Loans.  Each conversion to or continuation of SOFR Rate Loans shall be in a principal amount of at least Five Hundred Thousand Dollars ($500,000) (or, (x) if less, the principal amount of the original SOFR Loan or (y) such lesser amount as may be reasonably agreed by the Administrative Agent).  Each Loan Notice delivered pursuant to this Section 2.03.2 shall specify (i) the Borrower or Borrowers requesting such conversion or continuation, (ii) whether such Borrower or Borrowers are requesting a conversion of Mortgage Loans from one Type to the other, or a continuation of Mortgage Loans as SOFR Rate Loans, (iii) the requested date of the conversion or continuation, as the case may be (which shall be a U.S. Government Securities Business Day), (iv) the principal amount of Mortgage Loans to be converted or continued, (v) the Type of Loans to which existing Mortgage Loans are to be converted, and (vi) the duration of the Interest Period with respect thereto, if applicable.  If the applicable Borrowers or the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if such Borrowers or the Borrower Representative fail to give a timely notice requesting a conversion or continuation, then the applicable Mortgage Loans shall be made as, or converted to, SOFR Rate Loans with an Interest Period of one month.  If the applicable Borrowers or the Borrower Representative request a conversion to, or continuation of SOFR Rate Loans in any such Loan Notice but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(c)Funding.  Following receipt a written Loan Notice pursuant to Section 2.03.1(a), 2.03.2(a) or 2.03.2(b), the Administrative Agent shall promptly notify each applicable Mortgage Loan Lender of the amount of its Applicable Percentage of the applicable Class of Mortgage Loans and if no timely notice of a conversion or continuation is provided by the applicable Borrowers or the Borrower Representative, the Administrative Agent shall notify the applicable Mortgage Loan Lender of the details of any automatic conversion to SOFR Rate Loans described in Section 2.03.2(b). In the case of a Mortgage Loan Borrowing of any Class, each Lender under such Class shall make the amount of its Mortgage Loans in respect of such Class available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 10:00 a.m. on the Closing Date, the Delayed Draw Funding Date, or the date provided for in the applicable Incremental Amendment, as applicable. Upon satisfaction of the applicable conditions precedent set forth in Article 4, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the Commercial Account with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to the Administrative Agent by the applicable Borrowers or the Borrower Representative; provided, however that the Administrative Agent shall have the right to make disbursements through a title insurance company.

(d)Election of SOFR Rate. Except as otherwise provided herein, a SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such SOFR Rate Loan. During the existence of a continuing Default or Event of Default, Mortgage Loans of any Class may not be requested as, converted to or continued as SOFR Rate Loans of such Class without the consent of the Required Class Lenders of such Class.

2.03.3Payment.  Except as provided in an applicable Incremental Amendment with respect to any Class of Additional Mortgage Loans, the Mortgage Loan Borrowers shall repay the Mortgage Loans in quarterly payments equal to one-fourth (1/4th) of the sum of (i) the original principal amount of the Mortgage Loans on the Closing Date, plus (ii) commencing with the first full Fiscal Quarter ending after each Delayed Draw Funding Date with respect to Mortgage Loans, the original principal amount of any Mortgage Loans funded on such date plus (iii) commencing with the first full Fiscal Quarter ending after any Mortgage Loan is made with respect to a Mortgage Loan Increase or Class of Additional Mortgage Loans, the original principal amount of Mortgage Loans funded on such date pursuant to such Mortgage Loan Increase or Class of Additional Mortgage Loans, multiplied by the corresponding percentage applicable during the applicable Loan Year as set forth below.  Such quarterly principal payments shall be due and payable on each Quarterly Principal Payment Date, beginning with March 31, 2023 and continuing until the Original Maturity Date applicable to the Mortgage Loans. Accrued interest on all principal balances from time to time outstanding under the Mortgage Loans shall be payable in arrears at the rates per annum set forth in Section 2.06 of this Agreement and shall be due and payable on each applicable Interest Payment Date.  All remaining unpaid balances of each Class of Mortgage Loans (including any Additional Mortgage Loans from time to time), including all unpaid principal, accrued and unpaid interest, fees and Lender Party Expenses which are due and owing in connection therewith, shall be paid in full on the Maturity Date for such Class of Mortgage Loans.  Payments due under this Section 2.03.3 shall give effect to any applicable prepayments applied under Sections 2.03.4 or 2.03.5 with respect to each applicable Quarterly Principal Payment Date.

Loan Year	Annual Principal Amortization Percentage
1	5.0%
2	5.0%
3	5.0%
4	5.0%
5	5.0%
Maturity Date	Remaining Balance

2.03.4Mandatory Prepayments.

(a)[reserved].

(b)Casualty Events; Asset Sales; Issuance of Indebtedness.

(i)Mortgaged Real Property.

(A)If, following any full or partial disposition, sale or other material event with respect to a Mortgaged Property where the Administrative Agent reasonably believes a material change in value with respect to such Mortgaged Property has occurred, the Administrative Agent provides written notice to the Borrower Representative that the Outstanding Amount of all Mortgage Loans in respect of a Class exceeds 75% of the Aggregate Mortgaged Property Asset Value of such Class at such time, then the Borrowers shall prepay within ten (10) Business Days after receiving such notice, Mortgage Loans of such Class in an amount necessary to ensure that (after giving effect to such prepayment) the Outstanding Amount of all Mortgage Loans of such Class does not exceed 75% of the Aggregate Mortgaged Property Asset Value of such Class at such time. All payments under this clause (A) shall be applied in inverse order of maturity to all remaining amortization installments (including the final installment due on the Maturity Date), to the Mortgage Loans of such Class ratably among the Lenders of such Class in proportion to the respective amounts payable to them until paid in full.

(B)The applicable Borrowers shall pay, or cause to be paid, to the Administrative Agent for the accounts of the applicable Lenders (to be applied as set forth in clause (e) below) on or before the date that is three (3) Business Days following the receipt thereof by any Loan Party or any Subsidiary, (i) in the case of a Disposition (other than a lease, sublease, license or sublicense) of the entirety of a Mortgaged Real Property, the amount necessary to repay in full the Outstanding Amount of all Mortgage Loans allocated against such Mortgaged Real Property at the time of Disposition or (ii) in the case of a Disposition (other than a lease or sublease) of a portion of a Mortgaged Real Property, the amount necessary to repay the Mortgage Loans allocated against such Mortgaged Real Property at the time of Disposition such that, after giving effect to such repayment under this clause (ii), the Outstanding Amount of the Mortgage Loans in respect of such Mortgaged Real Property does not exceed 75% of the Mortgaged Property Asset Value of such Mortgaged Real Property (after giving effect to such Disposition). Borrowers shall obtain one or more new Real Estate Appraisals in connection with any Disposition of a portion of a Mortgaged Real Property for purposes of calculating the Mortgaged Property Asset Value of such Mortgaged Real Property at such time.

(C)If there is material damage to, or loss or destruction of, all or any portion of a Mortgaged Real Property as a result of a Casualty Event in respect of such Mortgaged Real Property, the Borrowers shall pay, or cause to be paid, to the Administrative Agent to be held or applied by it in accordance with this clause (C), on or before the date that is three (3) Business Days following the receipt thereof by any Borrower, the Net Available Proceeds resulting from such Casualty Event; provided, however, if such Net Available Proceeds  for restoration, repair or replacement of such Mortgaged Real Property (hereinafter called “Work”) is, or is reasonably expected to be (I) less than the lesser of (x) $3,000,000 and (y) 25% of the Mortgaged Property Asset Value prior to such Casualty Event, the Administrative Agent shall make such Net Available Proceeds (which Net Available Proceeds shall be permitted to be paid directly to the applicable Borrower (as opposed to the Administrative Agent)) available to the applicable Borrower for the costs of restoring such Mortgaged Property if (i) no Default or Event of Default exists and (ii) such Borrower causes the Work to be promptly commenced and diligently pursued or (II) equal to or greater than the lesser of (x) $3,000,000 and (y) 25% of the Mortgaged Property Asset Value prior to the Casualty Event, if (i) the Borrower Representative certifies ("Mortgagor's Certificate") to the Administrative Agent that there are sufficient Net Available Proceeds in respect of such Casualty Event  (and sufficient other sources of funds if the amount of such Net Available Proceeds is not sufficient to pay for the Work), to fully pay for such Work on any portion of the Mortgaged Real Property and the projected appraised value of the Mortgaged Real Property upon completion of the Work is equal to or greater than the appraised value of the Mortgaged Real Property immediately prior to the Casualty Event, (ii) no Default or Event of Default shall exist, and (iii) the applicable Borrower presents reasonably sufficient evidence to the Administrative Agent that the damaged property will be restored within two hundred seventy (270) days following such Casualty Event and in any event one hundred eighty (180) days prior to the applicable Maturity Date of the Mortgage Loan secured by such Mortgaged Property, then the Administrative Agent shall make such Net Available Proceeds available to the applicable Borrower and such Borrower shall, within sixty (60) days following disbursement of any portion of such Net Available Proceeds from the Administrative Agent, apply to Governmental Authorities for permits necessary to perform or cause the Work to be performed (as such sixty (60) day period may be extended by the Administrative Agent in the Administrative Agent’s sole discretion), and within sixty (60) days of obtaining all such permits, commence to restore, repair, replace and rebuild such Mortgaged Real Property (as such sixty (60) day period may be extended by the Administrative Agent in the Administrative Agent’s sole discretion), and thereafter continue diligently to complete the Work to restore the Mortgaged Real Property as nearly as possible to its condition immediately prior to such Casualty Event; provided that if the Administrative Agent reasonably determines that the Net Available Proceeds and other amounts previously identified as available to the Borrower are insufficient to cause the Work to be performed in a manner that would satisfy the requirements in clause (II)(i) above (a “Shortfall”), then prior to any disbursement of such Net Available Proceeds, the applicable Borrower shall provide the Administrative Agent with satisfactory evidence that such Borrower has sufficient sources of funds, in addition to those previously identified, from which to pay such Shortfall.  If the conditions set forth in Mortgagor's Certificate are not satisfied with respect to a casualty within two hundred seventy (270) days following such Casualty Event, if the applicable Borrower shall otherwise fail to restore, repair, replace or rebuild such Mortgaged Real Property as provided above, then the Net Available Proceeds related thereto shall be promptly paid to the Administrative Agent as a prepayment and applied in accordance with clause (e)(i) or (e)(ii) below, as applicable.

(ii)The applicable Borrowers shall pay, or cause to be paid, to the Administrative Agent for the accounts of the applicable Lenders (to be applied as set forth in clause (e) below) on or before the date that is three (3) Business Days following the receipt thereof by any Loan Party or any Subsidiary, 100% of the amount of any Net Available Proceeds from:

(A)any Casualty Event (other than with respect to Mortgaged Real Property) for which Net Available Proceeds exceed One Million Dollars ($1,000,000) in any Fiscal Year; provided, so long as no Event of Default shall have occurred and be continuing from the date of such Casualty Event through the date of such usage, such Borrowers shall have the option, directly or through one or more of their Subsidiaries, to reinvest such Net Available Proceeds within twelve (12) months of receipt thereof (or, if later, 120 days after the date that a Loan Party or Subsidiary has entered into a binding commitment to reinvest such Net Available Proceeds prior to the expiration of such twelve (12) month period) in assets useful to the business of the Loan Parties and their Subsidiaries or in connection with a Permitted Acquisition;

(B)(x) any Disposition (other than a lease, sublease, license or sublicense) pursuant to Section 6.05(b), (d), (e), or (o) by any Loan Party or any Subsidiary of Real Property (other than Dispositions of Mortgaged Real Property) for which such Net Available Proceeds exceed $1,000,000 and (y) all other Dispositions (other than a lease, sublease, license or sublicense and other than Mortgaged Real Property) which Net Available Proceeds exceed One Million Dollars ($1,000,000) in any Fiscal Year; provided, so long as no Event of Default shall have occurred and be continuing from the date of such Disposition through the date of such usage, such Borrowers shall have the option, directly or through one or more of their Subsidiaries, to reinvest such Net Available Proceeds within twelve (12) months of receipt thereof (or, if later, 120 days after the date that a Loan Party or Subsidiary has entered into a binding commitment to reinvest such Net Available Proceeds prior to the expiration of such twelve (12) month period) in assets useful to the business of the Loan Parties and their Subsidiaries or in connection with a Permitted Acquisition; and

(C)the issuance or other incurrence of any Indebtedness of Holdings or any of its Subsidiaries not permitted to be incurred pursuant to Section 6.03.

The provisions of this Section 2.03.4(b) shall not be deemed a waiver of or constitute the implied consent of the Lender Parties to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Lender Parties.

(c)Specified Equity Contribution.  Promptly upon receipt (and in any event by the date set forth in the definition of Specified Equity Contribution) of the proceeds of any Specified Equity Contribution, the applicable Borrowers shall pay 100% of the amount of such Specified Equity Contribution to the Administrative Agent for the accounts of the Lenders (to be applied as set forth in clause (e) below).

(d)[Reserved].

(e)Application of Mandatory Prepayments. The mandatory prepayments set forth in this Section 2.03.4 shall be applied by the Administrative Agent to the Obligations as follows:

(i)With respect to Section 2.03.4(b) (other than Section 2.03.4(b)(i)(A)), in regard to Closing Date Mortgaged Real Property Assets or any Incremental Mortgaged Real Property Assets securing a Mortgage Loan Increase with respect to the Mortgage Facility:

first, to the payment of that portion of the Original Mortgage Obligations constituting unpaid fees, indemnities, expenses, reimbursements, and other amounts (including Lender Party Expenses) payable to the Administrative Agent, which Original Mortgage Obligations are incurred under or with respect to the Mortgage Facility;

second, to the payment of that portion of the Original Mortgage Obligations constituting unpaid fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Lender Party Expenses), ratably among the Lenders in proportion to the respective amounts described in this clause second payable to them, which Original Mortgage Obligations are incurred under or with respect to the Mortgage Facility;

third, to the payment of that portion of the Original Mortgage Obligations constituting accrued and unpaid interest on the Mortgage Loans incurred with respect to the Mortgage Facility, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, in inverse order of maturity to all remaining amortization installments (including the final installment due on the Maturity Date), to the Mortgage Loans incurred with respect to the Mortgage Facility ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them until paid in full; and

fifth, to the extent of any excess, to the applicable Borrowers.

(ii)With respect to Section 2.03.4(b) (other than Section 2.03.4(b)(i)(A)), in regard to Incremental Mortgaged Real Property Assets securing a Class of Additional Mortgage Loans or a Mortgage Loan Increase with respect to a Class of Additional Mortgage Loans, or Delayed Draw Mortgaged Real Property Assets securing a Class under the Delayed Draw Facility or a Mortgage Loan Increase with respect to a Class under the Delayed Draw Facility:

first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses, reimbursements, and other amounts (including Lender Party Expenses) payable to the Administrative Agent, which Obligations are incurred under or with respect to such Class of Mortgage Loans;

second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Lender Party Expenses), ratably among the Lenders in proportion to the respective amounts described in this clause second payable to them, which Obligations are incurred under or with respect to such Class of Mortgage Loans;

third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Mortgage Loans of such Class, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, in inverse order of maturity to all remaining amortization installments (including the final installment due on the Maturity Date), to the Mortgage Loans of such Class ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them until paid in full; and

fifth, to the extent of any excess, to the applicable Borrowers.

(iii)With respect to all other mandatory prepayments described in Section 2.03.4 (other than Section 2.03.4(b)(i)(A)),

first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses, reimbursements, and other amounts (including Lender Party Expenses) payable to the Administrative Agent;

second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Lender Party Expenses), ratably among the Lenders;

third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Mortgage Loans, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, in inverse order of maturity to all remaining amortization installments (including the final installment due on the Maturity Date), to the Mortgage Loans (and, on a pro rata basis among the outstanding Classes of Mortgage Loans, if more than one); and

fifth, to the extent of any excess, to the applicable Borrowers.

2.03.5Voluntary Prepayments. Subject to Section 2.06.3, the Borrowers may, upon notice to the Administrative Agent from the Borrower Representative, at any time or from time to time voluntarily prepay any Class of Mortgage Loans, selected by the Borrower Representative, in whole or in part without fees, premiums or penalties; provided that (a) such notice must be received by the Administrative Agent not later than 2:00 p.m. three (3) U.S. Government Securities Business Days prior to any date of prepayment (or, in the case of a prepayment of Base Rate Loans, not later than 2:00 p.m. on the date of such prepayment) and (b) any voluntary prepayment of Mortgage Loans shall be in a principal amount of not less than One Million Dollars ($1,000,000) (or such lesser amount then outstanding).  Each such notice shall specify the date and amount of such prepayment, the Class of Loans to be prepaid and, if SOFR Borrowings are to be prepaid, the Interest Period(s) of such SOFR Borrowings.  The Administrative Agent will promptly notify each Mortgage Loan Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share (calculated as such Lender’s Applicable Percentage) of such prepayment.  If such notice is given by the Borrower Representative, the applicable Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a SOFR Borrowing shall be accompanied by all accrued interest on the amount prepaid through the date of prepayment, together with any additional amounts required pursuant to Section 2.06.3(a).  Each such prepayment shall be applied (x) to the Class of Mortgage Loans referenced in the applicable notice of prepayment submitted to the Administrative Agent (and if not specified in the applicable notice of prepayment, pro rata to all outstanding Classes of Mortgage Loans), (y) in accordance with the Applicable Percentage of each Lender of such Class and (z) to reduce the remaining scheduled installments of principal within the applicable Class of Loans in the inverse order of maturity (including the final installment due on the Maturity Date).  Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative may rescind (or delay the date of prepayment identified in) any notice of prepayment under this Section 2.03.5 if such prepayment would have resulted from a refinancing of all or a portion of the applicable Credit Facility or other conditional event (including, without limitation, a disposition or sale of all or a portion of the Mortgaged Real Property in an applicable class), which refinancing, other conditional event, disposition or sale shall not be consummated or shall otherwise be delayed.

2.03.6Purpose.

(a)[reserved].

(b)The proceeds of Mortgage Loans advanced on an applicable Delayed Draw Funding Date shall be available to (i) fund costs directly attributable to the acquisition of Real

Property, and to fund costs attributable to the financing of Real Property after it has been acquired by a Borrower or a Subsidiary (and to refinance other Indebtedness secured by such Real Property (including payment of closing costs and fees in connection herewith and therewith)), (ii) make Restricted Payments in accordance with this Agreement, and (iii) to pay fees and expenses incurred in connection with the foregoing.

2.03.7Reduction or Termination of Commitments. The Mortgage Loan Borrowers may, at any time and from time to time, upon written notice to the Administrative Agent by such Borrower or the Borrower Representative, voluntarily terminate and reduce unfunded Commitments in respect of any Class in whole or in part without fees, prepayment premiums or penalties; provided that any such termination and reduction (x) shall be in minimum amounts of One Million Dollars ($1,000,000) (or such lesser amount to the extent the remaining Commitments of such Class are less than such amount or as otherwise may be agreed by the Administrative Agent in its reasonable discretion) and (y) shall be allocated ratably among the Mortgage Loan Lenders of the applicable Class in proportion to their Applicable Percentages of such Class of Commitments. Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative may rescind (or delay the date of termination and reduction identified in) any notice of termination and reduction under this Section 2.03.7 if such termination and reduction would have resulted from a refinancing of all or a portion of the applicable Class or other conditional event, including but not limited to a disposition or sale of all or a portion of the Mortgaged Real Property in an applicable Class, which refinancing, disposition, sale or other conditional event shall not be consummated or shall otherwise be delayed. The Commitments of any Class, once reduced or terminated pursuant to this Section, may not be increased or reinstated other than pursuant to a Mortgage Loan Increase in respect of such Class. The Mortgage Loan Borrowers shall pay all fees under Section 2.07.2 with respect to the amount of the Commitments of such Class being reduced or terminated, accrued to the date of such reduction or termination of such Commitments to the Administrative Agent for the account of the applicable Class of Lenders holding such Commitments.

Section 2.04.[Reserved].

Section 2.05.[Reserved].

Section 2.06.Interest Terms Applicable To The Loans.

2.06.1Generally. Subject to the provisions of Section 2.06.2, 2.06.3, and 2.06.4 below, (i) each SOFR Borrowing of a Mortgage Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the SOFR Rate for such Interest Period plus the Applicable Rate for SOFR Borrowings for such Class; and (ii) each Base Rate Borrowing of a Mortgage Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Borrowings for such Class.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06.2Default Rate.

(a)During the existence an Event of Default under Sections 7.01.1, 7.01.7 or 7.01.8, automatically and without the requirement of any notice, and at the request of the Administrative Agent or the Required Lenders during the existence of any other Event of Default, the principal amount of all Loans outstanding and all fees and other Obligations owed hereunder, including, to the extent permitted by applicable law, any interest payments on the Loans, shall thereafter bear interest (including post-petition interest in any proceeding under the Debtor Relief Laws or other applicable bankruptcy laws) payable on demand at the applicable Default Rate; provided, in the case of SOFR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such SOFR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at the Default Rate for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.06.2 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.  Imposition of the Default Rate may, at the election of the Required Lenders, be applied retroactively to the date of the occurrence of the Event of Default).

(b)Without limiting any other rights and remedies available to the Lender Parties by this Agreement or applicable Laws, accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.06.3SOFR Borrowing Option.

(a)Breakage Costs. The applicable Borrowers promise to compensate the Lenders from time to time, within ten (10) Business Days following demand from any Lender through the Administrative Agent, for all customary losses, expenses, costs and liabilities (including all interest paid to lenders of funds borrowed by the Lenders to carry SOFR Borrowings) which any of the Lenders actually incurs if: (A) any repayment or prepayment of any SOFR Borrowings (including any payment resulting from the acceleration of the Loans in accordance with the terms of this Agreement or from an assignment required by Section 10.12 of this Agreement) or any conversion of a SOFR Borrowing for any reason, in each case occurs on a date which is not the last day of the applicable Interest Period; or (B) any failure by the applicable Borrowers to borrow a SOFR Borrowing or convert a Base Rate Borrowing to a SOFR Borrowing on the date for such borrowing or conversion specified in the relevant notice of election given by the applicable Borrowers to the Administrative Agent in accordance with the terms of this Agreement.

(b)Availability of Interest Rates Based Upon SOFR.  Subject to Section 2.06.3(f) below, if prior to the commencement of any Interest Period for a SOFR Borrowing: (i) the Administrative Agent is advised that the Required Lenders have reasonably determined that a Change In Law or a change in market conditions has made it impractical for the Lenders to offer pricing based on the SOFR Rate; or (ii) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the SOFR Rate for such Interest Period; or (iii) the Administrative Agent is advised by the Required Lenders that the SOFR Rate applicable to such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the proposed SOFR Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request to convert any borrowing to, or continue any borrowing as, a SOFR Borrowing shall be ineffective and any requested SOFR Borrowing shall bear interest at the Base Rate plus the Applicable Rate for Base Rate Borrowings.

(c)Illegality.  Subject to Section 2.06.3(f) below, if any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, determine, maintain, fund or charge any interest based upon SOFR with respect to any Borrowing, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to issue, make, determine, maintain, fund or charge interest based upon SOFR with respect to any Borrowing or continue SOFR Rate Loans or to convert Base Rate Loans to SOFR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the SOFR Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Rate Loans or if such Loans bear interest based upon a daily-adjusting SOFR Rate and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the SOFR Rate. Upon any such prepayment or conversion, each applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

(d)Termination of Right to Elect SOFR Borrowings.  Notwithstanding anything to the contrary set forth in this Agreement, and without limiting any other rights and remedies of the Lenders, the Administrative Agent or the Required Lenders during any continuing Default or Event of Default may suspend the right of the Borrowers to elect any new SOFR Borrowing or to convert any Base Rate Borrowing into a SOFR Borrowing or to permit any SOFR Borrowing to be continued as a SOFR Borrowing, in which case all SOFR Borrowings shall be converted (on the last day of the respective Interest Periods therefor) to Base Rate Borrowings.

(e)Interest Periods.  After giving effect to all Mortgage Loan Borrowings, all conversions of any Mortgage Loans from one Type to the other, and all continuations of Mortgage Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Mortgage Loans; provided, that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, the number of Interest Periods otherwise permitted by this Section 2.06.3(e) shall increase by one (1) Interest Period for each applicable Class so established.

(f)Effect of Benchmark Transition Event.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment or further action or consent of any other party hereto, and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, the Administrative Agent and the Borrower Representative may amend the terms of this Agreement to replace the then-current Benchmark with a Benchmark Replacement, with any such amendment to become effective as soon as practicable for the Administrative Agent and the Borrower Representative. No replacement of Term SOFR (or the then-current Benchmark) with a Benchmark Replacement pursuant to clause (y) above will occur prior to the earlier of (i) the applicable Benchmark Replacement Date and (ii)

if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication). Borrower Representative shall pay all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket attorney fees of one counsel to the Administrative Agent) incurred by the Administrative Agent in connection with any amendment and related actions, negotiation, documentation or enforcement of the terms hereof or any related matters contemplated in this Section 2.06.3(f).

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation or administration of a Benchmark Replacement, the Administrative Agent will have the right to make, in consultation with the Borrower Representative, Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Administrative Agent shall not be liable to any party hereto for any Benchmark Replacement Conforming Changes it reasonably makes in good faith.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.06.3(f), including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection, will, if made in accordance with this Section 2.06.3(f) and the definitions referenced herein, be conclusive and binding on all parties hereto absent manifest error, and may be made in its or their reasonable good faith discretion and without consent from any other party to this Agreement or other Credit Document (except, in each case, as expressly required pursuant to this Section 2.06.3(f)) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable good faith discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or nonrepresentative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may, in consultation with the Borrower Representative, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.06.3(f), the Borrower Representative may revoke any pending  request for a SOFR Rate Loan, or conversion to, or continuation of, SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Rate Loans will be deemed to have been converted into Base Rate Loans immediately.  During a Benchmark Unavailability Period, or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable will not be used in any determination of the Base Rate.

(g)Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower Representative, to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of the Borrowers or any other party hereto.  The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Term SOFR Conforming Changes.

2.06.4Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans without any premium, penalty or fee, or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder, in each case without any penalty, premium or fee.

Section 2.07.Fees.  The Borrowers agree to pay the following fees:

2.07.1Fee Letter.  The Borrowers agree to pay to the Lead Arranger and the Administrative Agent such fees as are required by the terms of the Fee Letter.

2.07.2Delayed Draw Facility Unused Commitment Fees. For each Fiscal Quarter, until the last day of the Availability Period for the Delayed Draw Facility, the Mortgage Loan Borrowers agree to pay to the Administrative Agent for the ratable accounts of the Mortgage Loan Lenders under the Delayed Draw Facility a per annum fee (the “Delayed Draw Facility Unused Commitment Fee”) calculated as (1) the average daily amount of the unfunded Delayed Draw Mortgage Loan Commitment multiplied by (2) one-fifth of one percent (0.20%). The Delayed Draw Facility Unused Commitment Fee shall be payable in arrears on the tenth day of the calendar month that immediately follows each Fiscal Quarter until the last day of the Availability Period for the Mortgage Facility, the first of such payments to be paid on January 10, 2023. For the avoidance of doubt, the Delayed Draw Facility Unused Commitment Fee shall not apply to any portion of the Delayed Draw Mortgage Loan Commitment which has been terminated or reduced pursuant to Section 2.03.7.

Section 2.08.Computations of Interest; Retroactive Adjustments of Applicable Rate.  All computations of interest for Base Rate Loans determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09.Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, which accounts or records shall include (i) the portion of each Loan made to each Borrower and (ii) the Class of each Loan. Subject to Section 10.02.4, the accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the applicable Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Subject to Section 10.02.4, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) (i) a Mortgage Loan Note which shall evidence such Lender’s Mortgage Loans and (ii) any note entered into with respect to any Class of Additional Mortgage Loans which shall evidence such Lender’s Additional Mortgage Loan of such Class, in each case in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Any Mortgage Loan Lender may request a Mortgage Loan Note or a revised Mortgage Loan Note upon the funding of any Mortgage Loans on the Incremental Increase Effective Date in respect of a Mortgage Loan Increase.   Any Lender with respect to a Class of Additional Mortgage Loans may request a note upon the funding of such Additional Mortgage Loan which shall be in a form attached to the applicable Incremental Amendment or otherwise in a form consistent with the Mortgage Loan Notes, as the case may be.

Section 2.10.Pro Rata Treatment and Payments; Administrative Agent’s Clawback.

2.10.1Distribution of Payments to Lenders; Administrative Agent’s Clawback.  Except as provided in Section 2.13, all payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off.  Except as otherwise expressly provided to the contrary by the terms of this Agreement, all payments by the Borrowers shall be made in Dollars in immediately available funds prior to 2:00 p.m. on the due date thereof to the Administrative Agent for the accounts of the respective Lenders to which such payment is owed at the Administrative Agent’s Office.  The Administrative Agent shall promptly distribute to each Lender to which such payment is owed by wire transfer such Lender’s pro rata share of each of such payments in like funds as received.  The Administrative Agent may assume that the Borrowers have made such payments on the applicable date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the following Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.  In such event, if the Borrowers have not in fact made such payments, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation.

2.10.2Funding of Loans; Administrative Agent’s Clawback.  The Lenders of each Class agree that the Administrative Agent may assume that each Lender of such Class will fund timely its pro rata portion of each Borrowing under such Class requested by the applicable Borrowers in accordance with the terms of this Agreement and that the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender or any Class has not in fact made its share of the applicable Borrowing under such Class available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (b) in the case of a payment to be made by the applicable Borrowers, the applicable Base Rate plus the Applicable Rate for Base Rate Borrowings.  If the applicable Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrowers the amount of such interest paid by the applicable Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such share included in the subject Borrowing.  Any payment by the applicable Borrowers shall be without prejudice to any claim such Borrowers may have against a Lender of such Class that shall have failed to make such payment to the Administrative Agent.

2.10.3Ratable Sharing.  Except to the extent otherwise provided herein: (a) the making of Mortgage Loans shall be made from the Mortgage Loan Lenders of the applicable Class, pro rata according to the amounts of their respective Commitments for such applicable Class, and each termination or reduction of the amount of Commitments in respect of any Class under Section 2.03.7 shall be applied to the respective Commitments of the Mortgage Loan Lenders of such Class pro rata according to the amounts of their respective Commitments in respect of such Class; (b) each payment or prepayment of principal of any Class of Mortgage Loans shall be made for the account of the Mortgage Loan Lenders of such Class, pro rata in accordance with the respective unpaid principal amounts of such Class of Mortgage Loans held by them; (c) each payment of interest on any Class of Loans shall be made for the account of the Lenders of such Class, pro rata in accordance with the amounts of interest on such Class of Loans, then due and payable to the respective Lenders of such Class; and (d) the conversion and continuation of Mortgage Loans of a particular Type and Class (other than conversions provided for by Sections 2.06.3(c)) shall be made pro rata among the Mortgage Lenders of such Class, according to the amounts of their respective Mortgage Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous.

2.10.4Setoffs, Counterclaims, Other Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment of any principal of or interest on any Class of Loans made by it resulting in such Lender receiving payment greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact, and purchase (for cash at face value in Dollars) participations in the Loans of such Class of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments with respect to such Class shall be shared by the Lenders of such Class ratably in accordance with the their pro rata share of the Loans of, and other exposure with respect to, such Class, provided that:

(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation any of its Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.11.Increase in Commitments; Additional Mortgage Loans.

2.11.1Request for Increase.  Upon notice to the Administrative Agent, the Borrower Representative on behalf of the applicable Borrowers may from time to time, request (i) to increase an existing Class of Mortgage Loans by requesting new mortgage loans be added to an existing Class of Mortgage Loans (“Mortgage Loan Increase”) and/or (ii) new mortgage loans under one or more new mortgage loan credit facilities to be included in this Agreement (“Additional Mortgage Loans” and, together with each Mortgage Loan Increase, an “Incremental Facility”); provided that (i) any Mortgage Loan Increase and any Additional Mortgage Loans may only be effected after the Delayed Draw Mortgage Loan Commitments as in effect on the Closing Date are terminated in accordance with the terms hereof, (ii) the aggregate principal amount of all such Mortgage Loan Increases and Additional Mortgage Loans effected after the Closing Date shall not exceed One Hundred Million Dollars ($100,000,000) and (iii) any such request for a Mortgage Loan Increase or Additional Mortgage Loans shall be in a minimum amount of Three Million Dollars ($3,000,000.00) or such lesser amount as the Administrative Agent may agree to in its sole discretion.  Notwithstanding anything herein to the contrary, Loans under an Incremental Facility may be made available on a delayed draw basis, subject to the terms and conditions of the applicable Incremental Amendment.

2.11.2Incremental Lenders.  Additional Mortgage Loans may be made and Mortgage Loan Increases may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Mortgage Loan Increase or Additional Mortgage Loan, except as set forth in a binding written agreement executed by such Lender and specifically referencing the commitments in respect of such Mortgage Loan Increase or Additional Mortgage Loan) or by any Additional Lender (each such existing Lender or Additional Lender providing such Mortgage Loan Increase or Additional Mortgage Loan, in such capacity, an “Incremental Lender”); provided that the Administrative Agent shall have consented to such Additional Lender’s making such Additional Mortgage Loans or providing such Mortgage Loan Increase to the extent such consent, if any, would be required under Section 10.02.2 for an assignment of Loans or Commitments, as applicable, to such Additional Lender.

2.11.3Effective Date and Allocations.

(a)With respect to each Mortgage Loan Increase and each Additional Mortgage Loan, the Administrative Agent and the Borrower Representative shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility.  The Administrative Agent shall promptly notify (i) the Incremental Lenders, and the existing Lenders of the amount and Class of such Incremental Facility and the Increase Effective Date, and (ii) the applicable Class of Incremental Lenders of the final allocation of commitments in respect of such Class.

(b)Any Additional Mortgage Loan tranches shall be designated as a separate Class of Mortgage Loans for all purposes of this Agreement and the other Credit Documents.  On the Increase Effective Date on which any Additional Mortgage Loan or Mortgage Loan Increase is effected or on any Incremental Funding Date, subject to satisfaction of the terms and conditions set forth in this Section 2.11 and in the applicable Incremental Amendment, to the extent provided in the Incremental Amendment, each Incremental Lender of such Class of Incremental Facilities shall make an Additional Mortgage Loan or Mortgage Loan, as applicable, to the applicable Borrower or Borrowers under such Class of Loans in the amount required by, or requested pursuant to the terms of, such Incremental Amendment (not to exceed such Lender’s commitment in respect of such Class) and each such Incremental Lender shall become a Lender hereunder with respect to the Loans of such Class.

2.11.4Conditions to Effectiveness of Increase.  As a condition precedent to the effectiveness of any Incremental Amendment, the Borrower Representative shall deliver to the Administrative Agent one or more certificates dated as of the Increase Effective Date duly executed by a Responsible Officer of the Borrower Representative or the applicable Loan Parties (a) certifying and attaching the resolutions adopted by each applicable Loan Party approving or consenting to such Incremental Amendment, and (b) certifying that, after giving effect to such Incremental Amendment, the financial covenant under Section 6.15 would be satisfied (after giving pro forma effect to such Mortgage Loan Increase and/or funding of Additional Mortgage Loans).  With respect to any Additional Mortgage Loans or Mortgage Loan Increase, all conditions precedent set forth in Section 4.02 hereof shall have been satisfied.  Any Mortgage Loan Increase or Additional Mortgage Loans shall be secured by Real Property that satisfies the requirements set forth in Section 5.15.3 (including Schedule 5.15.3); provided, however, that no Class of Mortgage Loans shall be secured by Real Property that secures any other Class of Mortgage Loans.  The proceeds of any Mortgage Loan Increase or Additional Mortgage Loans shall be available (a) to fund costs directly attributable to the acquisition of Real Property, and the finance of Real Property after it has been acquired by a Borrower or a Subsidiary (and to refinance other Indebtedness secured by such Real Property (including payment of closing costs and fees in connection herewith and therewith)), in an aggregate amount of up to seventy-five percent (75%) of the Mortgaged Property Asset Value of each Mortgaged Real Property included in the Class applicable to such Mortgage Loan Increase or such Additional Mortgage Loan as reflected in the applicable Real Estate Appraisal provided under Section 5.15.3 (including Schedule 5.15.3), (b) to make Restricted Payments up to an amount equal to the amount of such Mortgage Loans in accordance with this Agreement, and (c) to pay fees and expenses incurred in connection with the foregoing; provided that, in each case, the proceeds of any single Class of Additional Mortgage Loans may be used to finance more than one Incremental Mortgaged Real Property that secures such Class of Additional Mortgage Loans.  After giving effect to any Mortgage Loan Increase or Class of Additional Mortgage Loans, the Outstanding Amount of the Mortgage Loans of the applicable Class (including the Mortgage Loans made pursuant to such Mortgage Loan Increase or Additional Mortgage Loans) shall not exceed seventy-five percent (75%) of the Mortgaged Property Asset Value of each Mortgaged Real Property included in the Class applicable to such Mortgage Loan Increase or Additional Mortgage Loans.

2.11.5Required Terms.

(a)The terms, provisions and documentation of any Additional Mortgage Loans of any Class, shall, except as otherwise set forth in this Section 2.11.5 or elsewhere in this Section

2.11 be as agreed between the Borrower or Borrowers under such Class and the applicable existing Lenders or Additional Lenders providing such Additional Mortgage Loans.

(b)The Weighted Average Life to Maturity of the Additional Mortgage Loans shall not be shorter than the Weighted Average Life to Maturity of any Mortgage Loans then outstanding.

(c)The maturity date of any Additional Mortgage Loans shall be no earlier than the Latest Maturity Date in effect at the time such Additional Mortgage Loans are incurred.

(d)Any Mortgage Loan Increase in respect of any Class shall be on the same terms applicable to the Class of Loans to which such Mortgage Loan Increase applies (other than with respect to upfront fees, arranger and similar fees).

(e)With respect to the Additional Mortgage Loans, the terms (other than interest rates, margins and floors, funding discount (including original issue discount), prepayment terms and premiums, fees (including upfront, arranger and similar fees), maturity date (which shall be consistent with clauses (b) and (c) above), amortization (which shall be consistent with clause (b) above), and other pricing, payment and economic terms), taken as a whole, shall not be materially more favorable to the holders of such Additional Mortgage Loans (as reasonably determined by the Administrative Agent) than the terms of the Mortgage Facility, Delayed Draw Facility or any Additional Mortgage Loans, taken as a whole, in existence on the date of incurrence thereof (unless the Loan Parties agree to allow such terms to apply to the Mortgage Facility, the Delayed Draw Facility and any other Additional Mortgage Loans) except as provided in the other provisions of this Section 2.11.5.

2.11.6Incremental Amendment.  Commitments and Loans in respect of Mortgage Loan Increases of any Class and Additional Mortgage Loans of any Class shall become Commitments or Loans (and in the case of a Mortgage Loan Increase to be provided by an existing Lender, an increase in such Lender’s applicable Commitment) of such Class under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the applicable Borrowers, each Incremental Lender providing such Commitments, the Administrative Agent (and each such Incremental Lender shall be recorded in the Register by the Administrative Agent and, to the extent such Person is not a Lender prior to such date, shall be subject to the requirements of Section 10.02 of this Agreement). Notwithstanding anything in any Credit Document to the contrary, the Incremental Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.11; provided that, notwithstanding anything in any Credit Document to the contrary, the Mortgage Loans and other Incremental Mortgage Obligations in respect of each Class of Additional Mortgage Loans shall be secured solely by the Incremental Mortgaged Real Property Assets applicable to such Class of Additional Mortgage Loans.  In connection with any Incremental Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements, such amendments to the Security Documents and/or legal opinions with respect thereto, in each case, as may be reasonably requested by the Administrative Agent in order to ensure that such Mortgage Loan Increases and Additional Mortgage Loans are provided with the benefit of the applicable Credit Documents.

2.11.7Pro Rata Sharing.  All Additional Mortgage Loans effected hereunder may participate (i) on a pro rata basis or less than a pro rata basis in any voluntary prepayments of Mortgage Loans hereunder and (ii) on a pro rata basis or less than a pro rata basis in any mandatory prepayments allocated to Mortgage Loans pursuant to Sections 2.03.4. No Class of Mortgage Loans shall be secured by Real Property that secures any other Class of Mortgage Loans

2.11.8Conflicting Provisions.  This Section 2.11 shall supersede any provisions in Section 10.01 to the contrary.

Section 2.12.Increased Costs.

2.12.1Increased Costs Generally.  If any Change In Law shall:

(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except for any of the foregoing reflected in the SOFR Rate or otherwise addressed in Section 2.12.5);

(b)subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any SOFR Borrowing (that is not otherwise reimbursed or taken account of under this Agreement) made by such Lender;

(d)and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any SOFR Rate Loan (or of maintaining its obligation to make any such SOFR Rate Loan), or to increase the cost to such Lender, , or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, within thirty (30) days following the request of such Lender or such other Recipient, the Borrowers agree to pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.12.2Capital Requirements.  If any Lender determines that any Change in Law (that is not otherwise reimbursed or taken account of under this Agreement) affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, within thirty (30) days following request, the Borrowers agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

2.12.3Certificate for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in, and in accordance with, this Section 2.12 and delivered to the Borrower Representative shall be conclusive absent manifest error, provided that any such notice shall only be effective if it includes the calculations of such amount or amounts and described in reasonable detail the events, facts or circumstances giving rise to such amount or amounts and a certification from such Lender that it is generally charging such costs to similarly situated borrowers under similar circumstances. The Borrowers agree to pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.12.4Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions (x) suffered more than 180 days prior to the date that the applicable Lender provides the Borrowers with written notice (which notice, in order to be effective, shall include a calculation of such costs and describe the events, facts or circumstances giving rise to such Lender’s incurrence thereof) or (y) generally charging similarly situated borrowers under similar circumstances (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

2.12.5[Reserved].

Section 2.13.Taxes.

2.13.1Defined Terms.  For purposes of this Section, the term “applicable Law” includes FATCA.

2.13.2Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.13.3Payment of Other Taxes by the Loan Parties.  Without duplication of other amounts payable by the Borrowers under this Section, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes attributable to such Loan Party.

2.13.4Indemnification.  Each applicable Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to such Borrower and payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, the applicable Recipient shall reasonably cooperate with the applicable Borrower to mitigate or eliminate any such Indemnified Tax or, to the extent applicable, obtain a refund thereof.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error; provided, a Borrower shall have no obligations to indemnify a Recipient for any Indemnified Taxes incurred more than 180 days prior to such Borrower receiving prior written notice from such Recipient (which notice, in order to be effective, shall include a calculation of such costs and describe the events, facts or circumstances giving rise to such Lender’s incurrence thereof) and a certification from such Recipient that it is generally charging such costs to similarly situated borrowers under similar circumstances.

2.13.5Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03 relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.13.5.

2.13.6Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.13.7Status of Lenders.

(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13.7(b)(i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)Without limiting the generality of the foregoing:

(i)any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)executed copies of IRS Form W-8ECI;

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

2.13.8Status of Agent. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrowers two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable, (together with all required attachments thereto):  (i) IRS Form W-9 or any successor thereto; or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrowers to be treated as a U.S. Person for U.S. federal withholding purposes.  At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or becomes obsolete or invalid or otherwise upon the reasonable request of the Borrowers.

2.13.9Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.13 of this Agreement (including by the payment of additional amounts pursuant to Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13.9 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.13.9, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13.9 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amount with respect to such Tax had never been paid.  This Section shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.13.10Delay in Notification; Similarly Situated Borrowers.  The Borrowers shall not be required to compensate a Lender pursuant to this Section for any Taxes or related costs suffered more than six (6) months prior to the date that such Lender notifies the Borrowers of such Taxes or related costs and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such Taxes or related costs is retroactive, the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof) or (y) which such Lender is not generally charging similarly situated Borrowers under similar circumstances.

2.13.11Survival.  Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.14.Mitigation Obligations.  If any Lender requests compensation under Section 2.12 or 2.13, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.13, then such Lender shall (at the request of any Borrower or the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.15.[Reserved].

Section 2.16.Payments.  If any payment is avoided or set aside under any provision of the Bankruptcy Code, including Sections 547 and 550 thereof, or any other Debtor Relief Law, the payment shall be considered not to have been made for all purposes of this Agreement and the Lender Parties shall adjust their respective records to reflect the fact that the avoided payment was not made and has not been credited against the Obligations.

Section 2.17.Advancements.  If an Event of Default has occurred and is continuing and (i) any applicable Borrowers or any other applicable Loan Party fails to perform any of their respective agreements or covenants contained in the Credit Documents or (ii) any applicable Borrowers or any other applicable Loan Party fails to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Lender Parties in the Collateral or in any other security for the Obligations, then the Administrative Agent for the account of the Lenders may, during the continuance of such Event of Default, make advances to perform the same on behalf of the applicable Borrowers or other Loan Party to protect or preserve the Collateral or the status and priority of the Liens of the Lender Parties in the Collateral, and all sums so advanced during the continuance of such Event of Default shall immediately upon such advance become secured by the Liens granted in the Credit Documents, and shall become part of the principal amount owed to the Lenders with interest to be assessed in accordance with this Agreement; provided, however, that the Administrative Agent shall not make any advance pursuant to this Section 2.17 if such advance, together with the aggregate amount of all other advances made by the Administrative Agent prior to the date thereof pursuant to this Section 2.17 (excluding any such advances for which the Administrative Agent has been repaid), would exceed 10% of the Total Credit Exposure of all Lenders on such date.  Each applicable Borrower promises to repay within ten (10) Business Days following demand all sums so advanced on such Borrower’s behalf, plus all reasonable and invoiced out-of-pocket expenses or costs incurred by the Administrative Agent, on account of the Lenders, including reasonable and documented out-of-pocket legal fees, with interest thereon in a manner consistent with Section 10.08.  The provisions of this Section shall not be construed to prevent the institution of the other rights and remedies of the Administrative Agent upon the occurrence and during the continuance of an Event of Default.  The authorization contained in this Section is not intended to impose any duty or obligation on the Administrative Agent or any other Lender Party to perform any action or make any advancement on behalf of the Borrowers and is intended to be for the sole benefit and protection of the Lender Parties.

Section 2.18.Defaulting Lenders.

2.18.1Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definitions of Required Lenders and Required Class Lenders.

(b)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentages under this Credit Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)Certain Fees.

(i)No Defaulting Lender shall be entitled to receive a Delayed Draw Facility Unused Commitment Fee or any commitment fee in respect of any other Class of Mortgage Loans for any period during which that Lender is a Defaulting Lender.

(ii)With respect to any Delayed Draw Facility Unused Commitment Fee or any commitment fee in respect of any other Class of Mortgage Loans, in each case not required to be paid to any Defaulting Lender pursuant to clause (i) above, the applicable Borrowers or the Borrower Representative shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender that has been reallocated to such Non-Defaulting Lender, and (y) not be required to pay the remaining amount of any such fees.

2.18.2Defaulting Lender Cure.  If the Borrower Representative and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative

Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, the Loans of each Class to be held by the Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.18.3Termination of Commitments of Defaulting Lender.  The Borrowers may terminate the unused amount of the undrawn amount of any or all Classes of Commitments of any Lender that is a Defaulting Lender under any Class of Loans or Commitments upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18.1(b) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim any Borrowers, the Administrative Agent, or any Lender may have against such Defaulting Lender.

Section 2.19.Co-Borrower Provisions.

2.19.1Borrower Representative.  To facilitate administration of the Loans, FRHP 1, LLC, a Delaware limited liability company, (a) is designated and appointed by each of the other Borrowers (and shall be deemed to be designated and appointed by each other Loan Party at the time that such other Loan Party becomes a Loan Party) as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case and with full power and authority to issue, execute, deliver and acknowledge as appropriate, Loan Notices and other borrowing requests, interest rate elections, notices of various events and occurrences required by this Agreement and the other Credit Documents, and certificates including Compliance Certificates, and to give instructions with respect to the disbursement of the proceeds of the Loans, give and receive all other notices and consents hereunder or under any of the other Credit Documents and take all other actions (including in respect of compliance with covenants) on behalf of any Loan Party or Loan Parties under the Credit Documents.  The Administrative Agent and each Secured Party are irrevocably authorized to regard any notice or other communication pursuant to any Credit Document from the Borrower Representative as a notice or communication from all Loan Parties or, as the context may require, the applicable Loan Parties referred to in such notice or other communication.  Each warranty, covenant, agreement and undertaking made on behalf of any Loan Party by the Borrower Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

2.19.2Joint and Several Liability of Co-Borrowers.

(a)Each Borrower with respect to a Class of Mortgage Loans shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Mortgage Loans of such Class and Obligations under and in connection with such Class of Mortgage Loans and now or hereafter owed to the Administrative Agent and the applicable Mortgage Loan Lenders of such Class, in each case, whether voluntary or involuntary and however arising, whether direct or acquired by any Mortgage Loan Lender of such Class by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

(b)Benefit to Each Borrower.  Each Borrower represents and warrants to and covenants with the Lenders that (i) the Borrowers are engaged in operations that require financing on a joint basis and, accordingly, each Borrower will materially benefit, directly or indirectly, from the extension of the Loans by the Lenders; (ii) the Loans have been offered to the applicable Borrowers on the basis set forth in this Agreement and would not be available to the Borrowers on an individual basis without the credit support of the other Loan Parties on the terms and conditions stated herein; (iii) the benefits received by each Borrower are reasonably equivalent to the obligations undertaken by such Borrower and (iv) the delivery of funds to any Borrower in connection with the Loans under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers.

2.19.3Postponement of Subrogation.  To the fullest extent permitted under applicable Law, until all of the Obligations are paid in full (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof), each Borrower waives any right of subrogation, reimbursement, indemnity and recourse to security for any of the Obligations against any other Borrower.

2.19.4Waivers.  To the fullest extent permitted under applicable Law, each Borrower unconditionally waives: (a) any requirement that the Administrative Agent or the Required Lenders first make demand upon, or seek to enforce or exhaust remedies against any (i) other Borrower or any other Loan Party; (ii) Collateral or other property of any Borrower or any other Loan Party; or (iii) other Person, before demanding payment from or seeking to enforce the Obligations against such Borrower; (b) any requirement of applicable Law that might operate to limit any Borrower’s liability under, or the enforcement of, the Obligations; (c) diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Credit Documents, notice of default under any of the Credit Documents and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Credit Documents; (d) any obligation of the Administrative Agent or any Lender to provide any Borrower any information, including any information concerning any other Borrower or any other Loan Party or any Collateral, except for information specifically required to be provided pursuant to other provisions of the Credit Documents; and (e) any other claim or defense (other than payment in full) that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

2.19.5Obligations Among Loan Parties.  WITHOUT LIMITATION OF THE FOREGOING, EACH BORROWER SHALL BE JOINTLY AND SEVERALLY LIABLE TO THE ADMINISTRATIVE AGENT AND THE OTHER LENDER PARTIES, IN EACH CASE, SOLELY TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 2.19.2 AND, IN EACH SUCH CASE, WITHOUT REGARD TO ANY ALLOCATION OF LOSSES AND LIABILITIES PURSUANT TO THIS SUBSECTION OR OTHERWISE AND, IN CONNECTION THEREWITH, EACH BORROWER HAS EXPRESSLY ASSUMED THE RISK THAT SUCH BORROWER’S ACTUAL LIABILITY MAY EXCEED SUCH BORROWER’S PRO RATA SHARE AND THAT OVERPAYMENTS MAY NOT ACTUALLY BE REIMBURSED OR INDEMNIFIED.  Subject to the foregoing, the Borrowers agree that the provisions of this subsection are intended to provide for an allocation of the Obligations among Borrowers.  Accordingly, as among the Borrowers of each Class, if any Borrower under such Class (the “Overpaying Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, Loans and related Obligations in connection with Loans under the Applicable Credit Facility, in each case, in excess of its pro rata share for the Overpaying Borrower, the other Borrowers under such Applicable Credit Facility will pay the amount of such excess to the Overpaying Borrower and will indemnify the

Overpaying Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment.  The value to each Borrower of the rights and claims against the other applicable Borrowers provided above under this Section 2.19.5 is intended, to the extent permitted under applicable Law, to prevent any Borrower from being rendered “insolvent” solely by virtue of the joint and several liability it may be subject to under Section 2.19.2.  The rights and obligations among Borrowers pursuant to this subsection shall survive the payment and performance of the Obligations.

2.19.6Obligations of Borrower Representative.  The signature of Holdings or of any other undersigned Borrower (or any Borrower which joins into this Agreement pursuant to a Joinder Agreement) which is duly appointed and acting in the capacity as Borrower Representative from time to time pursuant this Agreement shall be sufficient to bind, and shall be enforceable against, such Borrower in its capacity as Borrower Representative in addition to its capacity as Borrower.

Section 2.20.Swap Obligations; Keepwell.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Credit Documents, the Swap Obligations of any Loan Party that is not an Eligible Contract Participant shall not include any Excluded Swap Liabilities.  Each Qualified ECP Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in respect of the Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.20, or otherwise under the Credit Documents, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Loan Party, to the extent that it is an Eligible Contract Participant, under this Section 2.20 shall remain in full force and effect until the termination of all of the Commitments and payment in full of all Obligations (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof).  Each Loan Party, to the extent that such Loan Party is an Eligible Contract Participant, intends that this Section 2.20 constitute, and this Section 2.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

Section 2.21.Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Holdings and each of the Borrowers makes the following representations and warranties to the Lender Parties as of the Closing Date, to the extent required under Section 4.02, as of the date of each Borrowing and at such other times as provided herein:

Section 3.01.Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate, partnership or limited liability company, as applicable, power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in the case referred to in clause (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.02.Subsidiaries; Addresses; Equity Interests.  As of the Closing Date, the authorized Equity Interests and the issued and outstanding Equity Interests of each Loan Party and each Subsidiary consists of those shares of common stock or other interests described on Schedule 3.02 attached hereto.  As of the Closing Date, (a) no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.02, and (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and, to the extent applicable, are nonassessable and are owned by a Loan Party in the percentages specified on Part (a) of Schedule 3.02 free and clear of all Liens, subject to the Permitted Encumbrances. As of the Closing Date, except as disclosed on Schedule 3.02, there are no Excluded Subsidiaries.  As of the Closing Date, (i) the addresses set forth in Schedule 3.02 are each Loan Party’s place of business and each Loan Party and (ii) each Subsidiary is formed or incorporated only in the state(s) shown for it on Schedule 3.02 hereto.

Section 3.03.Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except pursuant to the Security Documents) under, or require any payment to be made under (i) the Term Loan Documents, (ii) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any Loan Party, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except, in the case of clause (b)(ii), (b)(iii) or (c), to the extent such breach, contravention, conflict, creation, requirement or violation would not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.04.Use of Proceeds.  The applicable Borrower will use the proceeds of:

3.04.1Loans under the Mortgage Facility and the Delayed Draw Facility (including any usage of any Incremental Facility in respect of either of the foregoing), in each case as provided in Sections 2.03.6 and 2.11.4; and

3.04.2Additional Mortgage Loans (including any usage of any Incremental Facility in respect thereof) as provided in Section 2.11.4.

Section 3.05.Binding Effect.  This Agreement and each of the Credit Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity.

Section 3.06.Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to result in liabilities to the Loan Parties and the Subsidiaries, individually or collectively, in excess of the Threshold Amount.  (a) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against a Loan Party or any Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Credit Document or that are reasonably likely to be adversely determined and, if so determined, would be reasonably expected to have an adverse effect on the ability of the Loan Parties to consummate the Closing Date Transactions and (b) no Loan Party and no Subsidiary is in violation of any order, writ, injunction or decree of any Governmental Authority, the violation of which either individually or in the aggregate could reasonably be expected to result in liabilities to the Loan Parties and Subsidiaries, individually or collectively, in excess of the Threshold Amount.

Section 3.07.Financial Statements; No Material Adverse Effect.

3.07.1Financial Statements; No Material Adverse Effect.  The financial statements delivered pursuant to Section 5.08.1 and Section 5.08.2, (a) were prepared in accordance with GAAP (except as disclosed therein); and (b) fairly present in all material respects the results of operations and the changes in financial positions of the Persons covered thereby for the periods covered thereby in accordance with GAAP, in each case, subject to the exceptions set forth therein and the absence of footnotes and normal year-end adjustments.

3.07.2No Material Adverse Effect.  Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.07.3Books and Records.  Holdings and each Subsidiary maintain, in all material respects, proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP have been made of all material financial transactions and material matters involving the assets and business of Holdings or such Subsidiary, as the case may be.

3.07.4[reserved].

3.07.5[reserved].

Section 3.08.Margin Regulations; Investment Company Act.

3.08.1No Loan Party or Subsidiary engages or intends to engage principally, or as one of its important activities, in the business of incurring Indebtedness, or extending credit to others, for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board) in violation of the regulations of the Board of Governors of the Federal Reserve System of the United States including Regulation T, U or X.

3.08.2No part of the proceeds of any Loan has been, or will be, used for any purpose that violates Regulation U issued by the Federal Reserve Board.  No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09.Full Disclosure.  Neither this Agreement nor any Credit Document, nor any certificate, written statement, written agreement or other document (collectively, the “Information”) furnished to the Lender Parties by, and prepared by or on behalf of, a Loan Party or any of its Subsidiaries in connection with the Closing Date Transactions, this Agreement or any other Credit Document (including the syndication, negotiation, preparation and execution the Credit Documents), contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading (after giving effect to all modifications and supplements to such written Information, in each case, furnished after the date on which such written Information was originally delivered); it being understood that for purposes of this Section 3.09, such documents and other written “Information” shall not include any projected financial statements, other projections, pro forma financial information, financial estimates, budgets, forecasts and forward-looking information (collectively “Projected Information”) or information of a general economic or general industry nature and other general market data.  Projected Information furnished to the Lender Parties by a Loan Party or any of its Subsidiaries in connection with the Closing Date Transactions, this Agreement or any other Credit Document (including the syndication, negotiation, preparation and execution the Credit Documents) was prepared by or on behalf of Holdings and/or Borrowers in good faith on the basis of assumptions believed by management of the Borrower Representative to be reasonable at the time of preparation thereof (it being understood and agreed that any such Projected Information is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results during the period or periods covered by such Projected Information may differ from projected results and that such differences may be material). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.10.Taxes.  Each Loan Party and each Subsidiary has filed all Federal and state income Tax returns and all other material Tax returns required to be filed, and have paid, or have made adequate provision for payment of, all Federal, state and other material Taxes levied or imposed upon them or their properties, income or assets that are otherwise due and payable, except in each case (a) Taxes which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves or other appropriate provisions have been provided in accordance with GAAP or (b) to the extent that the aggregate amount of such Taxes for which such filings have not been made and the aggregate amount of such unpaid Taxes do not exceed $1,000,000 and the failure to make such filings and pay such taxes could not reasonably be expected to result in liabilities to any Loan Party or any of its Subsidiaries, individually or collectively, in an amount in excess of $1,000,000.

Section 3.11.Consents and Approvals.  No consent, approval, exemption, order or authorization of, or a registration or filing with any Governmental Authority or any other Person is required by any Law or any agreement (other than the Credit Documents) in connection with the execution, delivery and carrying out of this Agreement and the Credit Documents to which a Loan Party is a party, in each case, except (i) those consents, approvals, exemptions, orders, authorizations, registrations and filings that have been duly obtained, taken, given or made, or, the failure of which to obtain, take, give or make, would not reasonably be expected to result in a Material Adverse Effect and (ii) those filings and recordings necessary to evidence and perfect the Liens on the Collateral created under the Security Documents.

Section 3.12.[reserved].

Section 3.13.Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.14.ERISA Compliance.

3.14.1Plans and Contributions.  Each Loan Party and each Plan, if any, that such entity maintains is in material compliance with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan sponsored by any Loan Party that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or an application for such a letter is currently being processed by the Internal Revenue Service or, in the case of each such Pension Plan that is maintained pursuant to the adoption of a master or prototype or volume submitter document, the sponsor of such master or prototype or volume submitter document has obtained from the Internal Revenue Service a favorable opinion letter stating that the form of such master or prototype or volume submitter document is acceptable for the establishment of a tax-qualified plan under Section 40l(a) of the Code. To the knowledge of the Borrowers, there has been no occurrence that would prevent or cause the loss of any applicable tax-qualified status set forth in the immediately preceding sentence. Except to the extent required under 4980B of the Code or similar state laws, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any Subsidiary.

3.14.2Pending Claims.  There are no pending or, to the knowledge of the Borrowers, threatened in writing claims (other than routine claims for benefits), actions or lawsuits, or actions, with respect to any Plan that could reasonably be expected to result in liabilities to the Loan Parties which would reasonably be expected to result in a Material Adverse Effect.  To Borrower’s Knowledge, there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a material tax or material liability to a Loan Party or a Plan.

3.14.3ERISA Events. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred and the Borrowers are not aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event.

Section 3.15.Ownership of Property; Liens.  Each Loan Party and each Subsidiary has (i) fee simple title to its owned Real Property, (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property) all of the respective properties and assets reflected in the most recent financial statements delivered pursuant to Section 4.01, Section 5.08.1 or Section 5.08.2, in each case except for assets Disposed of since the date of such financial statements in the ordinary course of business or otherwise prior to the Closing Date, or as otherwise permitted under Section 6.04 or Section 6.05. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Encumbrances.

Section 3.16.Location of Chief Executive Office.  As of the Closing Date, the locations (and addresses) set forth in Schedule 3.16 are the chief executive offices for each Loan Party and each Subsidiary.

Section 3.17.Insurance.  Subject to Section 5.19, the properties of each Loan Party and each Subsidiary are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party or Subsidiary, in each case, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses as the Loan Parties and the Subsidiaries.

Section 3.18.Labor and Employment Matters.  Each Loan Party and each Subsidiary is in compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts and all related Laws applicable thereto, in each case, except as would not reasonably be expected to result in liabilities to any Loan Party or any Subsidiary, either individually or in the aggregate, in excess of $3,000,000.  There are no outstanding grievances, arbitration awards or appeals relating to any of the foregoing plans, agreements or contracts, or, to the knowledge of the Borrowers, threatened strikes, picketing, hand-billing or other work stoppages or slowdowns at facilities of any Loan Party or any Subsidiary which could reasonably be expected to result in losses to any Loan Party or any Subsidiary, either individually or in the aggregate, in excess of $3,000,000.  All payments due or to become due from any Loan Party or any Subsidiary on account of obligations in respect of employee health and welfare insurance which could reasonably be expected to result in losses to any Loan Party or any Subsidiary, either individually or in the aggregate, in excess of $3,000,000 if not paid have been paid.

Section 3.19.[reserved].

Section 3.20.Solvency.  As of the Closing Date, immediately after giving effect to the Closing Date Transactions, and as of the date of each advance of the proceeds of any Loan, immediately after giving effect to such advances and any transactions to be consummated in connection therewith, Holdings and its Subsidiaries, taken as a whole, are Solvent.

Section 3.21.Material Contracts.  All Material Contracts are in full force and effect and no default currently exists thereunder the effect of which could reasonably be expected to have a Material Adverse Effect.

Section 3.22.Patents, Trademarks, Copyrights, Licenses, Etc.  Holdings and its Subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses as currently conducted and, to the knowledge of the Borrowers, the use thereof by Holdings and its Subsidiaries does not infringe upon any intellectual property rights of any other Person, except for any such failure to own, or license or otherwise possess the rights to use any such intellectual property rights that could not reasonably be expected to result in a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Holdings or any of its Subsidiaries in the conduct of their respective businesses as currently conducted infringes upon any intellectual property rights held by any other Person in a manner that would reasonably be expected to result in a Material Adverse Effect.

Section 3.23.Liens.  Except as otherwise contemplated hereby or under any other Credit Document, and subject to limitations set forth herein and in the Security Documents, including applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create legal, valid, perfected and enforceable first priority Liens (subject to Permitted Encumbrances) in the Collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties and the Liens created thereunder are entitled to all applicable rights and benefits provided by applicable Law.

Section 3.24.[reserved].

Section 3.25.Environmental Compliance  Holdings and each of its Subsidiaries have complied in all respects with all Environmental Laws except where the failure to comply could not reasonably be expected to result in liabilities to any Loan Party or any Subsidiary (i) in respect of any Mortgaged Real Property, in excess of $3,000,000 or (ii) in the aggregate with all other such liabilities, that would result in a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries have received written notice of any failure to so comply except where the failure to comply could not be reasonably expected to result in liabilities to any Loan Party or any Subsidiary (i) in respect of any Mortgaged Real Property, in excess of $3,000,000 or (ii) in the aggregate with all other such liabilities, that would result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries manages any Hazardous Materials in a manner that violates any regulations promulgated pursuant to Environmental Laws except for any such violation that could not be reasonably expected to result in liabilities to any Loan Party or any Subsidiary (i) in respect of any Mortgaged Real Property, in excess of $3,000,000 or (ii) in the aggregate with all other such liabilities, that would result in a Material Adverse Effect.

Section 3.26. [reserved].

Section 3.27.Business of Borrowers.  None of the Borrowers or any Subsidiaries of Holdings and FHRP is engaged in any business other than a Permitted Business.

Section 3.28.Anti-Corruption; Anti-Terrorism.  No Loan Party nor any Subsidiary is a Sanctioned Person. No Loan Party nor any Subsidiary (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, in either case, in violation of any Sanctions; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person, in either case, in violation of any Anti-Terrorism Law or Sanctions; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law or Sanctions. No Loan Party nor any Subsidiary, nor, to the knowledge of Borrowers, any Director, officer or employee thereof, is in violation in any material respect of (A) Sanctions or (B) the USA Patriot Act.  Each Loan Party and each Subsidiary has conducted its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977 and other Anti-Corruption Laws. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, in each case, in violation of applicable Sanctions.

Section 3.29.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.30.Real Property Specific Representations.

3.30.1Separate Tax Parcel; Special Assessments.  As of the date of the applicable Mortgage, (a) each Mortgaged Real Property that is subject to such Mortgage is comprised of one (1) or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot, and (b) except as otherwise disclosed to and approved by the Administrative Agent in writing, there are no pending or, to the Borrower Representative’s knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Mortgaged Real Property that is subject to such Mortgage, nor are there any contemplated improvements to any Mortgaged Real Property that is subject to such Mortgage that would reasonably be expected to result in such special or other assessments.

3.30.2Purchase Options. As of the date of the applicable Mortgage and for so long as the applicable Mortgage encumbers such Mortgaged Real Property, there are no outstanding options to purchase, rights of first refusal to purchase or rights of first offer to purchase affecting any part of any Mortgaged Real Property that is subject to such Mortgage, subject to the Permitted Encumbrances.

3.30.3Zoning. Based solely on, and except as set forth in, any zoning reports delivered to the Administrative Agent in connection with the Mortgages and to the Borrower Representative’s knowledge as of the date of the applicable Mortgage Loan, (a) each Mortgaged Real Property that is subject to such Mortgage complies in all material respects with all applicable zoning ordinances, regulations and restrictive covenants affecting such Mortgaged Real Property, and (b) no special use permits are required for the current use of such Mortgaged Real Property that have not been obtained, in the case of clauses (a) and (b), except as otherwise permitted under this Agreement or the applicable Mortgage or as otherwise agreed by the Administrative Agent in writing in its reasonable discretion.

3.30.4Easement Rights. As of the date of the applicable Mortgage, to the Borrower Representative’s knowledge, except for Permitted Encumbrances or as otherwise agreed by the Administrative Agent in its reasonable discretion in writing, each Borrower or any of its Subsidiaries has been granted all easements necessary for the use and operation of each applicable Mortgaged Real Property that is subject to such Mortgage.

3.30.5Utilities; Access.  As of the date of the applicable Mortgage, to the Borrower Representative’s knowledge, except for Permitted Encumbrances or as otherwise agreed by the Administrative Agent in its reasonable discretion in writing, all utility and municipal services reasonably necessary for the use and occupancy of any parcel of Mortgaged Real Property that is subject to such Mortgage are available and have sufficient capacity to operate such Mortgaged Real Property for their current purposes, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities. Based solely on, and except as set forth on, any surveys delivered to the Administrative Agent pursuant to Section 5.15.3 or as otherwise agreed by the Administrative Agent in its sole discretion in writing, and to the Borrower Representative’s knowledge, as of the date of the applicable Mortgage, each Mortgaged Real Property that is subject to such Mortgage has direct physical access to and from at least one public road.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01.Conditions to Closing and Initial Borrowing.  The effectiveness of this Agreement and the obligation of each Lender to make the Mortgage Loans, are subject to the satisfaction (or waiver) on or before the Closing Date of the following conditions precedent:

4.01.1Closing Submissions.  The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed, if applicable, promptly by originals), unless otherwise specified, each properly executed by a Responsible Officer of the applicable signing Loan Party to the extent that a Loan Party is a party thereto, each dated either the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(a)executed counterparts of (i) this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Representative, (ii) the Guaranty and Collateral Agreement and Parent Guaranty sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Representative, and (iii) the Mortgages

in recordable form encumbering the Closing Date Mortgaged Real Property in sufficient number for distribution to the Administrative Agent and to the title insurance agent (with original executed Mortgages to be delivered to the title insurance agent) issuing the title insurance policies required on the Closing Date pursuant to this Agreement;

(b)Mortgage Loan Notes executed by the applicable Borrowers in favor of each Mortgage Loan Lender requesting a Mortgage Loan Note prior to the Closing Date;

(c)a Loan Notice requesting the Mortgage Loans to be funded on the Closing Date executed by the Borrower Representative or the applicable Borrowers requesting such respective Loans;

(d)such certificates of resolutions or other organizational action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party;

(e)(i) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in the respective jurisdictions specified in Schedule 4.01.1(e), which includes the jurisdiction of organization of each such Loan Party and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) a copy of the Organization Documents of each Loan Party, to the extent applicable, certified as of a recent date by the appropriate governmental official, each certified as true and complete by a Responsible Officer of the applicable Loan Party,

(f)a customary legal opinion (but excluding any real estate related opinions, each of which are to be provided pursuant to clause (g) immediately below) of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;

(g)opinions of local real estate counsel with respect to the Closing Date Mortgaged Real Property, addressed to the Administrative Agent and each Lender;

(h)a certificate of a Responsible Officer of the Borrower Representative either (i) certifying that all shareholder and corporate consents and approvals, material governmental and third party consents and approvals required in connection with the Closing Date Transactions (all of which shall be final with no waiting period to expire or ongoing governmental inquiry or investigation) shall have been duly given or recorded, and that any such consents, licenses, approvals and agreements shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required upon giving effect to the Credit Documents and the transactions contemplated by this Agreement;

(i)a certificate signed by a Responsible Officer of the Borrower Representative certifying (i) that the conditions specified in Sections 4.02.1 and 4.02.2 have been satisfied or (ii) as to the absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or, to the knowledge of the Loan Parties, before any arbitrator or Governmental Authority that challenges the Mortgage Facility or any other Closing Date Transaction;

(j)[reserved];

(k)a certificate signed by the chief financial officer, treasurer or chief accounting officer of the Borrower Representative, certifying that Holdings and its Subsidiaries, taken as a whole, are Solvent on a pro forma basis after giving effect to the Closing Date Transactions;

(l)[reserved];

(m)[reserved];

(n)certificates evidencing insurance (including flood insurance) which insurance shall name the Administrative Agent as additional insured and include lender loss payee endorsements for property and casualty policies, as applicable;

(o)[reserved];

(p)[reserved];

(q)[reserved];

(r)[reserved];

(s)UCC-1 financing statements for filing in all places required by applicable Law to perfect the Liens of the Administrative Agent for the benefit of the Secured Parties under the Security Documents as a perfected Lien as to items of Collateral in which a security interest may be perfected by the filing of a UCC-1 financing statement;

(t)[reserved];

(u)[reserved];

(v)UCC search results with respect to the Loan Parties showing no Liens except Permitted Encumbrances (or Liens with respect to Indebtedness to be repaid on or prior to the Closing Date);

(w)with respect to the Closing Date Mortgaged Real Property, (i) the documents and instruments required pursuant to Section 5.15.3 and (ii) completion and satisfactory review of Real Estate Appraisals provided pursuant to Section 5.15.3 on the Closing Date Mortgaged Real Property evidencing that the Outstanding Amount of the Mortgage Loans on the Closing Date shall not exceed 75% of the Aggregate Mortgaged Property Asset Value with respect to the Closing Date Mortgaged Real Properties;

(x)all information and documentation reasonably required by each Lender to evidence or facilitate both the Borrower Representative’s and each Lender’s compliance with all applicable laws and regulations, including, all “know your customer” rules in effect from time to time pursuant to the Bank Secrecy Act, USA PATRIOT Act and other applicable laws on or prior to the date which is 5 Business Days prior to the Closing Date;

(y)at least five days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower; and

(z)an executed Collateral Information Certificate by Holdings for itself and for each Loan Party completed giving pro forma effect to the Closing Date Transactions.

4.01.2Fees and Lender Party Expenses.  Payment of all fees due to the Administrative Agent and the Lenders and reasonable and invoiced fees and expenses of Administrative Agent’s counsel, in each case, as contemplated hereby and to the extent (a) due and owing on the Closing Date pursuant to the Fee Letter and (b) with respect to expenses, invoiced to the Borrower Representative at least one (1) business days prior to the Closing Date.

Section 4.02.Conditions to Borrowings.  The obligation of each Lender to honor any request for a Borrowing (including any Borrowing on the Closing Date) are each subject to the satisfaction of the following conditions precedent:

4.02.1Representations and Warranties.  The representations and warranties of the Loan Parties contained in this Agreement or in any other Credit Document shall be true and correct in all material respects (and, in the case of any representation or warranty that is qualified by materiality or Material Adverse Effect, shall be true and correct in all respects) on and as of the date of any such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and, in the case of any representation or warranty that is qualified by materiality or Material Adverse Effect, shall be true and correct in all respects) as of such earlier date and except for changes in factual circumstances not prohibited by the Credit Documents, and except that for purposes of this Section 4.02.1, the representations and warranties contained in Section 3.07.1 shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.08.1 and 5.08.2, respectively (on and after the date that financial statements have been delivered pursuant to such Sections).

4.02.2Absence of Defaults and Events of Default.  No Default or Event of Default shall exist immediately before or immediately after giving effect to such Borrowing or from the application of the proceeds thereof.

4.02.3Loan Notice.  With respect to any Borrowing, the Administrative Agent shall have received a Loan Notice as required by the terms of this Agreement.

Each request for a Borrowing of the Loans shall be deemed automatically to be a representation and warranty of the Borrowers that the conditions specified in this Section 4.02 applicable to such Borrowing, have been satisfied on and as of the date of the applicable Borrowing.

Section 4.03.Conditions to Delayed Draw Facility.  The obligation of each Lender to make Mortgage Loans on any Delayed Draw Funding Date, are subject to the satisfaction (or waiver) of the conditions set forth in Section 4.02 and the following conditions precedent:

4.03.1Delayed Draw Requirements.  (a) All requirements set forth in Section 2.03 hereof to the extent applicable to the relevant Delayed Draw Borrowing shall have been satisfied, (b) the Administrative Agent shall have received Mortgage Loan Notes executed by the applicable Borrowers in favor of each applicable Lender requesting a Mortgage Loan Note prior to the Delayed Draw Funding Date in originals or electronic copy (followed, if applicable, promptly by originals) and (c) the Administrative Agent  shall have received all documents in originals or electronic copy (followed, if applicable, promptly by originals) and other items, in each case, required under Section 5.15.3 with respect to any Delayed Draw Mortgaged Real Property applicable to such Delayed Draw Borrowing and as otherwise set forth in Section 4.03.2(d) below (including a title insurance endorsement to the Administrative Agent which title insurance endorsement shall comply with the title insurance regulations in the applicable jurisdiction with respect to the title insurance policy covering the Real Property which is being acquired in connection with such Borrowing).

4.03.2Closing Submissions.  The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals), unless otherwise specified, each properly executed by a Responsible Officer of the applicable signing Loan Party to the extent that a Loan Party is a party thereto, each dated either the applicable Delayed Draw Funding Date or, in the case of certificates of governmental officials, a recent date before the applicable Delayed Draw Funding Date and each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing such Loans:

(a)a Loan Notice requesting the Mortgage Loans requested to be funded on the Delayed Draw Funding Date, in each case executed by the applicable Borrowers requesting such respective Loans;

(b)a certificate of a Responsible Officer of the Borrower Representative certifying that the Borrowers have complied in all respects with the requirements set forth in Section 5.15 (in the case of Section 5.15.3, solely with respect to the Delayed Draw Mortgaged Real Property applicable to such Delayed Draw Borrowing and as otherwise set forth in clause (d) below) and, if applicable, Section 5.17 and all collateral and organizational documents required thereby shall be effective as of such Delayed Draw Funding Date, including in respect of each applicable Property Holding Company;

(c)[reserved];

(d)completion and reasonably satisfactory review of Real Estate Appraisals, to be provided pursuant to Section 5.15.3 on such Delayed Draw Mortgaged Real Property financed by such Class of Delayed Draw Loans evidencing that the Outstanding Amount of the Delayed Draw Loans of such Class on such Delayed Draw Funding Date shall not be greater than 75% of the Aggregate Mortgaged Property Asset Value with respect to the Delayed Draw Mortgaged Real Properties of such Class;

(e)at least five days prior to the applicable Delayed Draw Funding Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower, or if previously delivered, such Borrower shall attest that such previously delivered Beneficial Ownership Certificate remains accurate;

(f)a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative, demonstrating that, after giving pro forma effect to the Mortgage Loans funded on such Delayed Draw Funding Date, that the Borrowers are in compliance with the financial covenant set forth in Section 6.15; and

(g)all information and documentation reasonably required by each Lenders to evidence or facilitate both the Borrower Representative’s and each Lender’s compliance with all applicable laws and regulations, including, all “know your customer” rules in effect from time to time pursuant to the Bank Secrecy Act, USA PATRIOT Act and other applicable laws on or prior to the date which is 5 business days prior to the Delayed Draw Funding Date.

Section 4.04.Conditions to initial fundings and delayed draw fundings of Mortgage Loan Increases or Additional Mortgage Loans with respect to any Incremental Facility effected after the Closing Date shall be as set forth in the Incremental Amendment with respect to such Incremental Facility.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrowers agrees that until the payment and satisfaction in full of all Obligations (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) and the termination of all Commitments hereunder, it will comply, and cause each other Loan Party and each other Subsidiary, as applicable, to comply, with the covenants set forth in this Article 5.

Section 5.01.Payment of Obligations.  Each Loan Party shall pay and discharge and cause each of its Subsidiaries to pay and discharge, prior to delinquency or default, (a) all Federal, state income or property Taxes and all other Taxes imposed upon such Loan Party or such Subsidiary, as the case may be and (b) all lawful claims for labor, materials and supplies except to the extent the failure to pay or discharge such claims would not reasonably be expected to have a Material Adverse Effect unless, in the case of each of clauses (a) and (b), such Loan Party or such Subsidiary, as the case may be, is contesting such Taxes or claims in good faith and by appropriate actions diligently taken and such Loan Party or such Subsidiary has set aside such reserves or other appropriate provisions therefor as may be required by GAAP and any Lien resulting from such non-payment of any such Taxes or assessment or claim is and remains a Permitted Encumbrance.

Section 5.02.Insurance.  Each Borrower and each Subsidiary shall obtain and maintain and shall cause their respective Subsidiaries to obtain and maintain such insurance coverage with respect to its property and business against loss or damage of the kinds as is reasonable and customary for Persons engaged in the same or similar businesses and owning similar properties in similar localities as the Loan Parties and the Subsidiaries.  Subject to Section 5.19, Holdings shall be required to maintain liability insurance unless such requirement is otherwise waived in writing by the Administrative Agent.  Without limitation to the foregoing, the Borrowers and the other Subsidiaries shall each maintain business interruption insurance and fire and extended coverage casualty insurance covering the Collateral and their respective assets with insurance companies and in amounts, in each case, that are reasonable, customary and prudent for Persons engaged in the same or similar businesses as the Borrowers and their Subsidiaries and sufficient to prevent any co-insurance liability (which amount shall be the full insurable value of the assets and properties insured unless the Administrative Agent in writing agrees to a lesser amount).  Subject to Section 5.19, the Loan Parties shall cause each applicable insurance policy to name the Administrative Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear (or in the case of each casualty insurance policy, containing a lender loss payable clause or endorsement and mortgagee clause or endorsement (as applicable) that names the Administrative Agent, for the benefit of the Secured Parties, as lender loss payee and mortgagee (as applicable) thereunder).  The applicable Loan Parties shall use commercially reasonable efforts to cause such casualty insurance policies to be endorsed so as to make them non-cancellable unless thirty (30) days’ prior notice of cancellation is provided to the Administrative Agent.

If, and to the extent that, any building or improvements on any Mortgaged Real Property are determined to be in a Special Flood Hazard Area, the Borrower Representative shall (or shall cause the Subsidiary that owns such property to) carry flood insurance with respect to such Mortgaged Real Property in an amount not less than the amount required by applicable Flood Laws.

Section 5.03.[Reserved].

Section 5.04.Notice of Litigation and Proceedings.  Borrower Representative shall give prompt notice to the Administrative Agent of any action, suit, investigation, violation, written notice or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or Subsidiary, or the assets or properties thereof, of which any Borrower has knowledge, which could reasonably be expected to result in liabilities to any Loan Party or any Subsidiary, either individually or in the aggregate, in excess of $1,000,000.

Section 5.05.Notice of Change of Business Location or of Jurisdiction of Organization; Notice of Name Change. The Borrower Representative shall notify the Administrative Agent within forty-five (45) days after any change in the location of any Loan Party’s chief executive office or principal place of business, any Loan Party’s legal name, type of organization, or of the jurisdiction in which any Loan Party is organized.

Section 5.06.Landlord Waivers.  Each Loan Party will (a) except as required by clause (b) below, use commercially reasonable efforts to obtain and deliver to the Administrative Agent a customary landlord agreement with respect to each location in the United States not owned by a Loan Party where Collateral is located and (b) obtain and deliver to the Administrative Agent a customary landlord access agreement with respect to each location in the United States leased to a Loan Party by (x) a Loan Party or (y) any other Affiliate of a Loan Party or under the Control of such Loan Party, in the case of clauses (a) and (b), within ninety (90) days (or such later date agreed to by the Administrative Agent) of Collateral becoming located at such location, in form and substance reasonably acceptable to the Administrative Agent.

Section 5.07.Notice of Events Affecting Collateral.  The Borrower Representative shall promptly report to the Administrative Agent all matters for which Borrower Representative receives written notice that would adversely affect the enforceability or collectability of any of the Collateral by the Administrative Agent and which have an aggregate value in excess of $2,000,000.

Section 5.08.Reporting Requirements.  The Borrower Representative, on behalf of the Loan Parties, shall submit the following items to the Administrative Agent (and, if requested in writing by the Administrative Agent, with copies for each Lender):

5.08.1Quarterly Internally-Prepared Financial Statements. Within (a) forty-five (45) calendar days after the end of each fiscal quarter (commencing with the fiscal quarter ended March 31, 2023, but in each case, excluding the last Fiscal Quarter of each Fiscal Year) and (b) one hundred twenty (120) days following the end of each fiscal quarter ending December 31 (commencing with the fiscal quarter ended December 31, 2022), the Borrower Representative shall submit to the Administrative Agent an internally prepared consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal quarter, together with a consolidated statement of income, a consolidated statement of cash flows and a consolidated statement of retained earnings of Holdings and its Subsidiaries for such fiscal month and, commencing with the fiscal quarter ended December 31, 2023, stating in comparative form the respective consolidated figures for the corresponding fiscal quarter of the previous Fiscal Year, all prepared in accordance with GAAP and certified by a Responsible Officer of Holdings (subject to year-end adjustments and the absence of footnotes).

5.08.2Annual Financial Statements.  Within one hundred twenty (120) calendar days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2022), the Borrower Representative shall submit to the Administrative Agent an internally prepared consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year, together with an internally prepared consolidated and consolidating statement of income, statement of cash flows and statement of retained earnings, in each case, of Holdings and its Subsidiaries for such Fiscal Year and, commencing with the Fiscal Year ending December 31, 2023, stating in comparative form the respective consolidated and consolidating figures for the previous Fiscal Year, all prepared in accordance with GAAP.

5.08.3[Reserved].

5.08.4Compliance Certificate.  The Borrower Representative shall, concurrently with any delivery of annual financial statements under Sections 5.08.2 and quarterly financial statements to be delivered pursuant to Section 5.08.1 above, submit a Compliance Certificate from the Chief Financial Officer, Chief Accounting Officer, Chief Executive Officer, Treasurer, President or other financial officer of Holdings or the Borrower Representative to the Administrative Agent (commencing with the Fiscal Quarter ending September 30, 2022) (a) certifying that no Default or Event of Default has occurred during such period or, if such a Default or an Event of Default has occurred during such period, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (b) setting forth the reasonably detailed calculations with respect to the Consolidated Debt Service Coverage Ratio for such period, (c) if applicable, providing a list of each Excluded Subsidiary as of the date of delivery of such certificate, and (d) including such additional information as may from time to time be required under the Guaranty and Collateral Agreement.

5.08.5Projections.  The Borrower Representative shall deliver to the Administrative Agent within sixty (60) days after the commencement of each Fiscal Year commencing after the Closing Date, an annual operating budget for the consolidated operations of Holdings and its Subsidiaries for such Fiscal Year, including a projected consolidated balance sheet as of the last day of such Fiscal Year, together with projected consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, as well as a statement of the key assumptions relating to the preparation of such projections.

5.08.6Notice of Defaults and Events of Default; Material Adverse Effect.  The Borrower Representative shall promptly give written notice to the Administrative Agent of the occurrence of a Default or Event of Default or an event, occurrence or condition that could be reasonably expected to have a Material Adverse Effect, in each case of which any Responsible Officer of Holdings or a Borrower has knowledge.

5.08.7ERISA Event.  The Borrower Representative shall promptly give written notice to the Administrative Agent of the occurrence of any ERISA Event with respect to any Loan Party or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect.  The written notice shall specify the nature thereof, what action the Loan Parties, any Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and with reasonable promptness, copies of all notices received by a Loan Party, a Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning such ERISA Event, and copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

5.08.8[Reserved].

5.08.9[Reserved].

5.08.10Beneficial Ownership.  The Borrower Representative shall promptly notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

5.08.11Accounting Policies.  The Borrower Representative shall promptly notify the Administrative Agent if any Loan Party changes its accounting policies in any material respect from those in effect on the Closing Date.

5.08.12General Information.  In addition to the items set forth in this Section 5.08, Holdings agrees to submit, and cause the other Subsidiaries to submit, to the Administrative Agent such other information respecting the financial condition or operations of Holdings and its Subsidiaries as the Administrative Agent may reasonably request from time to time, provided that such other information is in any Loan Party’s possession and reasonable control (without any additional cost or expense other than a de minimis cost or expense) in the form requested by Administrative Agent.

Section 5.09.Preservation of Existence, Etc.  Each Loan Party and each Subsidiary shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (in each case, except as otherwise permitted under Sections 6.04 or 6.05); and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.10.Maintenance of Assets and Properties.  Each Loan Party and each Subsidiary shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in working order and condition, ordinary wear and tear, casualty and condemnation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each of the foregoing cases, except where the failure to so maintain, preserve, protect, repair, renew or replace could not reasonably be expected to have a Material Adverse Effect.

Section 5.11.Compliance with Laws; Anti-Terrorism; Anti-Corruption.  Each Loan Party and each Subsidiary shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, and obtain or maintain all material permits, licenses, franchises, approvals and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of its properties and the conduct of its business, except in such instances in which (i) such requirement of Law or order, writ, injunction, decree, authorization or approval is being contested in good faith by appropriate proceedings diligently conducted or (ii) where the failure to obtain or maintain would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Loan Parties and each Subsidiary shall be in compliance in all material respects with applicable legal requirements of the Anti-Terrorism Laws, Anti-Corruption Laws, the USA Patriot Act, and the Bank Secrecy Act.

Section 5.12.Books and Records.  Holdings and each Subsidiary shall maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP shall be made of all material financial transactions and material matters involving the assets and business of Holdings or such Subsidiary, as the case may be.

Section 5.13.Inspection Rights.  Each of Holdings and its Subsidiaries shall permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its respective properties and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Directors and officers, all at such reasonable times during normal business hours, no more than two times per year (or as often as may be reasonably desired by the Administrative Agent during the occurrence and continuance of an Event of Default), and, except during the occurrence and continuance of an Event of Default during which no advance notice shall be required, upon not less than two Business Days’ advance notice to the Loan Parties and at the sole cost of the Borrowers.

Section 5.14.Environmental Matters.  Each Loan Party and each Subsidiary shall comply with all applicable Environmental Laws, the non-compliance with which could reasonably be expected to result in liabilities to any Loan party or any Subsidiary, either individually or in the aggregate, in excess of $3,000,000. Each Loan Party and each Subsidiary shall investigate any circumstances which such Loan Party or such Subsidiary has reason to believe or suspect the Contamination of any of their Real Property which could reasonably be expected to result in liabilities to any Loan Party or any Subsidiary, either individually or in the aggregate, in excess of $3,000,000. Each Loan Party and each Subsidiary, as applicable, shall promptly perform any remediation required under applicable Laws of such Contamination which could reasonably be expected to result in liabilities, costs or expenses (i) with respect to any parcel of Real Property in excess of $500,000 or (ii) to any Loan Party or any Subsidiary, either individually or in the aggregate, in excess of $3,000,000.

Section 5.15.Additional Subsidiaries and Collateral.

5.15.1Subsidiaries.  If (i) any Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date or (ii) any Subsidiary ceases to be an Excluded Subsidiary pursuant to the definition thereof, within forty-five (45) calendar days after such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary (or such longer period as the Administrative Agent may agree in its sole, reasonable discretion), the Borrower Representative shall (i) unless such Subsidiary becomes a Borrower pursuant to Section 5.17, cause such Subsidiary to duly execute and deliver a joinder agreement to become a guarantor of the Obligations under, and subject to the terms and conditions of, the Guaranty and Collateral Agreement (or, in the case of a Person required to or that elects to become a Borrower, a Joinder Agreement) together with all schedules and information thereto appropriately completed with respect to such Subsidiary, (ii) cause such Subsidiary to deliver a joinder agreement to the Guaranty and Collateral Agreement providing for the creation of Liens on the Collateral described in such agreement and owned by such Subsidiary as security for the Obligations, (together with all schedules and information thereto appropriately completed with respect to such Subsidiary), (iii) cause such Subsidiary to deliver a joinder agreement to the Guaranty and Collateral Agreement providing for the pledge of any Equity Interests held by such Subsidiary pursuant to the Guaranty and Collateral Agreement (except to the extent that such Equity Interests constitute Excluded Property) (together with all schedules and information thereto appropriately completed with respect to such Subsidiary), (iv) [reserved], (v) deliver, or cause to delivered, any and all certificates representing Equity Interests (if any) held by such Subsidiary, and any Equity Interest in such Subsidiary that are held by other Persons (if any), that are (in each case) required to be delivered pursuant to the Security Documents (and accompanied, in each case, by undated stock powers or other appropriate instrument of transfer executed in blank), (vi) take such other actions such that all of the Equity Interests (except to the extent that such Equity Interests constitute Excluded Property or are not otherwise required to be pledged or certificated pursuant to the terms of the Credit Documents) issued by any such Subsidiary shall be pledged as security for the Obligations pursuant to such Credit Documents in form and substance reasonable satisfactory to the Administrative Agent, as may be required under applicable Laws to effectuate a fully enforceable first priority pledge of such Equity Interests, (vii) deliver or cause to be delivered to the Administrative Agent UCC financing statements naming such Subsidiary as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party,” in form and substance sufficient in the reasonable opinion of the Administrative

Agent and its counsel for filing in each applicable UCC filing office in which filing is necessary to perfect the Administrative Agent’s Liens in the Collateral granted by such Subsidiary under the applicable Security Documents, and (viii) deliver, or cause to be delivered, an opinion of counsel reasonably satisfactory to the Administrative Agent as to customary matters in connection with the joinder of such Subsidiary to the Credit Documents.  For the avoidance of doubt, this Section 5.15.1 does not apply to the creation or perfection of a security interest in Real Property, which requirements are set forth in Section 5.15.3 below.

5.15.2Property Holding Company.  In respect of each Mortgage Loan Borrower, the Borrower Representative shall cause a Property Holding Company to be formed to directly own 100% of the Equity Interest of such Mortgage Loan Borrower and cause such Property Holding Company to have complied with the provisions of Section 5.15 and the applicable provisions of the Security Documents.

5.15.3Requirements for Mortgaged Real Property.  With respect to each parcel of Mortgaged Real Property, the applicable Mortgage Loan Borrower shall provide to the Administrative Agent (or, to the extent otherwise indicated in Schedule 5.15.3, Administrative Agent shall have received from the Person identified in said Schedule) each of the items described in Schedule 5.15.3 by the respective due date set forth in said Schedule, each in form and substance reasonably acceptable to the Administrative Agent and such other parties as may be specifically noted therein.

Section 5.16.Further Assurances.  Subject to the final two sentences set forth in Section 5.15.1, each Loan Party shall execute, acknowledge, deliver, and record or file such further instruments, including, without limitation, further security agreements, financing statements, and continuation statements, and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Credit Documents.  Notwithstanding anything to the contrary in the Credit Documents, no Loan Party shall be required to provide mortgages with respect to any leasehold interest in any Real Property.

Section 5.17.Joinder of Borrowers and Guarantors.

5.17.1Any Person (a) owning Real Property the value of which is directly advanced against under the Mortgage Facility, the Delayed Draw Facility, any Mortgage Loan Increase or any Additional Mortgage Loans shall be required to be a Borrower hereunder with respect to the applicable Class and (b) that is a Subsidiary and is not a Borrower in respect of any Class under this Agreement may, but shall not be required to (except as provided in clause (a) above), in its sole discretion from time to time become a Borrower hereunder with respect to a particular Class, in the case of each of clause (a) and (b), by executing and delivering to the Administrative Agent a Joinder Agreement (together with all schedules thereto); provided that such Joinder Agreement shall specify the applicable Credit Facilities under which such Subsidiary shall join this Agreement as a Borrower.  Any Person that executes and delivers a Joinder Agreement shall deliver to the Administrative Agent such items as are required pursuant to Sections 4.01.1(d), 4.01.1(e), 4.01.1(n) (which items required by Section 4.01.1(n) shall be in form and substance reasonably acceptable to the Administrative Agent; provided, however, if such Person executes such Joinder Agreement in connection with a Permitted Acquisition or in contemplation of a potential Permitted Acquisition, then such items required by Section 4.01.1(n) shall not be required to be delivered until the date that is 30 days (or such later date as the Administrative Agent may agree in its sole discretion) after such Permitted Acquisition is consummated; provided, further, that, in connection with such Person’s compliance with Section 4.01.1(n), (x) for the avoidance of doubt, such grace period shall not apply to any of the obligations to maintain any insurance (including flood insurance) and deliver insurance certificates (including flood insurance), and (y) on or before the date of such Permitted Acquisition, such Person shall have delivered or caused to be delivered to the Administrative Agent written confirmation from the insurance agent for such Person that such insurance agent is unable to deliver such endorsements by the date of such Permitted Acquisition), 5.15.1(ii), 5.15.1(iii), 5.15.1(v), 5.15.1(vi), 5.15.1(vii), and 5.15.1(viii).  Such Subsidiary shall thereafter have all of the rights, benefits and obligations of a Borrower party to this Agreement with respect to such Class.

5.17.2Any Subsidiary that is not a Guarantor of the obligations of any Class or is not required to become a Guarantor of the obligations under such Class under this Agreement may, but shall not be required to, in its sole discretion from time to time execute and deliver to the Administrative Agent a joinder agreement to the Guaranty and Collateral Agreement (or such other document in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative) to become a Guarantor of the obligations under such Class and to pledge its assets to the extent required thereunder to secure the Obligations. Any Person that executes and delivers a joinder to the Guaranty and Collateral Agreement shall deliver to the Administrative Agent such items as are required pursuant to Sections 4.01.1(d), 4.01.1(e), 4.01.1(n) (which items shall be in form and substance reasonably acceptable to the Administrative Agent), 5.15.1(ii), 5.15.1(iii), 5.15.1(v), 5.15.1(vi), 5.15.1(vii), and 5.15.1(viii).  Such Subsidiary shall thereafter have all of the rights, benefits and obligations of a Guarantor under the Credit Documents.

Section 5.18.Collection of Accounts.  Holdings and its Subsidiaries shall use commercially reasonable efforts, using their prudent business judgment, to collect their respective Accounts in the ordinary course of their respective businesses, subject to customary credit and collection policies.

Section 5.19.Post-Closing Deliverables.  Notwithstanding the conditions precedent set forth in Section 4.01, the Loan Parties have informed the Administrative Agent and the Lenders that certain items required to be delivered as conditions precedent to the effectiveness of this Agreement will not be delivered as of the Closing Date. As an accommodation to the Loan Parties, the Administrative Agent and the Lenders have agreed to make the Loans available under this Agreement notwithstanding that such conditions have not been satisfied.  In consideration of such accommodation, each applicable Loan Party hereby agrees to take each of the actions described on Schedule 5.19 attached hereto, in each case, in the manner and by the dates set forth thereon, or such later dates as may be agreed to by Administrative Agent. Notwithstanding anything to the contrary set forth herein, the failure to deliver any of the items described in Schedule 5.19 prior to (but not after) the deadlines set forth therein shall not be deemed to breach any covenant or term of this Agreement or any other Credit Document, be deemed to constitute a misrepresentation hereunder or under any other Credit Document, or otherwise result in a Default or Event of Default (except to the extent such Default or Event of Default is caused by the breach of the covenant contained in this Section 5.19).

Section 5.20.Use of Proceeds.  All proceeds of Loans shall be used as provided in Section 3.04.

Section 5.21.Leases.  Holdings and its Subsidiaries shall maintain leases in respect of each Mortgaged Real Property that, taken as a whole, shall provide for lease payments in an amount not less than the amount necessary to satisfy regularly scheduled principal and interest payments under this Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Each of Holdings and the Borrowers agrees that until the payment and satisfaction in full of all Obligations (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof), it will comply, and cause each other Loan Party and each other Subsidiary, as applicable, to comply, with the covenants set forth in this Article 6:

Section 6.01.Liens.  No Loan Party nor any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its properties (real or personal), assets or revenues, whether now owned or hereafter acquired, other than Permitted Encumbrances.

Section 6.02.Investments and Loans.  No Loan Party nor any Subsidiaries shall make any Investment in any Persons, except:

(a)Permitted Acquisitions;

(b)Investments in cash and Cash Equivalents including Cash and Cash Equivalents held in deposit and securities accounts;

(c)extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(d)Investments by any Loan Party or any Subsidiary outstanding on the date hereof and set forth on Schedule 6.02;

(e)(i) any Loan Party or any Subsidiary may make intercompany loans to, and guarantees on behalf of, and other Investments in Loan Parties (other than Holdings) so long as, solely in the case of such intercompany loans by Subsidiaries that are not Loan Parties to Loan Parties, all payment obligations of the respective Loan Parties thereunder are subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) the Loan Parties may make intercompany loans to, guarantees on behalf of, and other Investments in, Subsidiaries that are not Loan Parties so long as the aggregate amount of outstanding loans, guarantees and the aggregate amount of the other Investments made pursuant to this subclause (ii) does not exceed $3,000,000, and (iii) any Subsidiary that is not a Loan Party may make intercompany loans to, and other investments in, any other Subsidiary that is also not a Loan Party;

(f)the Closing Date Transactions;

(g)any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made in accordance with Section 6.05;

(h)any Equity Interests or Investment acquired by a Borrower or any Subsidiary (i) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by any Borrower or any Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor, customer or supplier), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by Borrower Representative or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors, customers or suppliers that were incurred in the ordinary course of business or consistent with industry practice of any Borrower or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or supplier;

(i)(i) guarantees of the performance of Loan Parties and Subsidiaries, which guarantees are incurred in the ordinary course of business or consistent with industry practice or (ii) guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations of Loan Parties and Subsidiaries to vendors, suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(j)any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Sections 6.03, Section 6.04 or Section 6.05;

(k)advances of payroll payments to officers and employees of the Loan Parties and their Subsidiaries in the ordinary course of business;

(l)Investments by any Loan Party or any Subsidiary consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(m)earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and so long as such deposit does not exceed 10% of the Cost of Acquisition for such Permitted Acquisition reasonably expected to be paid at the time of such deposit;

(n)Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(o)Interests in the nature of leases, subleases, licenses, sublicenses other than occupancy agreements.

The entry of a Loan Party or any Subsidiary into a Swap Agreement or other hedging arrangement shall not be deemed to be an Investment for purposes of this Section 6.02; provided that such Swap Agreement or other hedging arrangement is (or was) entered into in connection with the Obligations or in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or such Subsidiary, and not for purposes of speculation.

Section 6.03.Indebtedness.  No Loan Party nor any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, except:

(a)the Obligations;

(b)Indebtedness outstanding on the Closing Date and listed on Schedule 6.03(b) attached hereto and any Permitted Refinancing thereof;

(c)Indebtedness arising from agreements of any Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business or assets of any Borrower or any Subsidiary permitted by Section 6.04 or 6.05;

(d)obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Agreements or other hedging arrangement; provided that such obligations are (or were) entered into in connection with the Obligations or in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or such Subsidiary, and not for purposes of speculation;

(e)Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(f)(i) Indebtedness incurred to finance the design, development, construction, installation, repair, lease, replacement or improvement of any property (or Indebtedness to finance the design, development, construction, installation, lease, repairs, additions or improvements to property (real or personal), including tax retention and other synthetic lease obligations and purchase money obligations; provided that any such Indebtedness shall be secured only by the property developed, constructed, repaired, designed, improved, leased or subject to such design or installation in connection with the incurrence of such Indebtedness and any proceeds and products thereof and (ii) Indebtedness under leases constituting Capitalized Lease Obligations and purchase money obligations for fixed assets; provided that the aggregate principal amount at any time outstanding under this clause (f) owing to a Person other than a Loan Party shall not exceed $5,000,000;

(g)Indebtedness of a Subsidiary owing to another Subsidiary, in each case, to the extent such Indebtedness constitutes a Permitted Investment;

(h)Indebtedness consisting of unsecured or Subordinated Indebtedness, in each case owing to one or more sellers in connection with a Permitted Acquisition, which Indebtedness constitutes part of the consideration paid for such Permitted Acquisition; provided, that the aggregate principal amount outstanding under this clause (i) shall not at any time exceed $5,000,000; provided, further, that any such deferred consideration or Indebtedness will not be payable unless on the date of any such payment, (A) no Default or Event of Default has occurred and is continuing, and (B) the Borrowers are in pro forma compliance with the financial covenant set forth in Section 6.15 after giving pro forma effect to the payment of such consideration;

(i)the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(j)the incurrence of Indebtedness by any Loan Party or any Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to any Loan Party or any Subsidiary in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Products;

(k)guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations of Loan Parties and Subsidiaries to vendors, suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(l)contingent obligations (including Guarantees) of any Indebtedness permitted hereunder (including obligations of any Loan Party with respect to Indebtedness or other obligations of any Subsidiary that is not a Loan Party to the extent such Indebtedness of such Subsidiary is permitted hereunder); provided that, any such obligations of any Loan Party with respect to Indebtedness or obligations of any Subsidiary that is not a Loan Party shall not exceed an aggregate outstanding principal amount of $1,000,000 at any time;

(m)obligations in respect of guaranties, performance, surety, statutory, appeal, bid, indemnity, payment or other bonds or similar obligations (including any bonds or letters of credit issued with respect thereto or otherwise supporting the foregoing, and all guaranties, reimbursement and indemnity agreements entered into in connection therewith) entered into in the ordinary course of business;

(n)Indebtedness of any Loan Party or any Subsidiaries in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, and bankers’ acceptances in the ordinary course of business that do not give rise to an Event of Default and obligations with respect to letters of credit supporting any of the foregoing, in an aggregate principal amount at any time outstanding under this clause (r), not to exceed $1,000,000;

(o)Obligations under operating leases, licenses, operating subleases and sublicenses entered into in the ordinary course of business; and

(p)any other Indebtedness in an aggregate principal amount at any time outstanding under this clause (s), not to exceed $5,000,000.

Section 6.04.Fundamental Changes.  No Loan Party nor any Subsidiary shall merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, Dispose of all or substantially all of its assets (whether in one transaction or in a series of transactions) or directly or indirectly by Requirements of Law or otherwise, consummate a Division/Series Transaction, except that, so long as immediately after giving effect to such transaction or series of transactions, there exists no Default or Event of Default:

(a)any Subsidiary (or any other Person or Loan Party) may merge, amalgamate or consolidate with (i) any Borrower; provided that a Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries; provided that (A) subject to clause (i) above, when any Guarantor is merging with another Person that is not a Loan Party the Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall become a Guarantor, (B) to the extent constituting an Investment, such Investment must be a Permitted Investment and (C) to the extent constituting a Disposition, such Disposition must be permitted in accordance with the Credit Documents, including Section 6.05 of this Agreement;

(b) any Subsidiary (other than a Borrower unless another Borrower assumes any surviving Obligations of the dissolving Borrower and receives any remaining assets of such dissolving Borrower) may dissolve, if the Borrower Representative determines in good faith that such action is in the best interest of Holdings and its Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect, it being understood that in the case of any liquidation or dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Borrower or a Guarantor unless such Disposition of assets is permitted hereunder;

(c)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any Loan Party or to any Subsidiary; provided that if the transferor in such a transaction is a Borrower or a Guarantor, then (i) the transferee must either be a Borrower or a Guarantor (or the transferee shall become a Borrower or a Guarantor) or (ii) to the extent constituting an Investment, such Investment must be permitted by Section 6.02;

(d)any Borrower or any Subsidiary may merge, amalgamate, consolidate (and in the case of any Subsidiary, dissolve or liquidate) with or into another Person or Dispose of all or substantially all of its assets in order to effect a Disposition permitted pursuant to Section 6.05 ; provided that a Borrower or Subsidiary, as applicable shall be the continuing or surviving Person; and

(e)any Investment permitted by Section 6.02 (other than 6.02(j)) may be structured as a merger, consolidation or amalgamation; provided that if such transaction is entered into by a Borrower or Guarantor, a Borrower or Guarantor shall be the continuing or surviving Person.

Section 6.05.Dispositions.  No Loan Party nor any Subsidiary shall make any Dispositions, except:

(a)Dispositions of inventory in the ordinary course of business;

(b)Dispositions of property (other than Mortgaged Real Property) that is obsolete, surplus, worn out or no longer used in or useful to such Loan Party’s or such Subsidiary’s business, whether now owned or hereafter acquired;

(c)the sale of ownership rights in vehicles and equipment upon the termination of operating leases;

(d)Sale and Lease-Back Transactions permitted under Section 6.14;

(e)Dispositions not otherwise permitted under this Section 6.05 (including Dispositions of any Mortgaged Real Property); provided, that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition or would result therefrom, (ii) the Borrowers are in pro forma compliance with the financial covenant set forth in Section 6.15 after giving effect to such Disposition, (iii) such Disposition is for Fair Market Value, (iv) at least 75% of the consideration for such Disposition shall be Cash or Cash Equivalents, and (v) the Net Available Proceeds of such Disposition are applied or reinvested in accordance with Section 2.03.4(b);

(f)Dispositions of improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business;

(g)Dispositions permitted under Section 6.01, Section 6.02, Section 6.04 or Section 6.07;

(h)(i) the lease, sublease, license or sublicense of any real property (including Mortgaged Real Property) or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement; provided, however that this clause (h) shall not permit any lease, sublease, license or sublicense of Mortgaged Real Property among Loan Parties (which shall be governed by clause (n) below);

(i)Dispositions in connection with Casualty Events;

(j)the unwinding, termination, settlement or novation of any Swap Agreements or other hedging arrangements;

(k)Dispositions of Intellectual Property;

(l)Dispositions of property to a Subsidiary of Holdings; provided, that if the transferor of such property is a Borrower or a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(m)Dispositions listed on Schedule 6.05;

(n)leases, subleases, licenses or sublicenses of Mortgaged Real Property entered into among Loan Parties; provided that each Borrower, and, by execution of the Guaranty and Security Agreement, each Guarantor agrees that (i) its rights as a lessor under such lease (x) are collaterally assigned to the Administrative Agent as security for the Obligations and (y) are hereby subordinated in all respects to the Obligations and (ii) upon the occurrence and during the continuance of an Event of Default hereunder and in exercising its rights and remedies under the Credit Documents, the Administrative Agent may require the termination of such lease and, upon such termination, the lessor shall vacate such Mortgaged Real Property; and

(o)Dispositions in any Fiscal Year of other property, assets (including the Disposition of Equity Interests of its Subsidiaries and Affiliates) or businesses of Holdings or any of its Subsidiaries not otherwise permitted by this Section 6.05 so long as the Net Available Proceeds from such Disposition in the aggregate for such Fiscal Year do not exceed $5,000,000.

Section 6.06.[reserved].

Section 6.07.Restricted Payments.  No Loan Party nor any Subsidiary may declare or make, directly or indirectly, any Restricted Payments, except that:

(a)Holdings and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common Equity Interests (other than Disqualified Stock) of such Person; provided that such distribution does not effect a Change of Control;

(b)Holdings and each Subsidiary may declare and make Tax Distributions;

(c)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and Holdings and its Subsidiaries are in pro forma compliance with the financial covenant set forth in Section 6.15 as of the most recently ended Test Period as certified to the Administrative Agent prior to the making of any such Restricted Payment, Holdings and its Subsidiaries may declare and make other Restricted Payments in accordance with this Agreement; and

(d)to the extent constituting Restricted Payments, transactions expressly permitted by (i) Section 6.02 , (ii) Section 6.04, or (iii) Section 6.05.

Section 6.08.Change in Nature of Business.  No Loan Party nor any Subsidiary of Holdings or FRHP shall engage in any material line of business substantially different from the Permitted Businesses.

Section 6.09.Transactions with Affiliates.  No Loan Party nor any Subsidiary shall sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is upon terms no less favorable to such Loan Party or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, however, that the foregoing restrictions shall not apply to:

(a)the consummation of the Closing Date Transactions;

(b)employment and severance arrangements between Loan Parties and the Subsidiaries and their respective current and former Directors (or comparable managers), officers and employees in the ordinary course of business;

(c)the payment of reasonable fees and expenses to, indemnities, compensation (including bonuses), other benefits, (including retirement, health, stock option and other benefit plans) or other commercially reasonable arrangements provided for the benefit of Directors (or comparable managers), officers, consultants and employees of a Loan Party or any of its Subsidiaries;

(d)Restricted Payments, Investments, Dispositions, and other transactions permitted under the Credit Documents;

(e)(i) transactions solely among Loan Parties and (ii) transactions solely among Subsidiaries that are not Loan Parties;

(f)[reserved];

(g)following the consummation of a Permitted Acquisition or similar Investment (including in respect of any joint venture), any agreements of the acquired Person in effect on the closing date of such Permitted Acquisition or Investment, in each case to the extent that such transactions were not entered into in contemplation of or in connection with such Permitted Acquisition or Investment and were in existence on the date of such Permitted Acquisition or Investment; and

(h)(i) transactions required by any requirement of Law, and (ii) leases for the Mortgaged Real Property entered into with Affiliates so long as the Loan Parties are in compliance with Section 5.21.

Notwithstanding anything set forth in Section 6.09 or in any other Credit Document, no payments shall be permitted to be made by Holdings or any of its Subsidiaries to any of their Affiliates for any management, consulting, advisory or monitoring fees or for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures.

Section 6.10.Burdensome Agreements; Negative Pledges.  No Loan Party nor any Subsidiary shall (a) enter into or grant any negative pledges or agreements restricting its ability to pledge its assets or to grant Liens against its assets, in each case, to secure the Obligations or (b) enter into any Contractual Obligation that limits the ability of such Person: (i) to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, or (ii) to guarantee the Obligations as provided hereunder and subject to the limits provided herein; provided, that the foregoing restrictions shall not apply to:

(i)customary restrictions on assignments, subletting or other transfers contained in the documents governing leases, subleases, licenses, sublicenses, sale and leaseback transactions, and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or Persons subject to such lease, sublease, license, sublicense, or other agreement);

(ii)restrictions existing under or by reason of applicable Law;

(iii)restrictions arising in connection with any Disposition permitted by Section 6.05, so long as such restrictions relate solely to the assets subject thereto and the Person that owns such assets;

(iv)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by the Credit Documents, which provisions are limited to restrictions on Investments, Restricted Payments or guarantees by such joint ventures or the pledge of Equity Interests in, or other assets by, such joint ventures;

(v)restrictions on Liens imposed by any agreement relating to Indebtedness permitted pursuant to Section 6.03(f), solely to the extent that such restrictions apply solely to the assets securing such Indebtedness;

(vi)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(vii)encumbrances or restrictions pursuant to (a) the Credit Documents or (b) the Term Loan Documents;

(viii)encumbrances or restrictions on cash, Cash Equivalents or other deposits, and corresponding deposit accounts and securities accounts, constituting a Permitted Encumbrance entered into in the ordinary course of business;

(ix)encumbrances or restrictions that arise in connection with any obligation of any Loan Party or any Subsidiary to comply with minimum capitalization, working capital, net worth or financial ratios imposed by or pursuant to any leases or any other Contractual Obligation;

(x)any encumbrance or restriction consisting of customary provisions contained in asset sale agreements, asset purchase agreements, merger agreements, stock sale agreements, and similar agreements; provided that, to the extent such assets or Equity Interests are being sold by a Loan Party or any Subsidiary, such encumbrances or restrictions apply only to the Persons and the assets subject to such agreements, including the Equity Interests in such Persons to be merged or sold or with respect to whose assets are being sold, and such assets or Equity Interests would be permitted to be Disposed of in accordance with Section 6.04 or Section 6.05 hereof as of the date of entering into such agreement; and

(xi)in agreements in respect of Permitted Encumbrances on assets constituting Excluded Property; provided that such encumbrances, restrictions and limitations are limited to such assets and the Person that owns such assets, and shall not prohibit any Liens of the Administrative Agent on the Collateral.

Section 6.11.Use of Proceeds. No Loan Party shall use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case, in violation of the regulations of the Board of Governors of the Federal Reserve

System of the United States including Regulation T, U or X.   No  Borrower will request any Loan, and no Borrower shall use, and shall ensure that none of its Subsidiaries or its or their respective directors, officers, employees and agents shall use, the proceeds of any Loan, directly or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of applicable Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12.Acquisitions.  No Loan Party nor any Subsidiary shall consummate any Acquisition; provided that (i) this Section 6.12 shall not apply to any transaction otherwise permitted under Section 6.02 hereof, and (ii) the Borrower Representative or its Subsidiaries may consummate an Acquisition if:

(a)the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the material line or lines of business of the Person to be acquired would constitute a Permitted Business;

(b)on the date of the consummation of such Acquisition no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c)for Acquisitions with a Cost of Acquisition in excess of $2,000,000, the Borrower Representative shall have given not less than thirty (30) days’ prior written notice to the Administrative Agent (or such later notice as agreed to by the Administrative Agent in its sole, reasonable discretion) identifying the applicable Acquisition and providing a general overview of such Acquisition based on information known to the Loan Parties at such time;

(d)on the date of the consummation of the Acquisition (and after giving effect to such Acquisition), Holdings and its Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 6.15 as of the most recently ended Test Period, after giving effect to such Acquisition;

(e)if, after the consummation of such Acquisition, the Person acquired is a Subsidiary, the applicable Loan Party or Subsidiary shall have complied with the provisions of Section 5.15 and the applicable provisions of the Security Documents (in each case, within the applicable time period for compliance);

(f)on the date of the consummation of such Acquisition, the Borrower Representative shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower Representative, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (f) and containing the calculations (in reasonable detail) required by the preceding clause (e); and

(g)completion by the Administrative Agent of all customary and reasonable due diligence performed on the Persons (directly or indirectly) to be (or whose assets are to be) acquired in connection with such Acquisition, the scope and results of which shall be reasonably satisfactory to the Administrative Agent, including without limitation as may be required by Administrative Agent or Lenders to complete their “know your customer” due diligence, as applicable.

Section 6.13.[Reserved].

Section 6.14.Sale and Lease-Back Transactions.  No Loan Party nor any Subsidiary shall enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that  a Sale and Lease-Back Transaction shall be permitted with respect to property owned by any Borrower or any Domestic Subsidiary which is a Subsidiary so long as the Net Available Proceeds of such Sale and Lease-Back Transaction are applied or reinvested in accordance with Section 2.03.4(b).

Section 6.15.Financial Covenant.

6.15.1[Reserved].

6.15.2Minimum Consolidated Debt Service Coverage Ratio.  Tested as of the last day of each Test Period (beginning with the Test Period ending December 31, 2022), the Borrowers shall not permit the Consolidated Debt Service Coverage Ratio to be less than 1.10:1.00 for such Test Period.

6.15.3[Reserved].

Section 6.16.Business of Property Holding Companies. Notwithstanding any other provisions hereof, no Property Holding Company shall engage in any business or business activity other than (A) ownership and acquisition of Equity Interests in Borrowers, Subsidiaries and joint ventures, together with activities directly related thereto, including making and receiving capital contributions and Investments and engaging in transactions not prohibited by this Agreement, (B) performance of its obligations and the granting of Liens under and in connection with the Credit Documents, (C) the making or receiving of Restricted Payments to the extent permitted by Section 6.07, (D) actions required by law or otherwise customary to maintain its existence and activities incidental thereto, (E) the payment of Taxes and other customary obligations, (F) the issuance of Equity Interests to the extent not constituting a Change of Control, (G) participating in tax, accounting and other administrative activities as a member of the group of companies that includes its Subsidiaries and the Loan Parties, (H) entering into employment agreements and other arrangements with its officers, employees and directors, and providing indemnification to its officers, managers and directors, (I) activities required to comply with applicable Laws, and (M) activities incidental to each of the foregoing.

Section 6.17.Fiscal Year.  Holdings and the Borrowers shall not, nor shall they permit any of their Subsidiaries to, change its fiscal year to a date other than December 31 of each year or as otherwise required by Law.

Section 6.18.Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Payment of Subordinated Indebtedness; Modifications of Indebtedness; etc.  No Loan Party nor any Subsidiary shall (i) amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, a Borrower or any of the Subsidiaries, (ii) make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any (x) earn-out obligation or (y) Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Indebtedness (except for (i) with respect to Indebtedness described under clause (y)

above, payments permitted under the subordination agreement entered into with respect thereto and (ii) payments of earn-out obligations otherwise permitted by Section 6.03; provided that any such earn-out obligation may only be paid to the extent (1) incurred in connection with a Permitted Acquisition and (2) the amount of such earn-out obligation was permitted to be paid on the closing date of such Acquisition in accordance with the terms thereof and the amount to be paid is required to be paid pursuant to the related Acquisition agreement as in effect on the applicable closing date of such Acquisition), or (iii) amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness or any agreement relating thereto, other than amendments or modifications that are permitted under the subordination agreement entered into with respect thereto.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01.Events of Default.  The occurrence of any of the following events or conditions shall constitute an “Event of Default”.

7.01.1Failure to Pay.  The failure of the Loan Parties to pay (a) when due all or any amount or installment of principal due upon the Loans (whether scheduled, by acceleration, or as otherwise required by the terms of the Credit Documents), (b) any interest or fees upon any Loan within five (5) Business Days after the due date thereof, or (c) any other amount payable hereunder or under any Credit Document within five (5) Business Days after the due date thereof.

7.01.2Violation of Covenants.  The failure of any Loan Party to (a) perform, observe, and comply with any covenant, agreement, or condition contained in Sections 2.03.4(b), 5.08.6, 5.09(a) (solely as it relates to a Loan Party), 5.13, 5.15, 5.17.1(a), 5.19, 5.20 or Article 6 of this Agreement (but subject, in the case of the financial covenant set forth in Section 6.15, to the terms and conditions set forth in Section 7.02 below) or (b) perform, observe, and comply with any covenant, agreement, or condition (to the extent not specified above in Sections 7.01.1 or 7.01.2(a)) and contained in any Credit Document and such failure continues for a period of (i) in the case of Sections 5.08.1, 5.08.2 and 5.08.4, ten (10) consecutive calendar days after the failure to perform, observe or comply and (ii) in all other cases, thirty (30) consecutive calendar days after the earlier of (x) receipt by a Borrower of written notice thereof from the Administrative Agent or (y) a Responsible Officer of Borrower Representative or any Subsidiary obtaining knowledge of such Default.

7.01.3Representation or Warranty.  Any representation or warranty made by Holdings, the Borrowers or by any other Loan Party herein or in any Credit Document, any Collateral Information Certificate, or in any Compliance Certificate or other document or instrument required to be delivered under any Credit Document from time to time to any of the Lender Parties shall be false, incorrect, or misleading in any material respect when made or deemed made (or in the case of any representation or warranty that is qualified by materiality or Material Adverse Effect, shall be false, incorrect or misleading in any respect when made or deemed made).

7.01.4Cross-Default.  (I) (x) An “Event of Default” under and as defined in the Floor Plan Credit Agreement (i) for the failure of any obligor thereunder to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) under the Floor Plan Credit Agreement beyond the grace period, if any, provided for therein or (ii) arising under Section 8.01(f) or 8.01(g) thereof or (y) an “Event of Default” under and as defined in the Term Loan Agreement (i) for the failure of any obligor thereunder to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) under the Term Loan Agreement beyond the grace period, if any, provided for therein or (ii) arising under Section 8.01(h) or

8.01(i) thereof or (II) any Loan Party or any Subsidiary (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness among Loan Parties) beyond the grace period, if any, provided in an instrument or agreement under which such Indebtedness was created, having an aggregate outstanding principal amount of more than the Threshold Amount, (b) fails to observe or perform any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder and Indebtedness among Loan Parties) or contained in any instrument or agreement evidencing, securing or relating thereto beyond the grace period, if any, provided in an instrument or agreement under which such Indebtedness, having an outstanding amount of more than the Threshold Amount, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Obligations, termination events or equivalent events pursuant to the terms of such Swap Obligations), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (without regard to any existing intercreditor arrangements), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (c) any termination event or equivalent event occurs pursuant to the terms of any Indebtedness having an aggregate Swap Termination Value of more than the Threshold Amount and consisting of Swap Obligations, the effect of which event is to cause, or to permit the holder or holders of such Indebtedness to cause (without regard to any existing intercreditor arrangements), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be redeemed (automatically or otherwise); provided that, in each case of clause (a), (b) or (c), this clause 7.01.4 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or casualty event related to, the property or assets securing such Indebtedness, if such sale, transfer or casualty event is permitted hereunder and under the documents providing for such Indebtedness and the proceeds of such sale, transfer or casualty event are applied to such Secured Indebtedness;.

7.01.5Judgments.  (i) There is entered against any Loan Party or any Subsidiary a final judgment of a court of competent jurisdiction for the payment of money aggregating for all such Persons in excess of the Threshold Amount (to the extent not paid or covered by insurance as to which the insurer has been notified of such judgment or order and the applicable insurance company has not denied coverage thereof) and such judgment shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive calendar days;

7.01.6Levy by Judgment Creditor.  Any writ or warrant of attachment, garnishment or execution or similar process is issued or levied against all or any part of the property of any Loan Party or any Subsidiary (other than a Permitted Encumbrance) having a value in excess of the Threshold Amount and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy. Any writ of garnishment with respect to an amount in excess of the Threshold Amount is served on the Administrative Agent or any other Lender Party relating to any of the accounts of the Borrowers or of any of the other Loan Parties maintained with the Administrative Agent or with any other Lender Party.

7.01.7Involuntary Insolvency Proceedings.  The institution of involuntary Insolvency Proceedings against any Loan Party or any Subsidiary or the appointment of a receiver, an interim receiver, liquidator, sequestrator, trustee or other officer having similar powers over a Loan Party or any Subsidiary for all or a substantial part of its property and the failure of any such Insolvency Proceedings or appointment to be dismissed before the earlier to occur of (a) the date which is sixty (60) days after the institution of such Insolvency Proceedings and (b) the entry of any order for relief in such Insolvency Proceeding or any order adjudicating any Loan Party or any Subsidiary insolvent.

7.01.8Voluntary Insolvency Proceedings.  (i) The commencement by, or an order of relief is entered with respect to, any Loan Party or any Subsidiary of Insolvency Proceedings, (ii) any Loan Party or Subsidiary shall consent in writing to the entry of an order for relief in an Insolvency Proceeding, (iii) any Loan Party or Subsidiary shall consent in writing to the appointment of or taking possession by a receiver, interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any Subsidiary for all or a substantial part of its property, (iv) any Loan Party or any Subsidiary shall make any assignment for the benefit of its creditors, (v) any Loan Party or any Subsidiary shall be unable or shall fail generally or shall admit in writing its inability to pay its debts as such debts become due, or (vi) any Loan Party or any Subsidiary shall cease to be Solvent.

7.01.9Attempt To Terminate Or Limit Guaranties.  The receipt by a Lender Party of written notice from a Guarantor that such Guarantor is attempting to terminate or limit any portion of its obligations under the Guaranty and Collateral Agreement (other than in connection with (x) repayment in full of the Obligations (other than (i) contingent indemnification obligations for which no claim has been made, (ii) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof and (iii) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) and termination of the Commitments, (y) a permitted Disposition of such Guarantor or other transaction, in each case permitted under this Agreement or any other Credit Document, or (z) in accordance with the terms of this Agreement or any other Credit Document).

7.01.10ERISA.  An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or Multiple Employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan, Multiple Employer Plan or the PBGC that would reasonably be expected to have a Material Adverse Effect.

7.01.11Invalidity of Credit Documents.  (i) Any material provision of any Credit Document, at any time after its execution and delivery and for any reason, other than (1) as expressly permitted hereunder or thereunder, (2) satisfaction in full of all the Obligations (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) or (3) as a result of acts or omissions by the Administrative Agent or any Lender, ceases to be in full force and effect; or (ii) any Security Document shall for any reason cease to create a valid security interest in a material portion of the Collateral purported to be covered thereby or the security interest in a material portion of the Collateral shall for any reason cease to be a perfected security interest with the priority provided therefor in such Security Document subject only to Permitted Encumbrances, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of instruments or certificates actually delivered to it representing securities or instruments (including promissory notes) pledged under the Security Documents or to file Uniform Commercial Code financing statements or continuation statements; provided that, notwithstanding the foregoing, any such failure set forth in Section 7.01.11(ii) above in respect of a Mortgage shall not constitute an “Event of Default” if such failure is cured or corrected by the applicable Borrower within ten (10) Business Days following receipt of written notice thereof from the Administrative Agent.

7.01.12 [Reserved].

7.01.13Change of Control.  The occurrence of a Change of Control.

Section 7.02.Equity Cure.  For purposes of determining compliance with the financial covenant set forth in Section 6.15.2 of this Agreement as of the last day of any Fiscal Quarter (such date the “Testing Date”), from the Testing Date until the thirtieth (30th) Business Day after the date on which financial statements as of and for the period ending on the Testing Date are required to be delivered under the Credit Documents (the “Required Contribution Date”, and such time period from the Testing Date until the Required Contribution Date, the “Equity Cure Grace Period”), any cash equity contribution made and contributed to the Borrower Representative as an equity contribution in respect of its existing Equity Interests, will, at the request of the Borrower Representative, be included as Net Operating Income in the calculation of the Consolidated Debt Service Coverage Ratio solely for the purpose of determining compliance with the financial covenant set forth in Section 6.15.2 for such Fiscal Quarter and any subsequent period which includes such Fiscal Quarter (the “Cure Right”); provided, that (a) such proceeds are actually received by Borrower Representative no later than such Required Contribution Date, (b) such proceeds do not exceed the minimum aggregate amount necessary (by addition to Net Operating Income in clause (a) of the Consolidated Debt Service Coverage Ratio) (the “Cure Amount”) to cause the Borrowers to be in pro forma compliance with the financial covenant set forth in Section 6.15.2 for the relevant Test Period, (c) the Cure Right shall not be exercised more than four times during the term of the Credit Facilities, (d) in each period of four (4) consecutive Fiscal Quarters, there shall be at least two (2) Fiscal Quarters during which the Cure Right is not exercised, (e) 100% of the proceeds of the Specified Equity Contribution shall be prepaid in accordance with Section 2.03.4 (provided that, notwithstanding such prepayment, the corresponding reduction in Loans will not be taken into account for the purposes of determining compliance with Section 6.15.2 for the Fiscal Quarter in which the Specified Equity Contribution is made). If, after giving effect to any Specified Equity Contribution, the Borrowers are in compliance with the financial covenant set forth in Section 6.15.2, the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination, and no Event of Default shall be deemed to have existed at any time with respect to such Section for the relevant Test Period. Specified Equity Contributions shall be counted solely for purposes of compliance with Section 6.15.2, as applicable and shall be disregarded for all other purposes including (A) whether or not Holdings or the Borrowers are in pro forma compliance with financial covenant to determine whether or not an action that is conditioned upon such pro forma compliance may be taken by Holdings or any of its Subsidiaries or (B) for any other purpose under this Agreement. Unless the Borrower Representative notifies the Administrative Agent in writing that it does not intend to exercise the Cure Right, during the Equity Cure Grace Period no Lender Party shall accelerate the Obligations or exercise any rights or remedies against the Loan Parties or against the Collateral solely as a result of any failure to comply with the financial covenant set forth in Section 6.15.2, unless such failure is not cured pursuant to the exercise of the Cure Right during the Equity Cure Grace Period; provided, however, that (i) such standstill period shall be solely with respect to a breach of the financial covenant set forth in Section 6.15.2, and (ii) no Lender shall be required to fund any Loan or other advance under the Credit Facilities during the Equity Cure Grace Period.

ARTICLE VIII

RIGHTS AND REMEDIES OF LENDER PARTIES

ON THE OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default and during the continuance thereof:

Section 8.01.Lender Parties’ Specific Rights And Remedies.  In addition to all other rights and remedies provided by applicable Laws and the terms of the Credit Documents, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, on behalf of the Lenders and shall, at the direction of the Required Lenders (a) declare any Commitments of each Lender to advance proceeds of the Loans to be terminated, (b) accelerate and call immediately due and payable all or any part of the Obligations, (c) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Credit Documents, whether or not a remedy at Law exists or is adequate, (d) exercise any rights of a secured creditor under applicable Laws against the Collateral, including (i) the right to take possession of the Collateral without the use of judicial process or hearing of any kind, (ii) the right to require the Loan Parties to assemble the Collateral at such place as the Administrative Agent may specify, and (iii) the right to sell the Collateral, in whole or in part, at either private or public sale, and (e) seek the appointment of a keeper or receiver for any or all of the Loan Parties and/or the assets of any or all of the Loan Parties.

Section 8.02.Automatic Acceleration. Upon the occurrence and during the continuance of an Event of Default as described in Sections 7.01.7 or 7.01.8 of this Agreement, the Commitments shall automatically terminate, the Obligations under the Credit Documents shall be automatically accelerated and due and payable without any notice, demand or action of any type on the part of the Lender Parties, except as otherwise required by the Credit Documents.  Pursuant to Section 4.02.2, upon the occurrence and during the continuance of any Default or Event of Default, no Borrowings may be made hereunder.

Section 8.03.Consent to Appointment of Receiver.  Each Borrower irrevocably consents to the appointment of a keeper or receiver upon the request of the Administrative Agent during any continuing Event of Default for it and for any or all of its business affairs, business operations, and assets, which keeper or receiver shall be authorized and deemed empowered to have and exercise the broadest powers permitted or available under applicable Laws to operate, manage, conserve, liquidate and sell any or all of its assets; provided, however, that such keeper or receiver shall have no authority without the prior written consent of the Required Lenders to release, discharge or otherwise negate any Liens securing the Obligations or to sell any assets of the Borrowers free and clear of any Liens securing the Obligations.

Section 8.04.Remedies Cumulative.  The rights and remedies provided in this Agreement and in the other Credit Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.  The Loan Parties hereby acknowledge and agree that during the continuance of any Event of Default, the Administrative Agent on behalf of the Secured Parties may seek one or more actions, claims and remedies hereunder or under any other Credit Document, and seek any such actions, claims and remedies concurrently, successively or in any manner the Administrative Agent or the Required Lenders (as applicable) may choose during the continuance of such Event of Default, and the Borrowers hereby expressly acknowledge and agree that in no event shall the election of the Law of New York as governing law, or agreement to jurisdiction and/or venue in the State of New York be interpreted (by the parties hereto or by any court in any jurisdiction, whether in the Governing State or elsewhere) to so restrict or prohibit any such actions by the Administrative Agent on behalf of the Secured Parties, the Loan Parties hereby waiving the requirements and protections of such laws to the maximum extent permitted by applicable Laws in order to give effect to this sentence.

Section 8.05.Application of Funds.  Any amounts received on account of the Obligations during the continuance of an Event of Default shall be applied by the Administrative Agent in the following order:

8.05.1First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses, reimbursements, and other amounts (including Lender Party Expenses) payable to the Administrative Agent.

8.05.2Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Lender Party Expenses), ratably among the Lenders.

8.05.3Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them.

8.05.4Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them.

8.05.5Fifth, to the payment of all other Obligations.

8.05.6Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made), to the Borrowers or as otherwise required by applicable Laws.

Notwithstanding the foregoing, (i) proceeds of Mortgage Obligations Collateral shall be applied first to those Obligations described in “First” through “Fifth” above which are Total Mortgage Obligations of the Class secured by such Mortgage Obligations Collateral or were otherwise incurred in connection with the Mortgage Loans (or commitments with respect thereto) of such applicable Class until paid in full, next to other Obligations (including to those Total Mortgage Obligations of any other Class) until paid in full, and (ii) Obligations arising under any Cash Management Agreement and Swap Agreements secured by the Credit Documents shall be excluded from the application described above if the Administrative Agent has not received written notice thereof (a “Secured Swap Notice”), together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Swap Provider (unless such Cash Management Bank or Swap Provider is the Administrative Agent), as the case may be; provided, that the Administrative Agent’s acknowledgment and acceptance of a Secured Swap Notice in respect of a Swap Agreement in the form of a master agreement shall constitute the Administrative Agent’s acknowledgment and acceptance of such Secured Swap Notice in respect of each transaction entered into or to be entered into under such master agreement. Each Cash Management Bank or Swap Provider not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Liabilities with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01.Appointment.  Each of the Lenders (including each Lender, for itself and on behalf of its Affiliates, in their respective capacities as a Swap Provider and a Cash Management Bank) hereby irrevocably designates and appoints M&T Bank as Administrative Agent under this Agreement and the other Credit Documents and each Lender (including each Lender, for itself and on behalf of its Affiliates, in their respective capacities as a Swap Provider and a Cash Management Bank) authorizes M&T Bank as its respective Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of the Secured Parties and no Loan Party shall have any rights as a third party beneficiary of any of such provisions except as provided in Section 9.05. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02.Exculpatory Provisions.

9.02.1No Fiduciary, Discretionary or Implied Duties.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and their duties hereunder shall be administrative in nature, except as otherwise set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise or as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may cause a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.02.2No Liability for Certain Actions.  The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 10.01) or (b) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

9.02.3Knowledge.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default or of any event, impairment, or change, circumstances or conditions (financial or otherwise) which has had a Material Adverse Effect, unless and until written notice describing such Default, Event of Default or Material Adverse Effect, is given to the Administrative Agent in writing by a Lender Party or by a Loan Party.

9.02.4No Duty to Inquire.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 9.03.Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it whether written or oral and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.04.Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent, provided, however, that any such sub-agent receiving payments from the Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as an Agent.  Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.05.Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lender Parties and to the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (unless a Specified Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and an Eligible Assignee.  If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrowers as provided above) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders (the “Resignation Effective Date”)), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint, after consultation with the Lenders and the Borrower Representative, a successor Administrative Agent meeting the qualifications set forth above that is an Eligible Assignee; provided that in no event shall any successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders (with the consent of the Borrowers as provided above) appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.  After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and the provisions of Section 10.08 of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and its Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.06.Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.07.Administrative Agent May Hold Collateral For Lenders and Others.  The Lenders, and the Loan Parties acknowledge that any Security Documents relating to the Loans, the Obligations, or the Collateral, including all of such documents filed in the public records in order to evidence or perfect the Liens granted in the Credit Documents, may name only the Administrative Agent, as agent for the Lenders as the secured party, mortgagee, beneficiary, or as lienholder.  The Lenders and the Loan Parties authorize the Administrative Agent to hold any or all of the Liens in and to the Collateral as the agent for the benefit of the Secured Parties or any of their respective Affiliates, as applicable under this Agreement.  Such Swap Providers, Cash Management Banks and Affiliates which are party hereto, by their acceptance of the benefits of this Agreement and/or any other Security Documents or Credit Documents, also hereby authorize the Administrative Agent to hold the Liens in and to the Collateral as their administrative agent.

Section 9.08.The Administrative Agent In Its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrowers, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 9.09.Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the

Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.07 and 10.08) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.08.  Nothing contained herein shall be deemed to (a) permit the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or (b) authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10.Collateral and Guaranty Matters.  The Secured Parties (including each Lender, for itself and on behalf of its Affiliates, in their respective capacities as Swap Provider and a Cash Management Bank) irrevocably authorize the Administrative Agent, automatically upon the occurrence of any of the following: (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon the termination of all of the Commitments and payment in full of all Obligations (other than (w) contingent indemnification obligations for which no claim has been made, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof), (ii) that is sold or to be sold as part of or in connection with any sale (including any Disposition) permitted hereunder or under any other Credit Document (including the full or partial Disposition of any Mortgaged Real Property provided that the Borrowers comply with Section 2.03.4(b)(i)(B)), (iii) if the property subject to such Lien is owned by a Loan Party, upon release of such Loan Party from its obligations under the Credit Documents pursuant to clause (c) or clause (d) below, (iv) upon such property becoming Excluded Property, (v) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (and/or, if applicable, in the case of Mortgaged Real Property, the Required Class Lenders with respect to the Class of Loans directly secured by such Mortgaged Real Property) or (vi) upon receipt by the Administrative Agent of amounts resulting from a Casualty Event sufficient to repay in full the Outstanding Amount of all Mortgage Loans allocated against such Mortgaged Real Property at the time of such Casualty Event; (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted under clause (h) of the definition of Permitted Encumbrances; and (c) to release any Guarantor from its obligations under the Credit Documents in its capacity as a Guarantor if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder.  Upon the request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon (including as it relates to any particular Class), or any certificate prepared by any Loan Party in connection therewith, and the Administrative Agent shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral (including as it relates to any particular Class).

Section 9.11.No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, any other Credit Documents or the transactions hereunder or contemplated hereby:  (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws

Section 9.12.No Other Duties, Etc.  Notwithstanding anything to the contrary herein, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

Section 9.13.Indemnification of Administrative Agent.  Each Lender agrees to indemnify each of the Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Credit Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative under the Credit Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to such Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Credit Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Credit Documents and/or collect any Obligations, any “lender liability” suit or claim brought against either Agent and/or the Lenders, and any claim or suit brought against either Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the respective Agent notwithstanding any claim or assertion that such Agent is not entitled to indemnification hereunder upon receipt of an undertaking by such Agent that such Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that such Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to such Agent in respect of such Indemnifiable Amount pursuant to this Section, such Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 9.14.Erroneous Payments.

9.14.1If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding Section 9.14.2) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether  transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment

Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.14.1 shall be conclusive, absent manifest error.

9.14.2Without limiting immediately preceding Section 9.14.1, each Lender, Secured Party or any other Payment Recipient (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(a)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(b)such Lender or Secured Party shall (and shall use commercially reasonable efforts to cause any Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14.2.

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14.2 shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14.1 or on whether or not an Erroneous Payment has been made.

9.14.3Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding Section 9.14.1.

9.14.4(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding Section 9.14.1, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class  with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender  shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)  Subject to Section 10.02 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

9.14.5The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative in any manner, including, without limitation, duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment), (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Loan Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment and (z) in no event shall any Loan Party’s obligations under this Section 9.14 result in duplicative payments.

9.14.6To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

9.14.7Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

ARTICLE X

MISCELLANEOUS

Section 10.01.Waivers and Amendments.  Except as provided in clauses (a) through (k) below or as otherwise expressly provided herein (including in Section 2.11 and Section 2.06.3(f) or any other Credit Document), no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrowers or by any other Loan Party therefrom, shall be effective unless, in the case of this Agreement, in writing signed by Borrower Representative and the Required Lenders (or by the Administrative Agent with the written consent of the Required Lenders) or, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrowers or by any other Loan Party therefrom, shall:

(a)waive any condition set forth in Section 4.01 without the written consent of each Lender or waive any condition set forth in Section 4.03 without the written consent of each Lender holding Delayed Draw Mortgage Loan Commitments;

(b)decrease the principal amount of any Loans of any Lender without the consent of such Lender; reduce the amount of any interest or fees, extend the final maturity of any of the Loans, or postpone the scheduled payment of any principal, interest or fees in each case of any Lender without the written consent of such Lender; provided that, notwithstanding the foregoing, any change amendment, waiver or modification to any financial ratio or any definition related thereto shall be permitted if consented to in writing by the Required Lenders; provided, further, that only the consent of the Required

Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate; provided, further, that no amendment, waiver or consent entered into pursuant to Section 2.06.3(f) shall constitute a decrease, reduction, extension or postponement in the amount of any interest or fee for purposes of this clause (b);

(c)extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;

(d)change Section 8.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)change any provision of this Section or reduce the amount of Commitments specified in the definition of “Required Lenders” without the written consent of each Lender;

(f)with respect to any Class of Mortgage Loans or Additional Mortgage Loans, reduce the amount of Loans or commitments specified in the definition of “Required Class Lenders” with respect to such Class, without the written consent of each Lender of such Class;

(g)[reserved];

(h)amend, modify or waive any funding conditions set forth in any Incremental Amendment or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Mortgage Loan Lenders of a Class to make Additional Mortgage Loans for such Class or Mortgage Loans in respect of a Mortgage Loan Increase for such Class, in each case when such Lenders would not otherwise be required to do so, without the prior written consent of all Mortgage Loan Lenders (with respect to the obligation to make such Additional Mortgage Loans or such Mortgage Loans in respect of such Mortgage Loan Increase, as applicable), in each case holding commitments with respect to such Mortgage Loan Increase or Class of Additional Mortgage Loans, as applicable;

(i)subordinate the Liens on the Collateral securing any of the Obligations or subordinate the right of payment of the Obligations (in each case, as such definitions were in effect on the Closing Date) without the written consent of each Lender;

(j)modify the definition of “Applicable Percentage”, “Pro Rata Share” or amend or otherwise modify the provisions of Sections 2.10.3 or Section 9.13 without the written consent of each Lender; and

(k)release all or substantially all of the value of the Collateral (other than in connection with permitted asset sales or as otherwise specifically authorized by the terms of this Agreement or any other Credit Document) securing any Class or any Guarantor (other than as otherwise specifically authorized by the terms of this Agreement or any other Credit Document) supporting any Class without the written consent of each Lender of any such Class;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; (ii) notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) notwithstanding anything to the contrary in this Agreement or any other Credit Document, only the consent of the applicable

Lenders (or the applicable Class of Lenders) expressly described in clauses (a) through (k) above, and not the consent of the Required Lenders, shall be required to effect the amendments, waivers, modifications, or releases described in clauses (a) through (k) above; (iv) notwithstanding anything to the contrary in this Agreement or any other Credit Document, but except for the consents required pursuant to clause (f) or (h) above, as applicable, any waiver, amendment or modification of this Agreement or any other Credit Document that by its terms affects the rights or duties under this Agreement or such Credit Document of Lenders solely in their capacities as Lenders holding Loans or Commitments of a particular Class (but not in their capacities as Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrowers in respect of such particular Class, on the one hand, and the Required Class Lenders of such Class, on the other hand and (v) with respect to a Class of Loans and Commitments, this Agreement shall not be permitted to be amended to (1) increase the principal amount of any Loans or Commitments in respect of such Class, (2) extend the Maturity Date of such Class, or (3) add new Real Property as Mortgaged Obligations Collateral in respect of such Class that does not already constitute Mortgaged Obligations Collateral in respect of such Class, in the case of clauses (1) through (3), until each Lender under such Class has completed flood due diligence to the extent required for such Lender to comply with the Flood Laws applicable to such Lender, in each case in a manner reasonably satisfactory to such Lender.

Notwithstanding anything to the contrary herein or in any other Credit Document, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and the Borrowers have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or in any other Credit Document or an inconsistency between provisions of this Agreement or in any other Credit Document, the Administrative Agent and the Borrowers shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as (x) to do so would not adversely affect the interests of the Lenders and (y) such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof, and any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 10.02.Successors and Assigns.

10.02.1Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that, except as otherwise permitted under Sections 6.04, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) at its sole cost and expense to an Eligible Assignee in accordance with the provisions of Section 10.02.2; (b) at its sole cost and expense by way of participation to an Eligible Assignee in accordance with the provisions of Section 10.03, or (c) by way of pledge or assignment of a security interest authorized by Section 10.04 (and any other attempted assignment, transfer or pledge by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.03 of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.02.2Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)Minimum Amounts.

(i)in the case of (x) contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (ii) in the aggregate, (y) an assignment of the entire remaining amount of an assigning Mortgage Loan Lender’s Commitment in respect of any Class or Mortgage Loans of a Class at the time owing to it, or (z) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)in any case not described in the immediately preceding subsection (ii), the aggregate amount of the Commitment of a Class (which for this purpose includes Loans outstanding thereunder) or the principal outstanding balance of the applicable Class of Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Commitment or Loan, unless each of the Administrative Agent and, so long as no Specified Event of Default shall exist at the time of such assignment, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment of the applicable Class held by such assigning Lender or the outstanding principal balance of the Loans of the applicable Class of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(b)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate Classes of Loans and Commitments on a non-pro rata basis.

(c)Required Consents.  No consent shall be required for any assignment except to the extent required by the definition of Eligible Assignee or clause (a)(ii) of this subsection 10.02.2 and, in addition:

(i)the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(ii)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Commitment of a Class if such assignment is to a Person that is not already a Lender with a Commitment of such Class, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Mortgage Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(d)Assignment and Assumption; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate, and such transferor Lender shall promptly return any existing Notes held by such Lender to the Borrower (or, if lost, destroyed or mutilated, if requested by the Borrower a lost note affidavit including a customary indemnity).

(e)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates (including Holdings) or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) or to a Disqualified Lender, unless, solely in the case of this clause (C), a Specified Event of Default shall exist at the time of such assignment.  In no event shall the Administrative Agent (in its capacity as such) (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender or (y) have any liability with respect to any assignment or participation of Loans or Commitments to any Disqualified Lender.

10.02.3Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender pursuant to Section 10.02.2, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment (other than any Loan Party party to such assignment) shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentages.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection 10.02.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.06.3, 10.08 and the other provisions of this Agreement and the other Credit Documents as provided in Section 10.26 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection 10.03.

10.02.4Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans and Commitments and principal amounts (and stated interest) with respect to each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Credit Documents.  The Register shall be available for inspection by the Borrowers or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

10.02.5Procedures for Implementing Lender Assignments.  Upon the Administrative Agent’s receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such Assignment and Assumption and any necessary consents to such Assignment and Assumption, the Administrative Agent shall, if such Assignment and Assumption has been completed and is substantially in the form of Exhibit A (a) accept such Assignment and Assumption, (b) record the information contained therein in the Register, (c) give prompt notice thereof to the Borrowers, and (d) promptly deliver a copy of such Assignment and Assumption to the Borrowers.  Within seven (7) Business Days (or such later date agreed to by the Administrative Agent) after receipt of notice, the Borrowers shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes payable to such Eligible Assignee in amounts equal to the Commitments and Applicable Percentages assumed by it pursuant to such Assignment and Assumption and new Notes payable to the assigning Lender in an amount equal to the Commitments and Applicable Percentages retained by the assigning Lender.  Such Notes shall be in the aggregate stated principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender.  The surrendered Notes shall be canceled and returned to the Borrowers. The Borrowers expressly acknowledge that the cancellation of any Note or Notes and the replacement of any Note or Notes in accordance with this provision shall not constitute or be deemed to be a refinancing or a novation of any of the Obligations.

10.02.6Cashless Settlements.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.03.Participations.  Any Lender may at any time (at its sole cost and expense), without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than to a Defaulting Lender, a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.13.5.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01 that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.06.3(a), 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13.7 (it being understood that the documentation required under Section 2.13.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02 of this Agreement; provided that such Participant (i) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under Section 10.02 of this Agreement; and (ii) shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense (but only to the extent the Borrower would have borne such expense to the participating Lender had no such Participation occurred), to use reasonable best efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.14 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Credit Documents notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.04.Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05.[Reserved].

Section 10.06.No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, respectively, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate, and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Administrative Agent and the Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Borrowers or any of  their Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Lead Arranger has any obligation to any of the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and the Lead Arranger, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent and the Lead Arranger has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.07.Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, or any such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations of the Borrowers or any Loan Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, or their respective Affiliates, irrespective of whether or not such Lender or any of its Affiliates shall have made any demand under this Agreement or any other Credit Document and although such Obligations of the Borrowers or any Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may otherwise have under applicable Laws.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08.Expenses; Indemnity; Damage Waiver.

10.08.1Costs and Expenses.  The Borrowers promise to pay all Lender Party Expenses incurred from time to time.  The agreement of the Borrowers set forth in this Section 10.08.1 shall not merge into any judgment entered in connection with this Agreement or any other Credit Documents but shall survive as a separate independent contractual agreement of the Borrowers.

10.08.2Indemnification by the Borrower Representative. The Borrowers agree to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee” and, collectively, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all out-of-pocket losses, claims, damages, liabilities and reasonable and documented expenses actually incurred (with respect to counsel fees, limited to the reasonable and documented fees, disbursements and other charges of one primary counsel to all Indemnitees (taken as a whole) (and (x) if necessary, of a single local counsel to all Indemnitees (taken as a whole) in each relevant material jurisdiction and (y) solely in the event of an actual or perceived conflict of interest, one additional primary legal counsel to each group of similarly situated affected Indemnitees (taken as a whole))) incurred by any Indemnitee in connection with any actual or threatened claim, litigation, investigation or proceeding in connection with, or as a result of, (a) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any Environmental Liability to the extent related in any way to any Loan Party or any of its Subsidiaries, in each case, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) any such Indemnitee’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, (ii) a claim brought against an Indemnitee for a material breach of such Indemnitee’s obligations under any Credit Document as determined by a court of competent jurisdiction by final and non-appealable judgment, or (iii) claims among Indemnitees not involving an act or omission by the Loan Parties and their Subsidiaries and Affiliates and other than any such losses, claims, damages or liabilities against or related expenses of, any Indemnitee solely in its capacity or in fulfilling its role as the Lead Arranger or the Administrative Agent hereunder.  This Section 10.08.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.08.3Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to pay any amount required under Section 10.08.1 or 10.08.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally promises to pay to the Administrative Agent (or any such sub-agent), such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Credit Exposure for all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).

10.08.4Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Laws, each Loan Party and each Indemnitee agrees that it will not assert, and hereby waives, any claim against each other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (other than, in the case of any such Person, in respect of any such damages incurred or paid by any other Person to a third party).  No Indemnitee referred to in Section 10.08.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith, gross negligence or material breach of the Credit Documents by such Indemnitee).

10.08.5Payments.  All amounts due under Sections 10.08.01 and 10.08.2 shall be payable not later than ten (10) Business Days after receipt by the Borrower Representative of an invoice relating to such amounts and setting forth such expenses in reasonable detail.

10.08.6Survival.  Each party’s obligations under this Section 10.08 shall survive the termination of the Credit Documents and the payment of the Obligations hereunder.

Section 10.09.Course of Conduct. No failure or delay by any Lender Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver is made in accordance with Section 10.01 of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No waiver or indulgence by any of the Lender Parties shall constitute a future waiver of performance or exact performance by any of the Loan Parties.  Without limiting the generality of the foregoing, the advance of proceeds of a Loan shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Lender Party may have had notice or knowledge of such Default or Event of Default at the time of such advance or issuance.

Section 10.10.Notices; Effectiveness; Electronic Communication.

10.10.1Notices Generally.  Except as provided in Section 10.10.2 below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a)if to any of the Borrowers or to any other Loan Party, to the Borrower Representative at 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069, Attention of Brent Moody (e-mail: bmoody@campingworld.com);

(b)if to the Administrative Agent, to Manufacturers and Traders Trust Company at M&T Bank, One Fountain Plaza, 12th Floor, Buffalo, NY 14203, Attention of Brendan Kelly and to M&T Debt Capital Markets Group, 25 S. Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention of Chad Durakis, Director (Facsimile No. (410) 244-4477); and

(c)if to a Lender, to it at its address (or facsimile number) set forth on its signature page hereto or on an Assignment and Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in Section 10.10.2 below, shall be effective as provided in said Section 10.10.2.

10.10.2Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and Borrowers.  The Administrative Agent, any Lender or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent and Borrower Representative otherwise prescribe, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

10.10.3Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.10.4Platform.  (a)  Each of the Borrowers and each other Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform; and (b) the Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or to any other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform, except to the extent resulting from the willful misconduct, bad faith, gross negligence or material breach of the Credit Documents by the Administrative Agent or any such Related Party.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.11.Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information in accordance with its customary procedures, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be required to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement that is bound by a duty of confidentiality with respect thereto, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder and which is bound by a duty of confidentiality with respect thereto; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Credit Facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit

Facilities hereunder; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments; provided, however, in no event shall the Administrative Agent or the Lenders disclose any material non-public information regarding any Loan Party or any of their respective direct or indirect Affiliates.  For purposes of this Section, “Information” means all information received from or on behalf of Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12.Replacement of Lenders.  If any Lender becomes the subject of a Bail-In Action, requests compensation under Sections 2.12 or 2.13, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender cannot perform any of its obligations hereunder or make, determine, maintain, fund or charge interest based on SOFR under Section 2.06.3(b) and/or Section 2.06.3(c), or if any Lender is a Defaulting Lender or Non-Consenting Lender, then the Borrowers may at their sole expense and effort, upon notice from the Borrower Representative to such Lender and the Administrative Agent:

(a)require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.02 (but subject to the proviso in clause (iii) below)), all of its interests, rights (other than its then-existing right to payments under Sections 2.12 and 2.13) and obligations under this Agreement (or, with respect to any Lender that is a Non-Consenting Lender with respect to a consent, waiver or amendment relating to a particular Class of Loans or Commitments, all of such Lender’s interests, rights and obligations with respect to such Class of Loans or Commitments) and the Credit Documents to one or more Eligible Assignees that shall assume such obligations (any of which Eligible Assignees may be another Lender, if a Lender accepts such assignment), provided that:

(i)the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.02.2(a);

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (or, with respect to any Lender that is a Non-Consenting Lender with respect to a consent, waiver or amendment relating to a particular Class of Loans or Commitments, all of such Lender’s interests, rights and obligations with respect to such Class of Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.06.3(a) and any amounts required to compensate it pursuant to Section 2.12 or Section 2.13, as applicable to the effective date of such assignment from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)such Lender being replaced pursuant to this Section 10.12 shall (x) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans (or, with respect to any Lender that is a Non-Consenting Lender with respect to a consent, waiver or amendment relating to a particular Class of Loans or Commitments, all or a portion of such Lender’s interests, rights and obligations with respect to such Class of Loans or Commitments) and (y) deliver any Notes evidencing such Loans to the Borrower Representative (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes upon such request shall not render such sale and purchase (and the corresponding assignment) invalid, such assignment shall be deemed to have been consented to by such Lender on the fifth (5th) Business Day after such Lender has received a written request to execute such Assignment and Assumption and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv)the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(v)in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(vi)such assignment does not conflict with applicable Laws; and

(vii)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, which consent shall not be unreasonably withheld, conditioned or delayed, or

(b)terminate any Commitments of such Lender, as the case may be, and in the case of a Lender, repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date on a non-pro rata basis; provided that in the case of any such termination of Commitments of a Non-Consenting Lender, such termination shall be sufficient (together with all other consenting Lenders (after giving effect to clause (a) above) to cause the adoption of the applicable consent, waiver or amendment of the Credit Documents and such termination shall be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 10.13.Counterparts And Integration.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be just as effective as the delivery of a manually executed counterpart of this Agreement.

Section 10.14.Electronic Execution.  The words “execution”, “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.  Without limitation to the foregoing, signature pages to the Credit Documents delivered by electronic communication (including facsimile, e-mail and internet or intranet websites) shall be as effective, valid and enforceable and binding upon the indicated signatories as manually delivered signatures.

Section 10.15.Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.16.Survival.  All covenants, agreements, representations and warranties made by the parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Credit Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Documents is outstanding and unpaid.  The provisions of Sections 2.12, 2.13.4, 2.13.5, Article 9 and Section 10.08 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.17.Time.  Time is of the essence to this Agreement.

Section 10.18.Advertisement.  The Administrative Agent shall be entitled to place a “tombstone” or comparable advertisement in various publications subject to the Borrower Representative’s approval of each publication and the contents of each such advertisement, which approval shall not be unreasonably withheld or delayed. The Borrowers further agree that the Administrative Agent may provide Gold Sheets and other similar bank trade publications with information related to the Credit Facilities that is customarily found in league table measurements.

Section 10.19.Acknowledgments.  Each Borrower hereby acknowledges that (a)  it and each of the other Loan Parties has been advised and represented by counsel in the negotiation, execution and delivery of each Credit Document, (b) no Lender Party has any fiduciary relationship with or duty to it or any other Loan Party arising out of or in connection with this Agreement and the relationship between the Lender Parties, on one hand, and the Borrowers and the other Loan Parties, on the other hand, in connection herewith is solely that of creditors and debtors, and (c) no joint venture exists among any of the Lender Parties and the Borrowers or any of the other Loan Parties.

Section 10.20.Governing Law.  This Agreement and the other Credit Documents and any claims, disputes or causes of action (whether in contract or tort) arising out of or related to this Agreement or any other Credit Document (except as to any other Credit Document, as expressly set forth therein) and the transaction contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the Governing State.

Section 10.21.JURISDICTION.  SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING, OR ANY OTHER ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 10.22.VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.21 OF THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.23.SERVICE OF PROCESS.  EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.10.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.24.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.25.USA Patriot Act Notice.  Each Lender Party that is subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and address of the Loan Parties and other information that will allow such Lender Party to identify the Borrowers in accordance with the USA Patriot Act.

Section 10.26.Termination; Survival.

10.26.1This Agreement, each Guaranty, and each other Credit Document shall terminate, and all Collateral and any other collateral security for the Obligations shall be released from any Lien created by the Credit Documents, automatically at such time as (a) all of the Commitments have been terminated, (b)  none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than (w) contingent indemnification obligations for which no claim has been made that expressly survive the termination of this Agreement pursuant to the immediately succeeding sentence, (x) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (y) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) have been paid and satisfied in full.  The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 2.13, 2.12, 2.06.3(a), 9.13, 10.08, and the provisions of Sections 10.21 through 10.24, shall continue in full force and effect (i) notwithstanding any termination of this Agreement, or of the other Credit Documents, against events arising after such termination as well as before (to the extent provided in each such Section) and (ii) at all times after (to the extent provided in each such Section) any of the Administrative Agent and any Lender ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.  Upon the Borrower Representative’s request, the Administrative Agent agrees to deliver to the Borrower Representative, at the Borrower Representative’s sole cost and expense, written confirmation of the foregoing termination. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, (x) Swap Obligations of any Loan Party or Subsidiary owing to any Swap Provider, and obligations of any Loan Party or Subsidiary arising under Cash Management Products with Cash Management Banks, in each case shall be secured and guaranteed pursuant to this Agreement and the Credit Documents only to the extent that, and for so long as, the Obligations (other than Obligations under clause (iii) and (iv) of such definition) are so secured and guaranteed hereby or by any other Credit Document and (y) any release of Collateral or Loan Parties effected in the manner permitted by this Agreement or any other Credit Document shall not require the consent of holders of obligations under Swap Agreements and Cash Management Agreements.

10.26.2Substantially concurrently or promptly following any release of  a Loan Party in accordance with the terms of this Agreement, the Administrative Agent shall deliver to Borrower Representative all Collateral of such Loan Party held by the Administrative Agent pursuant to the Credit Documents and, at the expense of the Loan Parties, the Administrative Agent shall promptly execute (to the extent applicable) and deliver to the Borrower Representative for filing in each office in which any financing statement or other Security Document or instrument relative to such Loan Party or such assets for which Liens have been granted by such Loan Party in favor of the Administrative Agent, or any part thereof, has been filed, a termination statement under the UCC, or other agreement or document evidencing the release or termination of such Liens or such guarantee or other obligations, as applicable, releasing or evidencing the release and termination of such Liens, guarantee and obligations, and such other release documents as may be reasonably requested by any Loan Party.

Section 10.27.Acknowledgement Regarding Any Supported QFCs.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for a Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

HOLDINGS:	FRHP HOLDING 1, LLC;
FRHP HOLDING 2, LLC;
FRHP HOLDING 3, LLC;
FRHP HOLDING 4, LLC; and
FRHP HOLDING 5, LLC,
each a Delaware limited liability company

	By:	/s/ Brent Moody
	Name:	Brent Moody
	Title:	President of each of the above-listed entities

BORROWERS:	FRHP 1, LLC;
FRHP 2, LLC;
FRHP 3, LLC;
FRHP 4, LLC; and
FRHP 5, LLC,
each a Delaware limited liability company

	By:	/s/ Brent Moody
	Name:	Brent Moody
	Title:	President of each of the above-listed entities

(Signatures continued on next page)

[Signature Page to Credit Agreement]

AGENT:	MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ Brendan Kelly
	Name:	Brendan Kelly
	Title:	Vice President

(Signatures continued on next page)

[Signature Page to Credit Agreement]

LENDERS:	NYCB SPECIALTY FINANCE COMPANY, LLC

	By:	/s/ Mark C. Mazmanian
	Name:	Marck C. Mazmanian
	Title:	First Senior Vice President

(Signatures continued on next page)

[Signature Page to Credit Agreement]

OCEANFIRST BANK, N.A.

By:	/s/ Robert R. Miller
Name:	Robert R. Miller
Title:	Senior Vice President

(Signatures continued on next page)

[Signature Page to Credit Agreement]

PEAPACK-GLADSTONE BANK

By:	/s/ Roger Grossman
Name:	Roger Grossman
Title:	SMD

[Signature Page to Credit Agreement]

Execution Version

GUARANTEE AND COLLATERAL AGREEMENT

made by

THE ENTITIES IDENTIFIED WITHIN THE INTRODUCTORY PARAGRAPH HERETO,

as Holdings,

and the Borrowers, other Guarantors and other Grantors party hereto,

in favor of

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent

Dated as of October 27, 2022

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TABLE OF CONTENTS

(con’t)

SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name, Jurisdictions of Organization and Organizational Identification Number
Schedule 4	Commercial Tort Claims
Schedule 5	Investment Accounts

ANNEXES
Annex I	Assumption Agreement

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GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, this “Agreement”), dated as of October 27, 2022, made by the entities identified on the signature pages hereto and certain other entities which from time to time become parties hereto as Grantors and Guarantors pursuant to an Assumption Agreement, in favor of MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative and collateral agent (in such capacity, the “Administrative Agent”) for the Lender Parties, including the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of October 27, 2022 (as amended, restated, replaced, refinanced, supplemented, waived and/or otherwise modified from time to time, the “Credit Agreement”), by and among the entities identified on the signature pages thereto as “Holdings” and certain other entities which from time to time become parties thereto as guarantors pursuant to a Joinder Agreement (collectively, “Holdings”), the direct and indirect Subsidiaries of Holdings identified on the signature pages thereto as a “Borrower” and certain Subsidiaries which from time to time become parties thereto as borrowers pursuant to a Joinder Agreement (collectively the “Borrowers” and each individually, a “Borrower”), the Lenders from time to time party thereto, and MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the other Credit Documents, and the other agreements executed in connection therewith, including without limitation, any Swap Agreements and Cash Management Agreements, the Lenders have severally agreed to make extensions of credit and other financial accommodations to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor (as defined below);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit and other financial accommodations under the Credit Agreement, the other Credit Documents, and the other agreements executed in connection therewith, including without limitation, any Swap Agreements and Cash Management Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective financial accommodations or extensions of credit to the Borrowers under the Credit Agreement, the other Credit Documents, and the other agreements executed in connection therewith, including without limitation, any Swap Agreements and Cash Management Agreements, as applicable, that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lender Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit or other financial accommodations to the Borrowers under the Credit Agreement, the other Credit Documents, and the other agreements executed in connection therewith, including without limitation, any Swap Agreements and Cash Management Agreements, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lender Parties, as follows:

SECTION 1.DEFINED TERMS

1.1	Definitions.

(a) Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “Account Debtor”, “As-Extracted Collateral”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodities Account”, “Control”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Payment Intangibles”, “Record”, “Securities Account”, “Security”, “Supporting Obligations”, “Tangible Chattel Paper” and “Uncertificated Securities”.

(b) The following terms shall have the following meanings:

“Administrative Agent” has the meaning provided to such term in the preamble hereto.

“Agreement” has the meaning as defined in the preamble hereto.

“Collateral” has the meaning provided to such term in Section 3.1.

“Collateral Account” means any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.5.

“Collateral Termination Date” has the meaning provided to such term in Section 2.1(d).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Grantors” means the collective reference to each signatory hereto (other than the Administrative Agent) together with any other entity that may become a party hereto as provided in Section 8.14.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to Holdings, any Borrower or any of their respective Subsidiaries.

“Investment Accounts” means any and all Deposit Accounts, Securities Accounts and Commodities Accounts now owned or hereafter acquired by such Person, or in which such Person has or acquires any rights.

“Investment Property” means the collective reference to all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Property) now owned or hereafter acquired by such Person or in which such Person has or acquires any rights and, in any event, shall mean and include, without limitation (but for the avoidance of doubt, excluding Excluded Property), (A) all “certificated securities”, “uncertificated securities”, “security entitlements”, “commodity contracts”, “commodity accounts” (as all such terms are defined in the UCC) and Securities Accounts of such Person; (B) any other securities, whether certificated or uncertificated, including, but not limited to, stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (C) all securities entitlements of such Person, including, but not limited

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to, the rights of such Person to any Investment Accounts and the financial assets held by a financial intermediary in such accounts and any free credit balance or other money owing by any financial intermediary with respect to such accounts; (D) all commodity contracts of such Person; and (E) all Investment Accounts (other than Deposit Accounts) of such Person, and shall in any event, include all Pledged Securities.

“Issuers” means  the collective reference to each issuer of a Pledged Security.

“New York UCC” means the Uniform Commercial Code from time to time in effect in the State of New York.

“Pledged Notes” means all promissory notes listed on Schedule 2 and all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities” means the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock” means the collective reference to (i) all shares of Equity Interests of each Grantor’s Domestic and Foreign Subsidiaries as listed on Schedule 2, (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect and that are required to become Collateral pursuant to Section 3.1, and (iii) all shares of non-voting stock of any Foreign Subsidiary; provided that in no case shall Pledged Stock include any Excluded Property.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities Act” means the Securities Act of 1933, as amended.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.

1.2Other Definitional Provisions.  (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.GUARANTEE

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2.1Guarantee.  (a) Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Lender Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt, and, subject to clause (d) below, full and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall not exceed the maximum amount which could be paid by such Guarantor without rendering this guarantee void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2) (the “Maximum Amount”).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor on the date hereof under this Agreement without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Lender Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all Obligations are irrevocably satisfied in full (other than (x) contingent indemnification obligations for which no claim has been made, (y) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (z) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) and all Commitments have been irrevocably terminated, in each case, in accordance with the terms of the Credit Agreement, notwithstanding that, from time to time during the term of the Credit Agreement, no Obligations may be outstanding (such date, the “Collateral Termination Date”).

(e) Except as provided in Section 8.6, no payment made by the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Lender Party from the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the Maximum Amount of such Guarantor hereunder until the Collateral Termination Date.

2.2Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Lender Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Lender Parties for the full amount guaranteed by such Guarantor hereunder.

2.3No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Lender Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any

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other Lender Party against the Borrowers or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Lender Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor, and such Guarantor shall not exercise any right or remedy with respect to such rights, in respect of payments made by such Guarantor hereunder, until the Collateral Termination Date.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time before the Collateral Termination Date, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Lender Parties, and shall, forthwith upon receipt (but in any event, within 2 Business Days) by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, to the extent required, and in accordance with the terms of the Credit Agreement.

2.4Amendments, etc. with respect to the Obligations.  To the fullest extent permitted by applicable law, each Guarantor acknowledges and agrees that until the Collateral Termination Date no change in the nature or terms of the Obligations or any of the Credit Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), including, without limitation, the taking of further security for the Obligations, shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this guarantee, and each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any other Lender Party may be rescinded by the Administrative Agent or such other Lender Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Lender Party, and the Credit Agreement and the other Credit Documents and any other documents executed and delivered in connection therewith may be, amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms thereof, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent or any other Lender Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Except for the obligation to use reasonable care with respect to any Collateral in its custody pursuant to the terms hereof, neither the Administrative Agent nor any other Lender Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 2 or any property subject thereto.  Without limiting the generality of the foregoing, each Guarantor agrees that until the Collateral Termination Date, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Parties, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Parties, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any Lender Party, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim, cross-claim, or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

2.5Guarantee Absolute and Unconditional.  To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Lender Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2;

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the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrowers and any of the Guarantors, on the one hand, with respect to the Credit Documents and the Administrative Agent and the other Lender Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  To the fullest extent permitted by applicable law, each Guarantor waives (other than a defense of the occurrence of the Collateral Termination Date) each of the following: diligence, presentment, protest, demand for payment and notice of default, dishonor, or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Obligations; notice of acceptance of this Guaranty, and all other defenses of a surety available by law but not otherwise mentioned.  Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2, to the fullest extent permitted by applicable law, is a continuing, absolute, irrevocable and unconditional guarantee of payment and not of collection, without regard to (a) the validity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Lender Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrowers or any other Person against the Administrative Agent or any other Lender Party, or (c) any other circumstance whatsoever  (with or without notice to or knowledge of the Borrowers or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance (other than the occurrence of the Collateral Termination Date). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Lender Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower or any right of offset with respect thereto, and any failure or delay by the Administrative Agent or any other Lender Party to make any such demand, to pursue such other rights or remedies, to exercise any right, power, or privilege, to collect any payments from the Borrower, any other Guarantor or any other Person, to realize upon any such collateral security or guarantee, or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, shall not act as a waiver of any rights or remedies of any Lender Party, shall not be construed as a course of dealing, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Lender Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Lender Party upon the commencement or institution of an Insolvency Proceeding by or against the Borrower or any Guarantor, all as though such payments had not been made.

2.7Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent (x) without set-off or counterclaim in Dollars at the Lending Office for the Administrative Agent and (y) free and clear of, and without deduction for, any Taxes on the same terms and to the same extent that payments by the Borrowers are required to be made pursuant to the terms of Section 2.13 of the Credit Agreement, applying the provisions of Section 2.13 of the Credit Agreement to such Guarantor and the Administrative Agent mutatis mutandis.

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2.8Information.  Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrowers and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Lender Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

2.9Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.9 for its Maximum Amount that can be hereby incurred without rendering its obligations under this Section 2.9, or otherwise under this guarantee, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations for which no claim has been made, (y) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (z) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof). Each Qualified ECP Guarantor intends that this Section 2.9 constitute, and this Section 2.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3.GRANT OF SECURITY INTEREST

3.1Grant of Security Interests.  Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Lender Parties, a continuing security interest in and Lien on all of the right, title and interest of such Grantor in all of the following property, whether now owned or at any time hereafter acquired or created by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment in full and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a) all Accounts;

(b) all cash and cash equivalents;

(c) all Chattel Paper (including Tangible Chattel Paper, Electronic Chattel Paper, or a hybrid thereof);

(d) all Commercial Tort Claims set forth on Schedule 4 hereto;

(e) all Deposit Accounts;

(f) all Documents;

(g) all certificates of title or ownership;

(h) all Equipment;

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(i) all Fixtures;

(j) all General Intangibles (including all contract rights);

(k) all Goods not covered by the other clauses of this Section 3;

(l) all Instruments, including the Pledged Notes;

(m) all Letter-of-Credit Rights;

(n) all Inventory, including returned, rejected, or repossessed Inventory, rights of reclamation and stoppage in transit with respect to Inventory, and whether such Inventory is in the constructive, actual or exclusive occupancy or possession of a Grantor or of a third party for a Grantor’s benefit;

(o) all Investment Property;

(p) all Payment Intangibles;

(q) [reserved];

(r) all Vehicles;

(s) all books and records (including all of its Records evidencing its assets (including the Collateral)); and

(t) all Proceeds, (including any Proceeds from the sale or Disposition of any contract, license or other General Intangible), Supporting Obligations and products of any of the Collateral and products of any and all of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, or warranty payable to such Grantor from time to time, together with any and all other collateral security and guarantees given by any Person with respect to any of the foregoing; provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in, and “Collateral” shall not include, any Excluded Property; provided, further, however, Proceeds of Excluded Property that are not themselves Excluded Property or that are otherwise required to be paid to a third party by contract shall constitute Collateral.

Notwithstanding anything to the contrary herein, if, at any time on or after the Closing Date, any of the Obligations secured pursuant to any security interest or Lien created by this Agreement include any Special Flood Zone Loan, then the following shall apply: the Obligations in respect of any such Special Flood Zone Loan shall not be secured pursuant to any security interest or Lien created by this Agreement in Collateral that would constitute “contents” located within Flood Zone Improvements securing such Obligations in respect of such Special Flood Zone Loan, where, for purposes of the foregoing, (a) “Flood Zone Improvements” means any “improved real estate” that is located within a Special Flood Hazard Area, (b) a “Special Flood Zone Loan” means a Loan the Obligations in respect of which are secured by Flood Zone Improvements, and (c) the terms “improved real estate”, “Special Flood Hazard Area,” and “contents” shall have the meaning ascribed to them by the Flood Disaster Protection Act of 1973, 42 U.S.C. § 4001 et seq., and implementing regulations, 44 C.F.R. Parts 59 et seq., and/or the Federal Emergency Management Agency, all as may be amended from time to time.

SECTION 4.REPRESENTATIONS AND WARRANTIES

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To induce the Lenders and the other Lender Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit and other financial accommodations to the Borrowers, each Guarantor and each Grantor hereby represents and warrants to the Administrative Agent and each Lender Party, that:

4.1Representations in Credit Agreement.   In the case of each Guarantor, the representations and warranties set forth in Article III of the Credit Agreement to the extent they refer to such Guarantor or to the Credit Documents to which such Guarantor is a party are true and correct in all material respects, and the Administrative Agent and each other Lender Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrowers’ knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2No Other Liens.   The Administrative Agent has a valid security interest in and Lien on the Collateral other than Permitted Encumbrances.

4.3Names; Jurisdiction of Organization; Chief Executive Office.   As of the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization, type of organization, taxpayer identification number, Chief Executive Office and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

4.4Pledged Stock; Pledged Notes.

(a)As of the date hereof, Schedule 2 sets forth all of the Pledged Stock owned by such Grantor constituting Collateral and such Pledged Stock constitutes the percentage of issued and outstanding shares of stock, membership interests or partnership interests, as applicable, indicated on such Schedule.  As of the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder, with respect to the shares of Pledged Stock issued by the Borrowers and any other Subsidiary of the Borrowers or Holdings, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable, and all Pledged Notes and Pledged Stock consisting of Certificated Securities constituting Collateral have been delivered to the Administrative Agent.

(b)No consent of any Person including any other general or limited partner, any other member of a limited liability company or any other shareholder is necessary in connection with the creation or perfection of the Security Interest in any Pledged Stock or the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof.

4.5[Reserved].

4.6Commercial Tort Claims.  On the date hereof, all Commercial Tort Claims in favor of any Grantor with an individual value in excess of $5,000,000 are listed on Schedule 4.

4.7Investment Accounts.  Set forth on Schedule 5  is a listing as of the date hereof of all of Grantors' Investment Accounts, including, with respect to each bank or securities intermediary (a) the name of such Person, (b) the account numbers of the Investment Accounts maintained with such Person, and (c) the type and purpose of such Account.

4.8Inventory..No Inventory of a Grantor is held by a third party (other than a Grantor) pursuant to consignment or similar arrangement.

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4.9Documents, Instruments and Chattel Paper. All Documents, Instruments and Chattel Paper describing, evidencing or constituting Collateral are, to the Grantors’ knowledge, complete, valid, and genuine in all material respects.

SECTION 5.COVENANTS

Each Guarantor and each Grantor covenants and agrees that until the payment and satisfaction in full of all Obligations (other than (x) contingent indemnification obligations for which no claim has been made, (y) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (z) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) and the termination of all Commitments under the Credit Agreement:

5.1Covenants in Credit Agreement.   In the case of each Guarantor or Grantor, to the extent applicable, such Guarantor or Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or Grantor or any of its Subsidiaries. With respect to any Default or Event of Default under this Agreement (other than this Section 5.1) or any other Credit Document the effect of which is to cause a Guarantor or Grantor to be in breach of this Section 5.1, any consent or waiver in respect of such Default or Event of Default pursuant to the terms of this Agreement or such other Credit Document shall be deemed to constitute a consent or waiver with respect to the breach of this Section 5.1 with no further action required on the part of any Person to effect such consent or waiver.

5.2Investment Property.

(a)In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3 and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3 or 6.8 with respect to the Pledged Securities issued by it.

(b)To the extent any Investment Property (x) constitutes interests in any limited liability company or limited partnership controlled now or in the future by any Grantor and (y) is a “Security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated or subject to a control agreement in favor of the Administrative Agent pursuant to Section 5.2(c).  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “Security” within the meaning of Article 8 of the New York UCC, such Grantor shall notify the Administrative Agent in the Compliance Certificate delivered pursuant to Section 5.08.4 of the Credit Agreement immediately following such election if such Grantor has elected to treat such interest as a “Security” within the meaning of Article 8 of the New York UCC, and if such interest is represented by a certificate, to, no later than the later of (i) the date such Compliance Certificate is delivered and (ii) 30 calendar days after the date of such election (or, in the case of clauses (i) and (ii), such later date as the Administrative Agent may agree in its discretion), deliver such certificate and a stock power in respect thereof endorsed in blank to the Administrative Agent, or, while any Default exists, within 2 Business Days of such interest becoming represented by a certificate, in each case, pursuant to the terms hereof.

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(c)To the extent that any Investment Property is a Certificated Security or except as provided in Section 5.2(b) above an Instrument or is an Uncertificated Security that becomes a Certificated Security or Instrument, the applicable Grantor shall notify the Administrative Agent in the Compliance Certificate delivered pursuant to Section 5.08.4 of the Credit Agreement immediately thereafter and promptly (but in any event no later than the later of (i) the date such Compliance Certificate is delivered and (ii) 30 calendar days after the date thereof (or, in the case of clauses (i) and (ii), such later date as the Administrative Agent may agree in its discretion) or, if a Default exists, within 2 Business Days of such interest becoming a Certificated Security or Instrument)) deliver such certificates or Instruments evidencing such Pledged Securities to the Administrative Agent together with stock powers thereof, in each case endorsed in blank, reasonably satisfactory to the Administrative Agent.  To the extent that any Investment Property is an Uncertificated Security, each Grantor shall obtain an agreement giving the Administrative Agent “control”, within the meaning of Section 8-106 of the UCC, from each issuer of Uncertificated Securities within the applicable time limits set forth in the immediately preceding sentence.  For purposes of Section 8-106 of the UCC, each Grantor that is an issuer of Uncertificated Securities included in the Collateral of any other Grantor hereunder hereby promptly agrees to comply, solely in connection with an enforcement action during the continuation of an Event of Default, with any “instruction”, within the meaning of Section 8-102 of the UCC, received by it from the Administrative Agent without further consent by such other Grantor.

(d)To the extent required by the Credit Agreement after the occurrence and during the continuance of an Event of Default, if such Grantor shall, as a result of its ownership of any Investment Property, become entitled to receive or shall receive any sums paid upon or in respect of Investment Property upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Grantor permitted by the Credit Agreement), such sums shall be paid over to the Administrative Agent upon the Administrative Agent’s written request to be held by it hereunder as additional collateral security for the Obligations, and in case any property shall be distributed upon or with respect to the Investment Property during such period, pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder during such period as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of Investment Property shall be received by such Grantor during such period, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for Administrative Agent for the benefit of the Lender Parties as additional collateral security for the Obligations.

(e)Without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), such Grantor will not (except as expressly permitted by the Credit Agreement) create, incur or permit to exist any Lien or option in favor of any of the Pledged Stock or Proceeds thereof, or any interest therein, except for the security interests created hereunder and Permitted Encumbrances.

5.3Maintenance of Perfected Security Interest; Defense of Claims.   Each Grantor agrees to make all filings under the New York UCC or other applicable Law that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected (to the extent perfection of the security interest in such property is required by the terms hereof), security interest in the Collateral for its benefit and the benefit of the other Lender Parties.

5.4Commercial Tort Claims.   If the Grantors (or any of them) obtains a Commercial Tort Claim in an amount exceeding $5,000,000 against any third party after the date hereof, then the applicable Grantor or Grantors shall contemporaneously with the delivery of the next Compliance Certificate after such Commercial Tort Claim arises, notify the Administrative Agent in writing upon incurring or

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otherwise obtaining such Commercial Tort Claim and, upon written request of the Administrative Agent, promptly (but in any event, within 30 Business Days, which period may be extended in the Administrative Agent’s sole discretion) (i) promptly amend Schedule 4 attached hereto, (ii) authorize the filing of additional or amendments to existing UCC financing statements and (iii) do such other acts or things deemed reasonably necessary or desirable by the Administrative Agent to give the Administrative Agent a perfected first priority, security interest in any such Commercial Tort Claim.

5.5[Reserved].

5.6Government Contracts.  Subject to the terms of the Credit Agreement, if an Event of Default has occurred and is continuing, upon written notice from the Administrative Agent, with respect to any Accounts or Chattel Paper with the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, each Grantor will comply with all required procedures within the control of such Grantor for the effective collateral assignment to the Administrative Agent of all moneys due or to become due under such Accounts and Chattel Paper under the Federal Assignment of Claims Act of 1940 and take any other steps within the control of such Grantor that are necessary to perfect the Administrative Agent’s security interest, for the benefit of the Lender Parties, in such Accounts and Chattel Paper (the “Assignment Actions”).

SECTION 6.REMEDIAL PROVISIONS

6.1Certain Matters Relating to Receivables.

(a) At any time during the continuance of an Event of Default, upon the Administrative Agent’s reasonable written request and at the expense of the relevant Grantor, such Grantor shall use its best efforts to cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Administrative Agent and the other Lender Parties only as provided in Section 6.6 and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Lender Parties.  If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, the Grantors shall promptly deliver to the Administrative Agent bank account statements in respect of their respective Investment Accounts.

(c) If an Event of Default has occurred and is continuing and promptly following the Administrative Agent’s written request, each Grantor shall deliver to the Administrative Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts.

6.2Communications with Grantors; Grantors Remain Liable.

(a)  At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or each Grantor shall upon the written request of the Administrative Agent, notify Account Debtors in writing on the Receivables that such Receivables have been assigned to the

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Administrative Agent for the ratable benefit of the Administrative Agent and the other Lender Parties and direct such Account Debtor to make payments in respect of such Receivables directly to the Administrative Agent.  Once any such written notice has been given to any such Account Debtor or other Person obligated on the Collateral, such Grantor shall not give any contrary instructions to such Account Debtor or other Person without the Administrative Agent’s prior written consent unless such Event of Default is no longer continuing.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables (or any agreements giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Administrative Agent nor any other Lender Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Lender Party of any payment relating thereto, nor shall the Administrative Agent or any other Lender Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3Pledged Securities.  (a) Unless an Event of Default shall have occurred and be continuing and until the Administrative Agent has exercised its rights pursuant to clause (b) below, each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities.

(b) If an Event of Default shall occur and be continuing and upon written notice to the Borrower Representative, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations as provided in Section 6.6 and all such dividends, payments and other proceeds shall be held in trust for the Administrative Agent until such time of receipt by the Administrative Agent and (ii) any or all of the Pledged Securities may be registered in the name of the Administrative Agent or its nominee at the discretion of the Administrative Agent (whether or not such Pledged Securities have been so previously registered), and (iii) the Administrative Agent or its nominee may immediately exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities, whether at any meeting of shareholders of the relevant Issuer or Issuers, by written consent, by any other manner permitted under the corporate or other organizational documents of the relevant Issuer or Issuers, or otherwise permitted under applicable law and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities, in each case, as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), and all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

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(c)  Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

6.4[Reserved].

6.5Proceeds to be Turned Over To Administrative Agent.   If an Event of Default shall have occurred and be continuing, upon written notice from the Administrative Agent, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Lender Parties, and shall, promptly following receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required).  All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Lender Parties) shall continue to be held as collateral security for all of the Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.

6.6Application of Proceeds.   If an Event of Default shall have occurred and be continuing, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2 in payment of the Obligations in accordance with Section 8.05 of the Credit Agreement, and shall make any such application in accordance with the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any requirement of Law, return the surplus, if any, to any Grantor.

6.7Code and Other Remedies.   If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of itself and the other Lender Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a Lender Party under the New York UCC or any other applicable law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth under the Uniform Commercial Code of the jurisdiction applicable to the affected Collateral).  Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent, without (to the extent permitted by Law) demand of performance or other demand, presentment, protest, advertisement or notice of any kind  to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by Law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as are commercially reasonable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent and any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Administrative Agent’s written request, if an Event of Default shall have occurred and be continuing, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Administrative Agent shall apply the proceeds of

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any action taken by it pursuant to this Section 6.7 as provided in Section 6.6, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, return the surplus, if any, to any Grantor.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 15 days before such sale or other disposition..

6.8Private Sales.  Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.9Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations (other than (x) contingent indemnification obligations for which no claim has been made, (y) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (z) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof).

6.10Investment Accounts.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, in addition to other rights and remedies provided for herein, in the other Credit Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person, with respect to any Grantor's Investment Accounts in which Administrative Agent's Liens are perfected by control under Section 9-104 of the Uniform Commercial Code, except to the extent the Obligations have been paid in full (other than (x) contingent indemnification obligations for which no claim has been made, (y) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (z) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof), instruct the bank maintaining such Investment Account for the applicable Grantor to (i) pay the balance of such Investment Account to or for the benefit of Administrative Agent, (ii) transfer any cash in such Investment Account to or for the benefit of the Administrative Agent, or (iii) liquidate any financial assets in such Investment Account that are customarily sold on a recognized market, to the extent applicable, and transfer the cash proceeds thereof to or for the benefit of the Administrative Agent.

SECTION 7.THE ADMINISTRATIVE AGENT

7.1Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, effective upon and solely during the continuance of an Event of Default, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose

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of carrying out the terms of this Agreement for the sole use and benefit of the Administrative Agent on behalf of the Lender Parties, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement without notice except to the extent required hereunder, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)[Reserved.]

(iii)pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or provide any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v)(1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral and to extend the time of payment with reference to the Collateral and to make any allowance and other adjustments with reference to the Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4)  commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) [reserved]; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Lender Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do;

(vi)in accordance with the terms of Section 5.7, in the name of such Grantor or its own name, with respect to any Accounts or Chattel Paper with the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, take such actions as are necessary to comply with all required procedures for the effective collateral assignment to the Administrative Agent of all moneys due or to become due under such Accounts

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and Chattel Paper under the Federal Assignment of Claims Act of 1940 and take any other steps necessary to perfect the Administrative Agent’s security interest, for the benefit of the Lender Parties, in such Accounts and Chattel Paper; and

(vii)obtain injunctive or other equitable relief to compel the Grantor to complete all Assignment Actions.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option and upon prior written notice to the Grantors, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof during the continuance of an Event of Default in accordance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2Duty of Administrative Agent.

(a)Beyond reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

(b)The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral of any Grantor in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property. The Administrative Agent shall not be liable or responsible for any loss or damage to any of the Grantors’ Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith.

(c)Neither the Administrative Agent nor any Lender Party shall be required to marshal any present or future Collateral for, or other assurance of payment of, the Obligations or to resort to such Collateral or other assurances of payment in any particular order.  All of the rights of the Administrative Agent hereunder and the Administrative Agent or any other Lender Party in respect of such Collateral and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Administrative Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefit of all such laws.

7.3Execution of Financing Statements; Control Agreements.   Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and, solely during the continuation of an Event of Default, other filing or recording documents or instruments with respect to the Collateral, in each case without the signature of such Grantor in such form from time to time and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent (for the benefit of the Lender Parties) under this Agreement in the United States.  Each Grantor authorizes the Administrative Agent to use the collateral description “All of the assets of the Debtor, whether now owned or hereafter acquired or arising, and all proceeds thereof” or any similar phrase or description of similar meaning in any such financing statements.

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7.4Authority of Administrative Agent.  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent and the other Lender Parties, be governed by the Credit Agreement and by such other Credit Documents with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lender Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.MISCELLANEOUS

8.1Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

8.2Notices.  Except as otherwise set forth herein, all notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner and addressed to the notice addresses provided for in Section 10.10 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 if such notice address is not already provided in Section 10.10.

8.3No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any other Lender Party shall by any act (except by a written instrument pursuant to Section 8.1 above), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4Enforcement Expenses; Indemnification.  Each Grantor agrees to indemnify the Administrative Agent and the Lenders to the extent the Borrowers would be required to do so pursuant to Section 10.08 of the Credit Agreement.  The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents to the extent that Section 10.08 of the Credit Agreement survives such repayment.

8.5Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Lender Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (it being understood that Dispositions and fundamental changes permitted under the Credit Agreement shall not be subject to this proviso).

8.6Set-Off.  The provisions of Section 10.07 of the Credit Agreement shall apply to the parties hereto mutatis mutandis.

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8.7Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or in electronic (i.e., “pdf” or “tif”) format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

8.9Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10Integration.  This Agreement and the other Credit Documents represent the agreement of the Grantors, the Administrative Agent and the other Lender Parties with respect to the subject matter hereof and thereof.

8.11GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE GOVERNING STATE.

8.12Submission To Jurisdiction; Waivers.

(a)EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING, OR ANY OTHER ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(b)EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 8.12(a) OF THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH GRANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, EACH PARTY HERETO AGREES THAT IT WILL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST EACH OTHER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT, OR THE USE OF THE PROCEEDS THEREOF.

8.13Acknowledgements.  Each Grantor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;

(b)neither the Administrative Agent nor any other Lender Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Lender Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the other Lender Parties or among the Grantors and the Administrative Agent and the other Lender Parties.

8.14Additional Grantors.   Each Subsidiary of Holdings that is required or elects to become a party to this Agreement pursuant to Sections 5.15 or 5.17 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto or such other form of joinder agreement as may be acceptable to the Administrative Agent.

8.15Releases.

(a)This Agreement shall terminate, and all Collateral and any other collateral security for the Obligations shall be released from any Lien created by this Agreement and the other Credit Documents, automatically at such time as (i) all of the Commitments have been terminated, (ii) none of the Lenders is obligated any longer under the Credit Agreement to make any Loans and (iii) all Obligations (other than (x) contingent indemnification obligations for which no claim has been made, (y) Swap Obligations

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owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (z) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof) have been paid and satisfied in full.

(b)Any Collateral shall be released from any Lien upon such Collateral created by this Agreement and the other Credit Documents, (x) automatically (i) upon the sale or other Disposition of such Collateral pursuant to a transaction permitted under any Credit Document, (ii) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations hereunder pursuant to clause (d) below, or (iii) subject to Section 10.01 of the Credit Agreement, if approved, authorized or ratified in writing by the Required Lenders, or (y) promptly in accordance with clause (f) below following written notice to the Administrative Agent upon such Collateral becoming Excluded Property. If any Grantor requests that the Administrative Agent execute any document or agreement pursuant to clause (f) below in connection with a sale or other transfer of Collateral, then Borrower Representative will promptly deliver to the Administrative Agent a notice of the consummation of such sale or other transfer, certifying that such sale was made in compliance with Section 6.05.

(c)A Grantor or Guarantor shall be released from all Liens and obligations under this Agreement and the other Credit Documents automatically as a result of a transaction permitted under Section 6.04 or 6.05 of the Credit Agreement (other than Holdings and Parent), or upon payment in full of the Obligations (other than (x) contingent indemnification obligations for which no claim has been made, (y) Swap Obligations owing to a Swap Provider that, at such time, are not required to be repaid pursuant to the terms thereof, and (z) obligations arising under Cash Management Products with Cash Management Banks that are cash collateralized or, at such time, are not required to be repaid or cash collateralized pursuant to the terms thereof).

(d)Except as otherwise provided in this Section 8.15, a Grantor or Guarantor shall be released from all Liens and obligations under the Credit Documents promptly in accordance with clause (f) below following written notice to the Administrative Agent upon such Grantor or Guarantor becoming an Excluded Subsidiary as a result of a transaction permitted under the Credit Documents.

(e)[Reserved].

(f)Substantially concurrently or promptly following any release of a Grantor, Guarantor, Collateral, and/or the termination of any Credit Document in accordance with the Credit Documents, the Administrative Agent shall deliver to Borrower Representative such Collateral of such Grantor or Guarantor held by the Administrative Agent pursuant to the Credit Documents and, at the expense of the Loan Parties, the Administrative Agent shall promptly execute (to the extent applicable) and deliver to Borrower Representative for filing in each office in which any financing statement or other Security Document or instrument relative to such Grantor or Guarantor, such Collateral, or such assets for which Liens have been granted by such Grantor or Guarantor in favor of the Administrative Agent, or any part thereof, has been filed, a termination statement under the UCC, or other agreement or document evidencing the release or termination of such Liens or such guarantee or other obligations, as applicable, releasing or evidencing the release and termination of such Liens, guarantee and obligations, and such other release documents as may be reasonably requested by any Loan Party.

8.16WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

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OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signatures begin on following page.]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

FRHP HOLDING 1, LLC;
FRHP HOLDING 2, LLC;
FRHP HOLDING 3, LLC;
FRHP HOLDING 4, LLC;
FRHP HOLDING 5, LLC;
FRHP 1, LLC;
FRHP 2, LLC;
FRHP 3, LLC;
FRHP 4, LLC; and
FRHP 5, LLC,
each a Delaware limited liability company

By:	/s/ Brent Moody
	Name:	Brent Moody
	Title:	President of each of the above listed entities

[Guarantee and Collateral Agreement]

MANUFACTURERS AND TRADERS TRUST
COMPANY, as Administrative Agent

By:	/s/ Brendan Kelly
Name:	Brendan Kelly
Title:	Vice President